Exhibit 10.16

SPECTRUM BRANDS, INC.,

and certain of its domestic subsidiaries as Borrowers,

and certain domestic subsidiaries of Borrowers

party hereto from time to time as Guarantors,

and

SB/RH HOLDINGS, LLC,

as a Guarantor

LOAN AND SECURITY AGREEMENT

Dated as of June 16, 2010

$300,000,000.00

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

BANK OF AMERICA, N.A.,

as Administrative Agent,

CREDIT SUISSE SECURITIES (USA) LLC and

DEUTSCHE BANK SECURITIES INC.,

as Co-Syndication Agents,

and

SUNTRUST BANK and

HARRIS N.A., as

as Co-Documentation Agents,

and

BANC OF AMERICA SECURITIES LLC,

CREDIT SUISSE SECURITIES (USA) LLC, and

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS; RULES OF CONSTRUCTION	- 2 -

1.1	Definitions	- 2 -

1.2	Accounting Terms	- 39 -

1.3	Uniform Commercial Code	- 39 -

1.4	Pro Forma Calculations	- 39 -

1.5	Certain Matters of Construction	- 39 -

SECTION 2.	CREDIT FACILITIES	- 40 -

2.1	Revolver Commitment	- 40 -

2.2	Letter of Credit Facility	- 44 -

SECTION 3.	INTEREST, FEES AND CHARGES	- 46 -

3.1	Interest	- 46 -

3.2	Fees	- 48 -

3.3	Computation of Interest, Fees, Yield Protection	- 49 -

3.4	Reimbursement Obligations	- 49 -

3.5	Illegality	- 50 -

3.6	Increased Costs	- 50 -

3.7	Capital Adequacy	- 51 -

3.8	Compensation	- 51 -

3.9	Mitigation	- 51 -

3.10	Funding Losses	- 52 -

3.11	Maximum Interest	- 52 -

SECTION 4.	LOAN ADMINISTRATION	- 52 -

4.1	Manner of Borrowing and Funding Revolver Loans	- 52 -

4.2	Defaulting Lender	- 54 -

4.3	Number and Amount of LIBOR Loans; Determination of Rate	- 54 -

4.4	Borrower Agent	- 55 -

4.5	One Obligation	- 55 -

4.6	Effect of Termination	- 55 -

SECTION 5.	PAYMENTS	- 55 -

5.1	General Payment Provisions	- 55 -

5.2	Repayment of Revolver Loans	- 56 -

5.3	Mandatory Prepayments	- 56 -

5.4	Payment of Interest	- 57 -

5.5	Payment of Other Obligations	- 57 -

5.6	Marshaling; Payments Set Aside	- 57 -

5.7	Post-Default Allocation of Payments	- 57 -

5.8	Application of Payments	- 59 -

5.9	Loan Account; Account Stated	- 59 -

5.10	Taxes	- 60 -

5.11	Lender Information; Foreign Lenders	- 61 -

5.12	Nature and Extent of Each Borrower’s Liability	- 63 -

SECTION 6.	CONDITIONS PRECEDENT	- 65 -

6.1	Conditions Precedent to Initial Loans	- 65 -

6.2	Conditions Precedent to All Credit Extensions	- 68 -

6.3	Limited Waiver of Conditions Precedent	- 68 -

SECTION 7.	COLLATERAL	- 69 -

7.1	Grant of Security Interest	- 69 -

7.2	Lien on Deposit Accounts; Cash Collateral	- 70 -

7.3	Real Estate	- 70 -

7.4	Other Collateral	- 71 -

7.5	No Assumption of Liability	- 71 -

(ii)

7.6	Further Assurances	- 71 -

SECTION 8.	COLLATERAL ADMINISTRATION	- 72 -

8.1	Borrowing Base Certificates	- 72 -

8.2	Administration of Accounts	- 72 -

8.3	Administration of Inventory	- 73 -

8.4	Administration of Equipment	- 74 -

8.5	Administration of Deposit Accounts	- 74 -

8.6	General Provisions	- 75 -

8.7	Power of Attorney	- 76 -

SECTION 9.	REPRESENTATIONS AND WARRANTIES	- 76 -

9.1	General Representations and Warranties	- 76 -

9.2	Complete Disclosure	- 82 -

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	- 82 -

10.1	Affirmative Covenants	- 82 -

10.2	Negative Covenants	- 86 -

10.3	Financial Covenants	- 94 -

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	- 94 -

11.1	Events of Default	- 94 -

11.2	Remedies upon Default	- 96 -

11.3	License	- 96 -

11.4	Setoff	- 97 -

11.5	Remedies Cumulative; No Waiver	- 97 -

SECTION 12.	AGENTS	- 97 -

12.1	Appointment, Authority and Duties of Agents	- 97 -

12.2	Agreements Regarding Collateral and Field Examination Reports	- 99 -

12.3	Reliance By Agent	- 99 -

12.4	Action Upon Default	- 100 -

(iii)

12.5	Ratable Sharing	- 100 -

12.6	Indemnification of Agent Indemnitees	- 100 -

12.7	Limitation on Responsibilities of Administrative Agent	- 101 -

12.8	Successor Agents and Co-Agents	- 101 -

12.9	Due Diligence and Non-Reliance	- 102 -

12.10	Reserved	- 102 -

12.11	Replacement of Certain Lenders	- 102 -

12.12	Remittance of Payments and Collections	- 102 -

12.13	Agent in Its Individual Capacity	- 103 -

12.14	Agent Titles	- 103 -

12.15	Bank Product Providers	- 103 -

12.16	No Third Party Beneficiaries	- 103 -

12.17	Co-Syndication Agents and Co-Documentation Agent	- 104 -

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	- 104 -

13.1	Successors and Assigns	- 104 -

13.2	Participations	- 104 -

13.3	Assignments	- 105 -

SECTION 14.	MISCELLANEOUS	- 106 -

14.1	Consents, Amendments and Waivers	- 106 -

14.2	Indemnity	- 107 -

14.3	Notices and Communications	- 107 -

14.4	Performance of Borrowers’ Obligations	- 108 -

14.5	Credit Inquiries	- 108 -

14.6	Severability	- 108 -

14.7	Cumulative Effect; Conflict of Terms	- 108 -

14.8	Counterparts	- 108 -

14.9	Entire Agreement	- 108 -

(iv)

14.10	Relationship with Lenders	- 108 -

14.11	No Advisory or Fiduciary Responsibility	- 108 -

14.12	Confidentiality	- 109 -

14.13	Reserved	- 109 -

14.14	GOVERNING LAW	- 109 -

14.15	Consent to Forum	- 110 -

14.16	Waivers by Obligors	- 110 -

14.17	PATRIOT Act Notice	- 110 -

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Revolver Note

Exhibit B	Form of Assignment and Acceptance

Exhibit C	Form of Assignment Notice

Exhibit D	Form of Borrowing Base Certificate

Exhibit E	Reserved

Exhibit F	Reserved

Exhibit G	Form of Sutherland Asbill & Brennan Opinion

Exhibit H	Form of Local Counsel Opinion

Exhibit I	Form of Mortgage

Exhibit J	Form of Perfection Certificate

Schedule 1.1(a)	Revolver Commitments of Lenders

Schedule 1.1(b)	Concentration Limits for Specified Account Debtors

Schedule 1.1(c)	Existing Credit Facilities

Schedule 1.1(d)	Mortgaged Properties as of the Closing Date

Schedule 1.1(e)	Schedule of Fiscal Months through September 30, 2011

Schedule 1.1(f)	Qualified Account Debtors and Qualified Factors as of the Closing Date

Schedule 2.2.4	Existing Letters of Credit

Schedule 6.1(g)	List of Local Counsels

Schedule 8.6.1	Business Locations

Schedule 9.1.14	Environmental Matters

(v)

Schedule 9.1.15	Restrictive Agreements

Schedule 9.1.16	Litigation

Schedule 9.1.18	Pension Plans

Schedule 9.1.20	Labor Matters

Schedule 10.2.1	Existing Debt

Schedule 10.2.2	Existing Liens

Schedule 10.2.6	Asset Dispositions

Schedule 10.2.17	Existing Affiliate Transactions

(vi)

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of June 16, 2010, by and among SPECTRUM BRANDS, INC., a Delaware corporation (“Spectrum”), RUSSELL HOBBS, INC., a Delaware corporation (“Russell Hobbs”, and together with Spectrum and the other domestic Subsidiaries listed on the signature pages hereto as Borrowers, and each other wholly-owned, domestic Subsidiary of Spectrum that, in accordance with Section 10.1.9, becomes a Borrower hereunder after the Closing Date, collectively, “Borrowers”), SB/RH HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), as a Guarantor, certain Domestic Subsidiaries of Borrowers party hereto from time to time as Guarantors (collectively with Holdings, “Guarantors”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), BANK OF AMERICA, N.A., a national banking association, in its capacity as collateral agent and administrative agent (together with its successors in such capacity, “Administrative Agent”), CREDIT SUISSE SECURITIES (USA) LLC (“Credit Suisse Securities”) and DEUTSCHE BANK SECURITIES INC. (“Deutsche Bank Securities”), as co-syndication agents (together with their successors in such capacities, the “Co-Syndication Agents”), and SUNTRUST BANK and HARRIS N.A., as co-documentation agents (together with their successors in such capacity, “Co-Documentation Agents”).

RECITALS:

WHEREAS, Spectrum and Russell Hobbs are parties to an Agreement and Plan of Merger dated as of February 9, 2010 (as amended by Amendment No. 1 dated as of March 1, 2010, Amendment No. 2 dated as of March 26, 2010 and Amendment No. 3 dated as of April 30, 2010, the “Merger Agreement”) by and among Spectrum Brands Holdings, Inc. a Delaware corporation formerly known as SB/RH Holdings, Inc. (“Super Holdco”), Grill Merger Corp., a Delaware corporation (“Russell Hobbs Merger Sub”), and Battery Merger Corp., a Delaware corporation (“Spectrum Merger Sub”), pursuant to which Spectrum will engage in a business combination transaction with Russell Hobbs that is implemented by the acquisition by Super Holdco of all of the equity interests of Spectrum and Russell Hobbs as follows: Super Holdco (i) causes Spectrum Merger Sub to be merged with and into Spectrum, with Spectrum surviving as a wholly owned subsidiary of Super Holdco, with the equityholders of Spectrum receiving common equity of Super Holdco as merger consideration (the “Spectrum Merger”), (ii) causes Russell Hobbs Merger Sub to be merged with and into Russell Hobbs, with Russell Hobbs surviving as a wholly owned subsidiary of Super Holdco, with the equityholders of Russell Hobbs receiving common equity of Super Holdco as merger consideration (the “Russell Hobbs Merger” and, together with the Spectrum Merger, the “Mergers”) and (iii) immediately following the Mergers, (A) contributes all of the outstanding equity interests of Russell Hobbs (the “Russell Hobbs Contribution”) to Spectrum, resulting in Russell Hobbs becoming a wholly owned subsidiary of Spectrum, and (B) contributes all of the outstanding equity interests of Spectrum (the “Spectrum Contribution” and, together with the Mergers and the Russell Hobbs Contribution, the “Hobbs/Spectrum Acquisition”) to Holdings, a wholly-owned subsidiary of Super Holdco;

WHEREAS, Borrowers have requested that Lenders provide a revolving credit facility to Borrowers to finance their mutual and collective business enterprise;

WHEREAS, Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

ABL Intercreditor Agreement: that certain Intercreditor Agreement dated of even date herewith, by and among Administrative Agent, Term/Notes Agent, and the Obligors party thereto, as the same is amended, modified, restated or supplemented from time to time.

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

Accounts Formula Amount: 85% of the Value of Eligible Accounts.

Acquisition: any acquisition of all or substantially all assets or line of business of a Person, or any acquisition of record or beneficial ownership of all or substantially all (whether by means of a merger, consolidation, or otherwise) Equity Interests (other than directors’ qualifying shares) of a Person.

Administrative Agent: as defined in the introductory paragraph to this Agreement.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent: except as expressly provided in Section 12 of this Agreement, either Administrative Agent, a Co-Syndication Agent, or Co-Documentation Agent, as applicable.

Agent Indemnitees: Administrative Agent, each Co-Syndication Agent, and Co-Documentation Agent, and each of their respective officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Administrative Agent.

Agreement Value: for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that Holdings, any Obligor or Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.

Allocable Amount: as defined in Section 5.12.3.

Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the PATRIOT Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

Applicable Margin: a percentage equal to 3.75% with respect to Revolver Loans that are LIBOR Loans, and 2.75% with respect to Revolver Loans that are Base Rate Loans, provided that the Applicable Margin shall be increased or (if no Event of Default exists) decreased on a quarterly basis from and after the date that is two Fiscal Quarters after the Closing Date (i.e., January 2, 2011), according to Average

Availability for the immediately preceding Fiscal Quarter (expressed as a percentage of the lesser of the Average Revolver Commitments or the Average Formula Amount), as follows:

Level	Average Availability as a Percentage of the Average Revolver Commitments / Average Formula Amount	Base Rate Loans	LIBOR Loans
I	> 66.67%	2.50%	3.50%
II	> 33.33 < 66.67%	2.75%	3.75%
III	< 33.33%	3.00%	4.00%

Until the date that is two Fiscal Quarters after the Closing Date, margins shall be determined as if Level II were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Administrative Agent of the Borrowing Base Certificate closest to the end of each Fiscal Quarter, which change shall be effective on the first day of the Fiscal Month following receipt. If, by the first day of a Fiscal Month, any Borrowing Base Certificate closest to the end of the prior Fiscal Quarter required to be delivered hereunder has not been received, then, at the option of Administrative Agent or Required Lenders, the margins shall be determined as if Level III were applicable, from such day until the first day of the Fiscal Month following actual receipt.

Appropriate Notice Office: the office of Administrative Agent located at 200 Glastonbury Boulevard, Glastonbury, Connecticut 06033, Attention: Spectrum Loan Servicing Administrator, Telecopier No. (860) 368-6029.

Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor (but excluding a termination of rights of an Obligor under any lease or license for which such Obligor is a lessee or licensee, as applicable), other than (i) any sale, transfer or other disposition of Inventory that is obsolete, unmerchantable or otherwise unsaleable in the Ordinary Course of Business; (ii) dispositions of Cash Equivalents in the Ordinary Course of Business; (iii) dispositions between or among Foreign Subsidiaries; (iv) any sale, lease, license, consignment, transfer or other disposition or series of such related transactions having a value not to exceed $3,000,000 in any period of twelve consecutive months most recently ended; (v) sales, transfers and other distributions of equipment (a) in a transaction where such equipment is exchanged for credit against the purchase price of similar replacement equipment or (b) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement equipment, (vi) dispositions in the Ordinary Course of Business consisting of abandonment of all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other Intellectual Property rights that, in the good faith determination of any Obligor or any Subsidiary, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business, (vii) dispositions of Equipment or Real Estate formerly leased by any Obligor or its Subsidiaries and acquired by Obligor and sold as an alternative to terminating the lease on such Property, (viii) the sale, transfer or other disposition of all or a portion of the Equity Interests of Rayovac PRC, a wholly-owned indirect Subsidiary and a direct subsidiary of Spectrum Brands Mauritius Limited and (ix) the assignment or other transfer of all rights in and to the mark STA GREEN and any applications and registrations thereof.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B.

Availability: (a) the Borrowing Base minus (b) the principal balance of all Revolver Loans.

Availability Reserve: on any date of determination thereof, the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the LC Reserve; (d) the Bank Product Reserve; (e) all accrued Royalties, whether or not then due and payable by a Borrower; (f) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Administrative Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) any Environmental Reserve; (h) the Dilution Reserve; and (i) such additional reserves, in such amounts and with respect to such matters, as Administrative Agent in its reasonable discretion may elect to impose from time to time.

Average Availability: for any period, an amount equal to the sum of the actual amount of Availability on each calendar day during such period, as determined by Administrative Agent in its sole and absolute discretion, divided by the number of calendar days in such period.

Average Formula Amount: for any period, an amount equal to the sum of the actual Formula Amount on each calendar day during such period, as determined by Administrative Agent in its reasonable discretion, divided by the number of calendar days in such period.

Average Revolver Commitments: for any period, an amount equal to the sum of the actual amount of the aggregate Revolver Commitments on each calendar day during such period, divided by the number of calendar days in such period.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Obligor or Subsidiary by any Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card, purchasing card and merchant card services; and (d) other banking products or services (other than Letters of Credit and leases) as may be requested by any Obligor or Subsidiary.

Bank Product Debt: Debt and other obligations of an Obligor relating to Bank Products.

Bank Product Reserve: the aggregate amount of reserves, if any, established by Administrative Agent from time to time in its reasonable discretion in respect of Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

BAS: as defined in the introductory paragraph to this Agreement.

Base Rate: for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30-day interest period as determined on such day, plus 1.0%.

Base Rate Loan: any Loan that bears interest based on the Base Rate.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid, or (iv) was issued or assumed as full or partial payment of Property or services (excluding trade accounts payable and accrued obligations incurred in the Ordinary Course of Business); (b) Capital Lease Obligations; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower Agent: as defined in Section 4.4.

Borrowers: as defined in the introductory paragraph to this Agreement, including any Person hereafter joined as a Borrower hereunder pursuant to Section 10.1.9.

Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

Borrowing Base: on any date of determination thereof an amount equal to the difference between (i) the lesser of (a) the aggregate amount of Revolver Commitments on such date and (b) the sum of the Accounts Formula Amount and the Inventory Formula Amount on such date, minus (ii) the Availability Reserve on such date.

Borrowing Base Certificate: a certificate, substantially in the form attached hereto as Exhibit D (which form may be modified from time to time consistent with this Agreement), by which Borrowers shall certify to Administrative Agent and Lenders the amount, as of the date of such certificate, of the Borrowing Base (with the calculation shown for each such amount), provided that such certificate shall also set forth the amount (with supporting details of calculation) of Availability.

Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York City, and when used with reference to a LIBOR Loan, the term shall also exclude any day on which dealings in Dollar deposits are not conducted between banks in the London interbank Eurodollar market.

Capital Expenditures: for any period, without duplication, the additions to property, plant and equipment and other capital expenditures of Spectrum and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Spectrum for such period prepared in accordance with GAAP, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Capital Lease Obligations: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Cash Collateral: cash or, so long as no Event of Default exists, Cash Equivalents, and any interest or other income earned thereon, that is delivered to Administrative Agent in accordance with this Agreement by Obligors to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Administrative Agent at Bank of America or such other financial institutions as Administrative Agent may select in consultation with Borrowers, which account shall be subject to Administrative Agent’s Liens for the benefit of Secured Parties.

Cash Collateralize: the delivery of cash to Administrative Agent, as security for the payment of the Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, (b) with respect to any Secured Bank Product Obligations, Administrative Agent’s good faith estimate of the amount due or to become due based upon amounts identified to Administrative Agent by the Secured Bank Product Providers, including all fees and other amounts relating to such Obligations (except to the extent an Availability Reserve has already been established and in effect with respect thereto), and (c) with respect to any asserted Claims against any Obligor, Administrative Agent’s good faith estimate of the amount due or to become due that consist of Obligations (except to the extent an Availability Reserve has already been established and in effect with respect thereto). “Cash Collateralization” has a correlative meaning.

Cash Dominion Amount: on any date of determination, the greater of (a) 20% of the lesser of (i) the Formula Amount and (ii) the aggregate Revolver Commitments on such date, and (b) $50,000,000.

Cash Dominion Period: the period commencing on the day that (a) an Event of Default occurs, or (b) Availability is less than the Cash Dominion Amount for five (5) consecutive days and, continuing until the date on which no Event of Default exists and Borrowers have maintained Availability of greater than the Cash Dominion Amount at all times during the immediately preceding period of sixty (60) consecutive Business Days.

Cash Equivalents:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b) investments in commercial paper maturing within two hundred and seventy (270) days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $750,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

Cash Management Services: any services provided from time to time by Bank of America or any of its Affiliates or by any other Lender or any of its Affiliates to any Obligor or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority to be complied with by any Lender (or, for purposes of Sections 3.6 and 3.7, by any lending office of such Lender or by such Lender’s holding company).

Change of Control: (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than Sponsors, shall own, directly or indirectly, beneficially or of record, shares representing more than (i) 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Super Holdco and (ii) the aggregate ordinary voting power represented by the issued and outstanding capital stock of Super Holdco directly or indirectly owned by Sponsors, (b) a majority of the seats (other than vacant seats) on the board of directors of Super Holdco shall at any time be occupied by persons who were neither (i) nominated by the board of directors of Super Holdco (or any committee thereof with authority to nominate directors) or Sponsors nor (ii) appointed by directors so nominated, (c) any change in control (or similar event, however denominated) shall occur under and as defined in any indenture or agreement in respect of Material Debt, (d) Super Holdco shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of Holdings, or (e) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of Spectrum. For the avoidance of doubt, Sponsors’ acquisition of 100% of the Equity Interests of Super Holdco, Holdings, any Borrower or any Subsidiary shall not constitute a Change of Control under this Agreement.

Chattel Paper: as defined in the UCC.

Claims: without duplication, all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees, charges and disbursements of lead counsel to Administrative Agent in connection with the Loan Documents (currently Parker Hudson Rainer & Dobbs LLP), and no more than one counsel in each jurisdiction where Collateral is located or where any Insolvency Proceeding with respect to an Obligor is pending, and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Administrative Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.

Closing Date Availability Condition: the condition precedent that on the Closing Date (a) Availability shall be at least $125,000,000 and (b) the aggregate amount of unrestricted cash of Borrowers and their Subsidiaries shall be at least $40,000,000.

Co-Documentation Agent: as defined in the introductory paragraph to this Agreement.

Co-Syndication Agent: as defined in the introductory paragraph to this Agreement.

Code: the Internal Revenue Code of 1986, as amended from time to time.

Collateral: all Property described in Section 7.1, all Property described in any other Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

Collateral Trust Agreement: that certain Collateral Trust Agreement dated of even date herewith, by and among Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Senior Term Loan Agreement, U.S. Bank, National Association, as trustee under the Senior Notes Indenture, Collateral Trustee, and the Obligors party thereto, as the same may be amended, modified, restated or supplemented from time to time.

Collateral Trustee: the “Collateral Trustee” as such term is defined in the Collateral Trust Agreement and any Person acting in a similar capacity under any amendment, restatement, supplement or replacement thereof. As of the Closing Date, the Collateral Trustee is Wells Fargo Bank, National Association.

Commitment Increase: as defined in Section 2.1.8(a).

Commitment Increase Effective Date: as defined in Section 2.1.8(c).

Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date, (b) the date on which Borrowers terminate all of the Revolver Commitments pursuant to Section 2.1.5(a), or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

Compliance Certificate: a certificate, in form and substance satisfactory to Administrative Agent, by which Borrowers certify compliance with Sections 10.2.3 and 10.3 and calculate the applicable Level for the Applicable Margin.

Consolidated EBITDA: for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges (other than the write-down of current assets) for such period, (v) non-recurring losses or expenses

(including severance and relocation costs, restructuring charges, integration costs or reserves), including such items related to proposed and completed Permitted Acquisitions, Permitted Asset Disposition and Asset Dispositions and to closure/consolidation of facilities, in an aggregate amount not to exceed $30,000,000 for such period, (vi) restructuring charges related to the Transactions incurred prior to or within thirty six (36) months of the Closing Date, in an aggregate amount not to exceed $30,000,000 and (vii) Transaction Expenses, and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period (unless such cash payments would have been permitted to be added to Consolidated Net Income pursuant to clause (a)(v) or clause (a) (vi) in such period) and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP; provided that, for purposes of calculating the Fixed Charge Coverage Ratio in connection with determining compliance with Permitted Acquisitions, Permitted Asset Dispositions, Permitted Debt Prepayments or Permitted Distributions for any period, (A) the Consolidated EBITDA of any Person or line of business of such Person acquired by Spectrum or any Subsidiary pursuant to a Permitted Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Debt in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA attributable to any Permitted Asset Disposition by Spectrum or any Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Debt in connection therewith occurred as of the first day of such period). For purposes of determining the Fixed Charge Coverage Ratio as of or for the periods ended on January 3, 2010, and April 4, 2010, Consolidated EBITDA will be deemed to be equal to (i) for the Fiscal Quarter ended January 3, 2010, $117,400,000, and (ii) for the Fiscal Quarter ended April 4, 2010, $90,600,000.

Consolidated Interest Expense: for any period, the sum of (a) interest expense (including imputed interest expense in respect of Capital Lease Obligations of Spectrum and Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Debt of Spectrum and Subsidiaries that is required to be capitalized rather than included in consolidated interest expense for such periods in accordance with GAAP, minus (c) interest income for such period. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Spectrum or any of its Subsidiaries with respect to Hedging Agreements.

Consolidated Net Income: for any period, the net income or loss of Spectrum and Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings during such period as though such charge, tax or expense had been incurred by Spectrum, to the extent that Spectrum has made or would be entitled under the Loan Documents to make any payment to or for the account of Holdings in respect thereof); provided that there shall be excluded (a) the income of any Subsidiary (other than a Subsidiary that is an Obligor) to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Spectrum or any Subsidiary or the date that such Person’s assets are acquired by Spectrum or any Subsidiary, (c) the income of any Person (other than a Subsidiary) in which any other Person (other than Spectrum or a wholly-owned Subsidiary or any director holding qualifying shares in accordance with Applicable Law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Spectrum or a wholly-owned Subsidiary by such Person during such period, and (d) any gains or losses attributable to sales of assets out of the Ordinary Course of Business.

Consolidated Net Tangible Assets: as of any date, (a) Consolidated Total Assets minus (b) the sum of (i) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs, and (ii) current liabilities.

Consolidated Total Assets: as of any date, the amount, in accordance with GAAP, set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of Spectrum and Subsidiaries, as of the end of the most recently ended Fiscal Quarter for which internal financial statements are available.

Consolidated Total Debt: as of any date, (i) the aggregate principal amount of the Borrowed Money of Spectrum and consolidated Subsidiaries (excluding guarantees if the guaranteed Borrowed Money is already included), minus (ii) the lesser of (A) $50,000,000 and (B) the aggregate amount of cash and Cash Equivalents included in the cash and cash equivalents amounts listed on the consolidated balance sheet of Spectrum and Subsidiaries as at such date.

Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Credit Party: Administrative Agent, a Lender or Issuing Bank; and “Credit Parties” means, collectively, Administrative Agent, Lenders and Issuing Bank.

Credit Suisse Securities: as defined in the introductory paragraph to this Agreement.

Current Asset Collateral: has the meaning ascribed to the term “ABL Priority Collateral” in the ABL Intercreditor Agreement.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Lease Obligations, but excluding trade payables incurred and being paid in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer, other than to the extent that the instrument or agreement evidencing such Debt expressly limits the liability of such Person in respect thereof.

Default: an event or condition that, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.0% plus the interest rate otherwise applicable thereto.

Defaulting Lender: any Lender that (a) fails to make any payment or provide funds to Administrative Agent or any Borrower as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within three (3) Business Days, or (b) is the subject of any Insolvency Proceeding or is under the Control of a Person that is the subject of any Insolvency Proceeding; provided that, a Lender shall not constitute a “Defaulting Lender” hereunder solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or instrumentality thereof.

Deposit Account: as defined in the UCC and includes any bank account with a deposit function.

Deposit Account Control Agreements: the deposit account control agreements to be executed by each institution maintaining a Deposit Account for a Borrower or another Obligor, in favor of Administrative Agent, for the benefit of the Secured Parties, as security for the Obligations of such Borrower or such other Obligor, in each case to the extent required under this Agreement or the other Loan Documents.

Deutsche Bank Securities: as defined in the introductory paragraph to this Agreement.

Dilution Reserve: on any date of determination, a reserve established by Administrative Agent to reflect dilution with respect to the Accounts, as determined by Administrative Agent in its reasonable discretion, at any time as the product of (a) the Eligible Accounts at such time and (b) the excess, if any, of (i) the percentage obtained by dividing (A) the aggregate amount of non-cash reductions in Accounts of Obligors for a period, as determined by Administrative Agent in its reasonable discretion, preceding such time by (B) the total net sales of Obligors for such period over (ii) 5.00%.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

Document: as defined in the UCC.

Dollars and the sign $: lawful money of the United States.

Domestic Subsidiary: Any Subsidiary that is not a Foreign Subsidiary.

Dominion Account: a special account established by Borrowers at Bank of America or another bank acceptable to Administrative Agent, over which Administrative Agent has exclusive control for withdrawal purposes.

Electronic Chattel Paper: shall have the meaning given to the term “electronic chattel paper” in the UCC and shall include Chattel Paper stored in an electronic medium.

Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Administrative Agent, in its reasonable discretion, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than sixty (60) days after the original due date, or more than ninety (90) days after the original invoice date; provided that in the case of the Accounts owned by (i) Home and Garden, (ii) Tetra and (iii) Jungle Pond, up to $4,000,000 in the

aggregate for all such Accounts shall be considered Eligible Accounts unless such accounts are unpaid for more than sixty (60) days after the original due date, or more than one hundred twenty (120) days after the original invoice date; (b) 50% or more of the aggregate Dollar amount of outstanding Accounts owing by the Account Debtor or a group of Affiliated Account Debtors to all Borrowers at the time of determination are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, it exceeds (i) 15% of the aggregate Eligible Accounts (or such higher percentage as Administrative Agent may establish for the Account Debtor from time to time), or (ii) such higher percentages set forth in Schedule 1.1(b) with respect to certain Account Debtors specified therein; (d) it does not conform with a covenant or representation herein as to such Accounts; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor, unless such Account Debtor has been authorized (pursuant to a court order reasonably satisfactory to Administrative Agent) to and is in fact continuing to pay, in cash, Accounts owed to the applicable Borrower, and Administrative Agent otherwise agrees in its discretion that such Accounts may be deemed Eligible Accounts; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent (except as provided for in the first clause of this subclause (f) with respect to Account Debtors in Insolvency Proceedings); or the applicable Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized and has its principal offices or assets outside the United States or Puerto Rico unless (i) such Accounts are backed by credit insurance, letters of credit or other credit enhancements acceptable to Administrative Agent in its reasonable discretion or (ii) such Accounts arise from a sale in the United States to an Account Debtor organized or has its principal offices or assets in Canada, and such Accounts are payable in the full amount thereof at a place of payment within the United States; (h) it is owing by a Government Authority (unless the Account Debtor is the United States of America or any department, agency or instrumentality thereof and the Account has been assigned to Administrative Agent in compliance with the Assignment of Claims Act or other Applicable Law); (i) it is not subject to a duly perfected, first priority Lien in favor of Administrative Agent, or is subject to any other Lien (except Permitted Liens; provided that any such Lien is junior to the Liens of Administrative Agent thereon or an appropriate Availability Reserve has been established); (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) without limiting clause (a) above, the time for its payment has been materially extended without the consent of Administrative Agent, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, from a sale on a bill-and-hold (unless a proper Availability Reserve has been established), guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale to a Person for personal, family or household purposes; (n) it represents a progress billing or retainage; (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof; or (p) it is subject to potential forfeiture, as reasonably determined by Administrative Agent, in connection with any criminal indictment, proceeding or conviction relating to the violation of any Applicable Law by any Obligor. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 90 days old (or 120 days with respect to Accounts of Home and Garden, Tetra, and Jungle Pond) will be excluded.

Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund; (b) any other financial institution approved by Administrative Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two (2) Business Days after notice of the proposed assignment and provided, that such approval shall not be required during the initial syndication of the Loans until a successful syndication is achieved (as defined in the Fee Letter) or at any time that an Event of Default exists), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA or any other Applicable Law; or (c) during any Event of Default, any Person acceptable to Administrative Agent in its reasonable discretion. Notwithstanding the foregoing, (i) “Eligible Assignee” shall not include any Person identified as an excluded entity to the Lead Arrangers on February 8, 2010 without the prior written consent of Borrowers, and (ii) the consent of Borrower Agent and Administrative Agent shall not be required for any assignment between Lenders.

Eligible In-Transit Inventory: Inventory owned by a Borrower that would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of a Borrower within the United States, and that Administrative Agent, in its reasonable discretion, deems to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is subject to a negotiable Document showing Administrative Agent (or, with the consent of Administrative Agent, the applicable Borrower) as consignee, which Document is in the possession of Administrative Agent or such other Person as Administrative Agent shall approve; (b) is fully insured in a manner reasonably satisfactory to Administrative Agent; (c) has been identified to the applicable sales contract and title has passed to the applicable Borrower; (d) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in default of any obligations; (e) is subject to purchase orders and other sale documentation reasonably satisfactory to Administrative Agent; (f) is shipped by a common carrier that is not affiliated with the vendor; and (g) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established.

Eligible Inventory: Inventory owned by a Borrower that Administrative Agent, in its reasonable discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is (i) finished goods or raw materials, and (ii) not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies, other than raw materials for such finished goods and work-in-process consisting of unpackaged finished batteries that, in each case, satisfy the criteria set forth in the following clauses as reasonably determined by Administrative Agent; (b) is not held on consignment, nor subject to any deposit or downpayment; (c) is in new (unless considered used for sale in the Ordinary Course of Business) and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, obsolete or unmerchantable, and does not constitute returned or repossessed goods (unless and to the extent that the aggregate Value of returned Inventory does not exceed $7,500,000 and such returned Inventory otherwise satisfies the criteria necessary to constitute Eligible Inventory); (e) meets all standards imposed by any Governmental Authority, does not constitute hazardous materials under any Environmental Law and is not subject to potential forfeiture, as reasonably determined by Administrative Agent, in connection with any criminal indictment, proceeding or conviction relating to the violation of any Applicable Law by any Obligor; (f) conforms with the covenants and representations herein as to such Inventory, including, without limitation, that such Inventory is insured in accordance with Section 8.6.2(a); (g) is subject to Administrative Agent’s duly perfected, first priority Lien, and no other Lien (other than Permitted Liens that are junior to the Liens of Administrative Agent thereon or an appropriate Availability Reserve has been established); (h) is within the continental United States, is not in transit except between locations of Borrowers, and is not consigned to any Person; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Administrative Agent’s right to dispose of such Inventory, unless Administrative Agent has received an appropriate Lien Waiver which, among other things, permits Administrative Agent to sell such licensed Inventory without violating or infringing the License; and (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established.

Enforcement Action: any action to enforce any of the Obligations (other than Secured Bank Product Obligations) or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).

Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies to the extent having the force of law), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA or similar foreign Governmental Authority) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Liability: all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or any other Person of possible or alleged noncompliance with or liability under any Environmental Laws, including any complaints, citations, demands or request from any Governmental Authority or any other Person for correction or remediation of any asserted violation of any Environmental Laws or any investigations concerning any asserted violation of any Environmental Laws.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Environmental Reserve: reserves established by Administrative Agent from time to time with respect to environmental matters, which reserve shall be set at zero on the Closing Date.

Equipment: as defined in the UCC, including all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory), and all parts, accessories and special tools therefor, and accessions thereto.

Equity Interest: shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

ERISA: the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.

ERISA Affiliate: any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) the occurrence of a material liability with respect to a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA with respect to a Pension Plan; (c) the incurrence of a material liability with respect to either (i) the complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan, or (ii) the receipt by an Obligor or ERISA Affiliate of notification with respect to withdrawal liability for a Multiemployer Plan or that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “reorganization” (within the meaning of Title IV of ERISA); (d) the receipt by any Obligor or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan or Multiemployer Plan or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any Obligor or ERISA Affiliate fails to satisfy the minimum funding standard (as contemplated in Section 412 and 430 of the Code or Section 303 or 304 of ERISA) with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; or (f) the imposition of any material liability under Title IV of ERISA, with respect to the termination of any Pension Plan or withdrawal by any Obligor or any ERISA Affiliate from any Multiemployer Plan, upon any Obligor or ERISA Affiliate.

Event of Default: as defined in Section 11.1.

Excluded Assets: means:

(a) voting Equity Interests in any Foreign Subsidiary, to the extent (but only to the extent) required to prevent the Collateral from including more than 65% of all voting Equity Interests in such Foreign Subsidiary;

(b) any interest in a joint venture or non-wholly owned Subsidiary to the extent and for so long as the attachments of security interest created hereby therein would violate any joint venture agreement, Organic Documents, shareholders agreement or equivalent agreement relating to such joint venture or Subsidiary;

(c) any rights of an Obligor in any contract, license, right or other agreement if under the terms thereof, or any Applicable Law with respect thereto, the valid grant of a security interest therein to Administrative Agent is prohibited and such prohibition has not been waived or the consent of the other party to such contract or license has not been obtained or, under Applicable Law, such prohibition cannot be waived, provided however that the “Excluded Assets” shall not be interpreted (i) to apply to any contract, license, right or other agreement to the extent the applicable prohibition is ineffective or unenforceable under the UCC (including Sections 9-406 through 9-409 or any other Applicable Law), or (ii) so as to limit, impair or otherwise affect Administrative Agent’s unconditional continuing security interest in and Lien upon any rights or interests of such Obligor in or to moneys due or to become due under any such contract, license, right or other agreement (including any Accounts);

(d) any intent-to-use trademark application to the extent that, and solely during the period in which, the grant of a security interest therein to Administration Agent would impair the validity or enforceability of such intent-to-use trademark application or the trademark that is the subject of such application under federal law;

(e) motor vehicles the perfection of a security interest in which is excluded from the UCC in the relevant jurisdiction;

(f) any Equipment or Real Estate that is subject to, or secured by, Debt or a Capital Lease permitted under clause (f) or (g) of Section 10.2.1, provided that the terms of such indebtedness (or of the Lien securing such indebtedness) prohibit the existence of a junior Lien on the applicable property and that, immediately upon the ineffectiveness, lapse or termination of any such restriction, such property will cease to be an Excluded Asset;

(g) any Exempted Deposit Account; and

(h) other Property with respect to which Administrative Agent may determine from time to time that the cost of obtaining a Lien thereon exceeds the benefits of obtaining such a Lien.

Excluded Tax: with respect to any Recipient, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any withholding tax that (i) is imposed on amounts payable to such Recipient at the time such Recipient becomes a party to this Agreement (other than, for purposes of this clause (c)(i), an assignee pursuant to Section 12.11 and, in such case, only to the extent that such assignee receives its interests, rights and obligations under this Agreement pursuant to Section 12.11), (ii) is imposed on amounts payable to such Recipient at the time such Recipient designates a new Lending Office or (iii) is attributable to such Recipient’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.11, except, in cases described in clauses (i) and (ii), to the extent that such Recipient (or its assignor, if any) was entitled, at the time of such assignment or designation of a new Lending Office, to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 5.10.1.

Exempted Deposit Account: a Deposit Account the balance of which consists exclusively of (a) withheld income taxes and federal, state, local and foreign employment taxes in such amounts as are required in the reasonable judgment of any Borrower to be paid to the IRS or any other applicable Governmental Authority within the following three (3) months with respect to employees of any Obligor and (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 or any Foreign Plan on behalf of or for the benefit of employees of one or more Obligors.

Exempted Disaster Disbursement Account: each checking and/or disbursement account of Spectrum and Subsidiaries established solely for the purpose of emergency disbursements in the event of a system failure, a natural disaster or similar event.

Exempted Disbursement Account: each checking and/or disbursement account of Spectrum and Subsidiaries for their general corporate purposes, including for the purpose of paying their trade payables and other operating expenses.

Existing Credit Agreement: means that certain Credit Agreement dated as of August 28, 2009, among Spectrum, certain Subsidiaries of Spectrum party thereto, General Electric Capital Corporation, in its capacity as administrative agent, co-collateral agent, swingline lender, and supplemental loan lender, Bank of America, in its capacity as co-collateral agent and L/C Issuer (as defined therein), RBS Asset Finance, Inc., through its division RBS Business Capital, as syndication agent, and the Existing Lenders, as the same may be amended, restated, modified, or supplemented from time to time prior to the Closing Date.

Existing Credit Documents: means the Existing Credit Agreement and all other instruments, agreements and other documents executed and delivered thereunder or in connection therewith.

Existing Credit Facilities: the credit facilities of Spectrum, Russell Hobbs and their respective subsidiaries that are listed on Schedule 1.1(c).

Existing Lenders: means the “Lenders” under and as defined in the Existing Credit Agreement.

Existing Letters of Credit: as defined in Section 2.2.4.

Extraordinary Expenses: without duplication, all costs, expenses or advances that Administrative Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) except as provided in Section 10.1.1, any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Administrative Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Administrative Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Administrative Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees (limited to the fees, charges and disbursements of lead counsel to Administrative Agent in connection with the Loan Documents (currently Parker Hudson Rainer & Dobbs LLP), and no more than one counsel in each jurisdiction where Collateral is located or where any Insolvency Proceeding with respect to any Obligor is pending and, in connection with any Enforcement Action, the fees, charges and disbursements of any other counsel to Administrative Agent and counsels to Lenders), appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses, but excluding compensation paid to employees (including inside legal counsel who are employees) of any Agent or any Lender.

Factoring Documents: collectively, any factoring agreement or accounts receivable purchase agreement, service agreement and all other related documents and instruments entered into among, or executed by, Spectrum or any Subsidiary, a Qualified Account Debtor and/or a Qualified Factor in connection with the relevant Qualified Factoring Program, on terms and conditions generally consistent with similar arrangements established by such Qualified Account Debtor for its other suppliers in the same or similar business as Spectrum or such Subsidiary under such Qualified Factoring Program or otherwise reasonably satisfactory to Administrative Agent, in each case of the foregoing, as amended, supplemented or otherwise modified from time to time in a manner not materially adverse to the interests of the Lenders.

Factoring Transaction Assets: in connection with any Permitted Factoring Transaction, Accounts owing by the applicable Account Debtor, together with all proceeds thereof (including “proceeds” as defined in the UCC) and all rights of the seller of such Accounts to enforce such rights to reimbursement constituting such Accounts.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Administrative Agent.

Fee Letter: the fee letter agreement among Administrative Agent, Lead Arrangers and Borrowers.

Financial Covenant Trigger Event: any date on which Availability is less than the greater of (i) 15% of the lesser of (A) the Formula Amount on such date or (B) the aggregate Revolver Commitments on such date, or (ii) $40,000,000.

Financial Covenant Trigger Event Deactivation Date: following the occurrence of a Financial Covenant Trigger Event, the date on which (a) Availability calculated for the immediately preceding consecutive 60-day period (such period to begin after the Closing Date) is equal to or greater than the greater of (i) 15% of the lesser of (A) the Formula Amount on such date or (B) the aggregate Revolver Commitments, or (ii) $40,000,000, (b) no Default or Event of Default exists, and (c) Availability on such date is equal to or greater than the greater of (i) 15% of the lesser of (A) the Formula Amount on such date or (B) the aggregate Revolver Commitments, or (ii) $40,000,000.

Financial Officer: of any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

Fiscal Month: as defined in the definition of “Fiscal Quarter”. The first day of each Fiscal Month beginning after the Closing Date through the Fiscal Month ending on or about September 30, 2011 is listed on Schedule 1.1(e).

Fiscal Quarter: each period of three (3) consecutive fiscal months consisting of, in turn, four, four and five calendar weeks (each such fiscal month of a fiscal quarter, a “Fiscal Month”), with the first such quarter as a Fiscal Year commencing on October 1.

Fiscal Year: the fiscal year of Spectrum and Subsidiaries for accounting and tax purposes, ending on September 30 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Borrowers and Subsidiaries for any applicable fiscal period, of (a) Consolidated EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans) and cash taxes paid, to (b) Fixed Charges.

Fixed Charges: for any period, the sum of Consolidated Interest Expense (other than payment-in-kind), scheduled principal payments made or required to be made on Borrowed Money, and Distributions made (other than a Distribution made by a subsidiary to a Borrower).

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is not a United States person within the meaning of Section 7701(a)(3) of the Code.

Foreign Plan: any employee defined benefit pension plan or arrangement (a) maintained or contributed to by any Borrower or any subsidiary of a Borrower that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Borrower or any subsidiary of a Borrower.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

Formula Amount: on any date of determination thereof an amount equal to (a) the sum of the Accounts Formula Amount on such date plus (b) the Inventory Formula Amount on such date, minus (c) the Availability Reserve (excluding the LC Reserve) on such date.

Full Payment: with respect to any Obligations (other than any indemnification not due and payable when all of the Obligations have been paid in full and the Revolver Commitments have been terminated), (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature as described in clauses (b) and (c) of the definition of “Cash Collateralize,” Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Administrative Agent in its reasonable discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Administrative Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Revolver Commitments related to such Loans have expired or been terminated.

GAAP: generally accepted accounting principles in effect in the United States of America in effect from time to time.

General Intangibles: as defined in the UCC, including choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification, and all other intangible Property of any kind.

Goods: as defined in the UCC.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.

Government Official: as defined in Section 9.1.27.

Guaranteed Obligations: all obligations guaranteed by a Guarantor pursuant to its respective Guaranty.

Guarantor Payment: as defined in Section 5.12.3.

Guarantors: as defined in the introductory paragraph to this Agreement and each other Person who guarantees payment or performance of any Obligations, whether pursuant to Section 10.1.9 or otherwise.

Guaranty: each guaranty agreement now or hereafter executed by a Guarantor in favor of Administrative Agent and Lenders.

Hazardous Materials: (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

Hedging Agreement: any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, excluding spot foreign exchange transactions.

Hobbs/Spectrum Acquisition: as defined in the recitals to this Agreement.

Holdings: as defined in the introductory paragraph to this Agreement.

Inactive Subsidiary: any Subsidiary that (a) does not conduct any business operations, (b) when taken together with all other Subsidiaries so designated, does not have assets with a fair market value in the aggregate in excess of 1.50% of the Consolidated Net Tangible Assets and (c) does not have any Debt outstanding.

Increasing Lender: as defined in Section 2.1.8(c).

Indemnified Taxes: Taxes other than Excluded Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief, bankruptcy, receivership, debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; (c) an assignment or trust mortgage for the benefit of creditors; or (d) the liquidation, dissolution, or winding up of the affairs of such Person.

Instrument: as defined in the UCC.

Insurance Assignment: each collateral assignment of insurance pursuant to which an Obligor assigns to Administrative Agent, for the benefit of Secured Parties, such Obligor’s rights under key man life, business interruption, or other insurance policies as Administrative Agent deems appropriate, as security for the Obligations.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that Spectrum’s or any Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Intercompany Loan: a debt owed at any time by an Obligor to another Obligor, whether resulting from an extension of credit or otherwise, whether secured or unsecured, and irrespective of the currency in which such debt is owed.

Intercreditor Agreements: the ABL Intercreditor Agreement and the Collateral Trust Agreement.

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all Goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such Goods, or otherwise used or consumed in an Obligor’s business (but excluding Equipment).

Inventory Formula Amount: the sum of (a) the lesser of (i) 80% of the Value of Eligible Inventory, or (ii) 85% of the NOLV Percentage of the Value of Eligible Inventory, plus (b) the lesser of (i) $30,000,000 or (ii) the lesser of (x) 80% of the Value of Eligible In-Transit Inventory or (y) 85% of the NOLV Percentage of the Value of Eligible In-Transit Inventory.

Inventory Reserve: without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, reserves established by Administrative Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: any Acquisition or any advance or capital contribution to or other investment in a Person.

Investment Property: as defined in the UCC.

IRS: the United States Internal Revenue Service or any successor agency thereto.

Issuing Bank: Bank of America or an Affiliate of Bank of America.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6.1 (with respect to Letters of Credit to be issued on the Closing Date) or Section 6.2 (with respect to Letters of Credit to be issued after the Closing Date) has been and continues to be satisfied, including the absence of any Default or Event of Default; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Revolver Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) such Letter of Credit has an expiration date that is (i) no more than three hundred sixty-five (365) days from the date of issuance in the case of standby Letters of Credit, and (ii) no more than one hundred and fifty (150) days from the date of issuance in the case of documentary Letters of Credit and, in either event, such expiration date is at least thirty (30) Business Days prior to the last Business Day of the Revolver Termination Date unless Borrowers shall Cash Collateralize such Letter of Credit or otherwise agreed by Administrative Agent in its discretion; and (d) the form of the proposed Letter of Credit is satisfactory to Administrative Agent and Issuing Bank in their reasonable discretion, provides for sight drafts only and does not contain any language that automatically increases the amount available to be drawn under the Letter of Credit.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank in connection with the issuance, amendment or renewal of, or payment under, any Letter of Credit.

LC Obligations: on any date, an amount equal to the sum of (without duplication) (a) all amounts then due and payable by any Obligor on such date by reason of any payment that is made by Issuing Bank under a Letter of Credit issued pursuant to this Agreement and that has not been repaid to Issuing Bank (after giving effect to reimbursement by means of a Borrowing of a Revolving Loan pursuant to Section 2.2.2(a)), plus (b) the aggregate Undrawn Amount of all Letters of Credit which are issued pursuant to this Agreement for the account of a Borrower and which are then outstanding or for which an LC Application has been delivered to and accepted by Issuing Bank, plus (c) all fees which are then due or to become due and payable by Borrowers with respect to outstanding Letters of Credit issued pursuant to this Agreement; provided, however, when used (A) as a component of the term LC Obligations as used in the definition of Cash Collateralize, and (B) in the definition of Revolver Exposure, the term LC Obligations shall not be deemed to include amounts described in clause (c) above.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in the form from time to time in use by Issuing Bank.

LC Reserve: a reserve with respect to Borrowers in the amount of the LC Obligations (excluding any portion thereof that Borrowers shall Cash Collateralize).

Lead Arrangers: collectively, BAS, Credit Suisse Securities, and Deutsche Bank Securities.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: as defined in the introductory paragraph to this Agreement, including Administrative Agent in its capacity as a provider of Swingline Loans, and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.

Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Administrative Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of a Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Administrative Agent or Issuing Bank for the benefit of a Borrower in connection with this Agreement.

Letter of Credit Subline: $65,000,000, including the Existing Letters of Credit.

LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Administrative Agent); or (b) if BBA LIBOR is not ascertainable pursuant to the foregoing provisions of this definition, LIBOR shall be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered by Administrative Agent for such relevant Interest Period to major banks in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by one (1) minus the Reserve Percentage.

LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Administrative Agent, by which (a) for any Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on such Collateral, and agrees to permit Administrative Agent to enter upon the premises and remove such Collateral or to use the premises to store or dispose of such Collateral; (b) for any Collateral held by a warehouseman or processor, such Person waives or subordinates any Lien it may have on such Collateral, and agrees to hold any Documents in its possession relating to such Collateral as agent for Administrative Agent, and agrees to permit Administrative Agent to enter upon the premises and remove such Collateral or to use the premises to store or dispose of such Collateral; (c) for any Collateral held by a shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on such Collateral, agrees to hold any Documents in its possession relating to such Collateral as agent for Administrative Agent, and agrees to deliver such Collateral to Administrative Agent upon reasonable request; (d) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Administrative Agent’s Lien, waives or subordinates any Lien it may have on the Collateral and permit Administrative Agent to enter upon such premises and remove such Collateral or to use the premises to store or dispose of the Inventory; and (e) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Administrative Agent the right, vis-à-vis such Licensor, to enforce Administrative Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a Revolver Loan.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.9.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Loan Year: each twelve (12) month period commencing on the Closing Date and on each anniversary of the Closing Date.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: (a) a materially adverse effect on the business, assets, liabilities, operations, financial condition, operating results of Spectrum and Subsidiaries, taken as a whole, (b) a material impairment of the ability of Spectrum or any other Obligor to perform any of its obligations under any Loan Document to which it is or will be a party, or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.

Material Contract: any agreement or arrangement to which Spectrum or a Subsidiary is a party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt or Material Debt.

Material Debt: Debt (other than the Loans) or obligations in respect of one or more Hedging Agreements, of any one or more of Obligors or their Subsidiaries, in each case, in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of any Obligor or any of its Subsidiaries in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

Maximum Increase Amount: an amount equal to (a) $100,000,000 less (b) the amount of any additional Senior Term Loan Debt incurred after the Closing Date that arises from Spectrum’s election to use all or any portion of the $100,000,000 Commitment Increase under the Senior Term Loan Agreement rather than under this Agreement.

Maximum Indenture Cap: on any date, an amount equal to the sum of Obligations that Borrowers would be permitted to incur under this Agreement on such date under the PIK Indenture without causing a breach or violation of the PIK Indenture as in effect on the Closing Date.

Maximum Revolver Facility Amount: on any date, an amount equal to the lesser of (a) the Revolver Facility Amount, and (b) the Maximum Indenture Cap.

Merger Agreement: as defined in the recitals to this Agreement.

Merger Outside Date: August 12, 2010.

Mergers: as defined in the recitals to this Agreement.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: the mortgages, deeds of trust, modifications and other security documents delivered pursuant to Section 6.1(c) or pursuant to Section 7.3, each substantially in the form of Exhibit I hereto.

Mortgaged Properties: initially, the owned Real Estate of Obligors specified on Schedule 1.1(d), and shall include each other parcel of owned Real Estate and improvements thereto with respect to which a Mortgage is granted pursuant to Section 7.3 of this Agreement after the Closing Date.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Proceeds: with respect to any Asset Disposition, the cash proceeds (including (x) cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received, (y) in the case of a casualty, insurance proceeds and (z) in the case of a condemnation or similar event, condemnation awards and similar payments), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and Spectrum’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Borrowed Money which is secured by the asset sold in such Asset Disposition and which is required to be repaid with such proceeds (other than (x) any such Debt assumed by the purchaser of such asset, (y) Debt under the Loan Documents and (z) Debt under the Senior Secured Note Documents); provided, however, that, in connection with a Permitted Asset Disposition of Non-Current Asset Collateral, if (A) Borrower Agent shall deliver a certificate of a Senior Officer to Administrative Agent at the time of receipt thereof setting forth its intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of Spectrum and Subsidiaries within the time period specified in this definition and (B) no Default or Event of Default shall have occurred and shall be continuing, in each case, at the time such proceeds are received by the applicable Obligor, such proceeds shall not constitute Net Proceeds except to the extent not so used (1) within three hundred and sixty-five (365) days following the receipt of such proceeds, at which time such proceeds shall be deemed to be Net Proceeds or (2) if Spectrum or the relevant Subsidiary enters into a legally binding commitment to reinvest such Net Proceeds within three hundred and sixty-five (365) days following the receipt thereof, within one hundred and eighty (180) days following the date of such legally binding commitment.

New Lender: as defined in Section 2.1.8(c).

NOLV Percentage: the net orderly liquidation Value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation costs and expenses, as determined from the most recent appraisal of Borrowers’ Inventory with respect to each product type as referenced in the appraisal performed by an appraiser and on terms satisfactory to Administrative Agent.

Non-Current Asset Collateral: Collateral (other than the Current Asset Collateral) securing obligations in respect of the Non-Revolving Pari Passu Debt (and any guarantees in respect thereof).

Non-Revolving Pari Passu Debt: Debt under the Senior Term Loan Agreement and the Senior Secured Notes Indenture.

Non-Revolving Pari Passu Lenders: the Senior Term Loan Lenders and the Senior Secured Noteholders.

Notes: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form reasonably satisfactory to Administrative Agent.

Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans, in form reasonably satisfactory to Administrative Agent.

Noticed Hedge: Secured Bank Product Obligations arising under a Hedging Agreement.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Secured Bank Product Obligations, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: each Borrower, Guarantor, or other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of Administrative Agent a Lien upon any of any of such Person’s assets to secure payment of any of the Obligations.

Ordinary Course of Business: the ordinary course of business of any Obligor or any subsidiary of an Obligor undertaken in good faith (and not for the purpose of evading any provision of this Agreement or any other Loan Document).

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each Note, each LC Document, the Fee Letter, each Lien Waiver, the Intercreditor Agreements, Borrowing Base Certificate, Compliance Certificate, or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor to Administrative Agent or a Lender in connection with any transactions relating hereto.

Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document.

Overadvance: as defined in Section 2.1.6.

Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Participant: as defined in Section 13.2.

Patent Security Agreement: each patent security agreement pursuant to which an Obligor grants to Administrative Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in patents and patent applications, as security for the Obligations.

PATRIOT Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Intangible: shall have the meaning given to the term “payment intangible” in the UCC.

Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Perfection Certificate: the Perfection Certificate substantially in the form of Exhibit J to this Agreement.

Permitted Acquisition: any Acquisition so long as:

(a)(i) Such Acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings, Spectrum or any Subsidiary; (ii) the Person acquired shall be in a similar line of business as that of Obligors and any of their respective subsidiaries permitted under Section 10.2.15; and (iii) at the time of such Acquisition, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(b) Obligors shall comply, and shall cause the acquired Person to comply, with the applicable provisions of Section 10.1.9 and the other Security Documents;

(c) at the time of, and after giving effect to, such proposed Acquisition, Borrowers have Availability of not less than 20% of the lesser of (i) the Formula Amount and (ii) the aggregate amount of the Revolver Commitments on the date of such Acquisition and, on a projected basis, for the immediately following twelve (12)-month period;

(d) Borrowers shall provide Administrative Agent with written confirmation, supported by reasonably detailed calculations, that Spectrum and Subsidiaries maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 for the four (4) Fiscal Quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition for which the financial statements and certificates required by Section 10.1.2(a) or 10.1.2(b), as the case may be, or for which comparable financial statements have been filed with the SEC, and on a pro forma basis after giving effect thereto and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any Investment other than a Restricted Investment occurring after such period), as if such event had occurred on the first day of such period, regardless of whether a Financial Covenant Trigger Event has occurred; and

(e) Obligors shall have delivered a certificate of a Senior Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance reasonably satisfactory to Administrative Agent.

Notwithstanding any provision of this Agreement to the contrary, in connection with any merger (or other distribution of the assets) of a Subsidiary that is not an Obligor with and into (or to) an Obligor, or any acquisition by an Obligor, whether by purchase of stock, merger, or purchase of assets, and whether in a single transaction or series of related transactions, Administrative Agent shall have the right to determine in its discretion (based on standards and methodologies similar to those applied to Borrowers’ then existing Accounts and Inventory to the extent that the Accounts and Inventory so acquired are similar to such then existing Accounts and Inventory), whether any Accounts or Inventory so acquired shall be included in the Borrowing Base (subject to the other applicable provisions of this Agreement). In connection with such determination, Administrative Agent may obtain, at Borrowers’ expense, such appraisals, commercial finance exams and other assessments of such Accounts, Inventory and other Collateral as Administrative Agent may deem desirable in its reasonable discretion.

Permitted Asset Disposition: an Asset Disposition that is:

(a) a transfer or disposition of Property by a Subsidiary or an Obligor to an Obligor;

(b) a sale, transfer or other disposition of Inventory in the Ordinary Course of Business;

(c) a sale, transfer or other disposition of Accounts in connection with the compromise, settlement or collection thereof, in each case, in the Ordinary Course of Business, and so long as the proceeds thereof are remitted to Administrative Agent for application to the Obligations during any Cash Dominion Period and provided that, if an Event of Default has occurred and is continuing, Administrative Agent has not delivered to Borrowers written notice that Obligors shall not make any such sale, transfer or other disposition with respect to Accounts;

(d) the transfer of Property that is the subject of a casualty or condemnation event;

(e) a transfer or disposition of Factoring Transaction Assets by any Borrower or Subsidiary in connection with a Permitted Factoring Transaction;

(f) other dispositions expressly authorized by other provisions of the Loan Documents; or

(g) a sale, transfer or other disposition of any Non-Current Asset Collateral or assets of Foreign Subsidiaries so long as (i) such sale, transfer or other disposition is permitted by Section 6.05 of the Senior Term Loan Agreement and Section 4.12 of the Senior Secured Note Indenture, in each case, as in effect on the date hereof, (ii) all Net Proceeds are remitted to Administrative Agent, provided that, subject to the ABL Intercreditor Agreement, such Net Proceeds may be retained by the applicable Obligor for investment or remitted to the Term/Notes Secured Parties in accordance with the Collateral Trust Agreement as in effect on the date hereof, and (iii) with respect to a sale of Non-Current Asset Collateral with a fair market value exceeding $5,000,000, Borrower Agent shall have delivered a certificate of a Senior Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance reasonably satisfactory to Administrative Agent.

Permitted Debt Prepayment: the prepayment of any Debt (other than pursuant to a full refinancing by means of Refinancing Debt, which shall be subject to the Refinancing Conditions) so long as, at the time of and after giving effect to such prepayment, no Default or Event of Default exists or would result from the making of the proposed prepayment, and either:

(a) (i) Spectrum and its consolidated Subsidiaries have a Fixed Charge Coverage Ratio of at least 1.1 to 1.0 for the four (4) fiscal quarter period ended immediately prior to the proposed date of such proposed prepayment for which the financial statements required by Section 10.1.2(a) or 10.1.2(b), as the case may be, or for which comparable financial statements have been filed with the SEC, and on a pro forma basis after giving effect to such prepayment and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other Permitted Debt Prepayment), as if such event had occurred as of the first day of such period, regardless of whether a Financial Covenant Trigger Event has occurred; and (ii) Borrowers have Availability of not less than 25% of the lesser of (A) the Formula Amount and (B) the aggregate Revolver Commitments on the date of such prepayment, after giving effect to such prepayment and, on a projected basis, for the following twelve (12) month period; or

(b) Borrowers have Availability of not less than 50% of the lesser of (i) the Formula Amount and (ii) the aggregate Revolver Commitments on the date of such prepayment, after giving effect to such prepayment.

Permitted Distribution: any Distribution so long as, at the time of and after giving effect to such Distribution:

(a) Spectrum and its consolidated Subsidiaries have a Fixed Charge Coverage Ratio of at least 1.2 to 1.0 for the four (4) Fiscal Quarter period ended immediately prior to the proposed date of such Distribution for which the financial statements required by Section 10.1.2(a) or 10.1.2(b), as the case may be, or for which comparable financial statements have been filed with the SEC, and on a pro forma basis after giving effect to such Distribution and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other Permitted Distribution), as if such event had occurred as of the first day of such period, regardless of whether a Financial Covenant Trigger Event has occurred;

(b) Borrowers have Availability of not less than 25% of the lesser of (i) the Formula Amount and (ii) the aggregate Revolver Commitments on the date of such prepayment, after giving effect to such prepayment and, on a projected basis, for the following twelve (12) month period; and

(c) no Default or Event of Default exists or would result from the making of the proposed Distribution.

Permitted Factoring Transaction: a transaction entered in the Ordinary Course of Business by Spectrum or any Subsidiary under a Qualified Factoring Program and pursuant to which Spectrum or such Subsidiary agrees to assign to a Qualified Factor its right, title and interest in and to all or a portion of Spectrum’s or such Subsidiary’s Accounts owing from a Qualified Account Debtor, provided that, in connection therewith, all of the following conditions are satisfied as reasonably determined by Administrative Agent: (i) Spectrum or the applicable Subsidiary provides written notice to Administrative Agent of its intent to enter into such factoring transaction not less than ten (10) Business Days prior to execution of the definitive documentation relating thereto and, promptly after the execution thereof, provides to Administrative Agent copies of all Factoring Documents executed or delivered in connection therewith; (ii) pursuant to the applicable Factoring Documents, Spectrum or such Subsidiary does not grant (and the Qualified Factor does not otherwise obtain) any Liens on any Collateral other than Factoring Transaction Assets arising from Spectrum’s or such Subsidiary’s sale of Inventory or provision of services to the applicable Qualified Account Debtor; (iii) prior to the sale of any Accounts to the Qualified Factor, to the extent requested, Administrative Agent shall have received an intercreditor agreement duly executed by the Qualified Factor, providing for Lien priorities not violative of the Loan Documents and an agreement by the Qualified Factor, upon written instruction of Administrative Agent (not to be exercised by Administrative Agent in the absence of a Cash Dominion Period), to remit proceeds of sales of factored Accounts directly to Administrative Agent, and containing such other terms to which Administrative Agent may consent (such consent not to be unreasonably withheld); (iv) no Event of Default has occurred and is continuing at the time of Spectrum’s or the applicable Subsidiary’s execution of the applicable Factoring Documents or (unless Administrative Agent otherwise provides its prior written consent) at the time of any sale of Accounts pursuant to such Qualified Factoring Program, and no Event of Default would occur as a result thereof; (v) the applicable Factoring Documents establish procedures to ensure that payments and other proceeds of the factored Accounts owing by the Qualified Account Debtor are not commingled with other Property of Spectrum or such Subsidiary; and (vi) any Borrowing Base Certificate delivered to Administrative Agent after Spectrum or such Subsidiary has executed the applicable Factoring Documents shall reflect all Accounts owing by the Qualified Account Debtor as ineligible Accounts.

Permitted Lien: as defined in Section 10.2.2.

Permitted Specified Refinancing: with respect to the PIK Notes, any modification, refinancing, refunding, renewal or extension of such Debt to the extent (a) the principal amount of such Debt is not increased except by an amount equal to any unpaid accrued interest and premium (including applicable prepayment premium) thereon plus costs and expenses incurred therewith, (b) neither the final maturity nor the weighted average life to maturity of such Debt is decreased, (c) such Debt constitutes senior unsecured Debt of the relevant Obligors, (d) the obligors in respect of such Debt remain the only obligors thereon except that Holdings may Guarantee such refinancing Debt on an unsecured basis, and (e) at the time of such transaction after giving effect thereto, Spectrum would be in compliance with the leverage ratio condition set forth in Section 6.09(b)(i) of the Senior Term Loan Agreement with respect thereto.

Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

PIK Indenture: that certain Indenture dated as of August 28, 2009, among Spectrum, the guarantors party thereto, and U.S. Bank National Association, as trustee, as amended by that certain Supplemental Indenture dated as of March 15, 2010, pursuant to which the PIK Notes were issued.

PIK Notes: those certain 12% Senior Subordinated Toggle Notes due 2019 issued pursuant to the PIK Indenture.

PIK Notes Documents: shall mean the PIK Indenture and all other instruments, agreements and other documents evidencing or governing the PIK Notes or providing for any Guarantee or other right in respect thereof.

Plan: means any Pension Plan or Multiemployer Plan.

Pledge Agreement: each pledge agreement from an Obligor pledging to Administrative Agent as security for the Obligations the Equity Interests of any Person held by such Obligor.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

Proceeds: shall mean and include “proceeds” as defined in the UCC.

Properly Contested: with respect to any obligation of an Obligor or any of its Subsidiaries, (a) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (b) appropriate reserves have been established in accordance with GAAP and (c) no Lien (other than a statutory Lien for Taxes not yet due) is imposed on assets of the Obligor or such Subsidiary, unless bonded and stayed to the satisfaction of Administrative Agent, or, in the case of any Lien arising out of Tax matters, is junior to the Liens of Administrative Agent.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.7.

Qualified Account Debtor: an Account Debtor that is a retailer of national standing specified in Schedule 1.1(f) or otherwise reasonably acceptable to Administrative Agent.

Qualified Factor: each bank or other financial institution set forth in Schedule 1.1(f), or any other bank or financial institution reasonably satisfactory to Administrative Agent.

Qualified Factoring Program: a factoring program sponsored by a Qualified Account Debtor in partnership with one or more Qualified Factors, under which each participating supplier of such Qualified Account Debtor may in its sole discretion sell, convey, transfer or assign from time to time, on a non-recourse basis, all or a portion of its Factoring Transaction Assets to such Qualified Factor(s) on mutually-agreed terms and conditions.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Receivable Records: all records and documents evidencing or relating to any of the Receivables, including invoices, purchase orders, delivery receipts, waybills, payment records, receivable agings and other like documents, whether or not in written or electronic format or in any other medium.

Receivables: (a) all Accounts (and related Supporting Obligations), and (b) all other rights to payment arising from services rendered or from the sale, lease, use or other disposition of Inventory or Documents, whether such rights to payment constitute Payment Intangibles, Letter-of-Credit Rights, Supporting Obligations or any other classification of property, or are evidenced in whole or in part by Instruments, Chattel Paper or Documents.

Recipient: Administrative Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount (or accreted value, if applicable) that does not exceed the principal amount of the Debt being extended, renewed or refinanced except by an amount equal to any unpaid accrued interest and premium (including applicable prepayment premium) thereon, plus fees and expenses incurred therewith; (b) it has a final maturity no sooner than, and a weighted average life no less than, the Debt being extended, renewed or refinanced; (c) if the Debt being refinanced is subordinated to the Obligations, the Refinancing Debt remains so subordinated on terms not less favorable to the Lenders as determined by Administrative Agent in its reasonable discretion, and the obligors in respect of such Refinancing Debt remain the only obligors thereon, except that Holdings may guarantee such Refinancing Debt on an unsecured basis; and (d) no additional Lien is granted to secure it.

Refinancing Debt: Debt that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(a), (c), (d), (f), (g), (i), (j), (m) or (w) and the definition of “Refinancing Conditions.”

Register: as defined in Section 5.9.3.

Reimbursement Date: as defined in Section 2.2.2.

Related Real Estate Documents: with respect to any Mortgaged Property, documents in form and substance substantially similar to those delivered or required to be delivered to Term/Notes Agent by the applicable Obligors pursuant to the Senior Term Loan Documents and Senior Secured Note Documents.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord of any premises where any of the Inventory is located or to any, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or has asserted a Lien on such Collateral; and (b) a reserve at least equal to three (3) months rent and other charges with respect to any material Collateral in the possession of, or at a location owned by, a Person other than an Obligor or an Affiliate thereof, unless such Person has executed a Lien Waiver; provided, however, that in no event shall the Rent and Charges Reserve at any leased location exceed the value of the Collateral maintained at such location.

Report: as defined in Section 12.2.3.

Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

Required Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments, and (b) if the Revolver Commitments have terminated, Revolver Exposure in excess of 50% of all outstanding Revolver Exposure.

Required Perfection Documents: with respect to any Lien granted in favor of Administrative Agent, all documents necessary to be filed, published or registered with any Governmental Authority to perfect or render enforceable, or to maintain the uninterrupted perfection and enforceability of, such Lien, including all UCC-1 financing statements, and any other appropriate documentation, filings, publications or registrations under any Applicable Law.

Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors)).

Restricted Investment: any Investment by an Obligor or a Subsidiary thereof, other than:

(a) Investments in Cash Equivalents and bank deposits made in the Ordinary Course of Business;

(b) (i) Investments by Obligors and their Subsidiaries existing on the date hereof in the Equity Interests of other Obligors and their Subsidiaries and (ii) additional Investments by Obligors and Subsidiaries in the Equity Interests of Obligors and their Subsidiaries; provided that any such Equity Interests held by an Obligor shall be pledged pursuant to the Pledge Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to therein), and the aggregate amount of Investments by Obligors in, and loans and advances by Obligors to, Subsidiaries that are not Obligors (determined without regard to any write-downs or write-offs of such Investments, loans and advances), together with all loans or advances made pursuant to clause (g) of this definition, shall not exceed $25,000,000 at any time outstanding;

(c) Investments consisting of extensions of credit in the nature of Accounts or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors and other credits to suppliers made in the Ordinary Course of Business;

(d) Guarantees permitted by Section 10.2.1;

(e) Investments existing on the date hereof and set forth on Schedule 10.2.5(f);

(f) Investments by an Obligor in Hedging Agreements subject to Section 10.2.15;

(g) loans or advances made by any Borrower to any Subsidiary and made by any Subsidiary to Holdings, any Borrower or any other Subsidiary; provided that (i) such loans and advances shall be (A) unsecured and (B) within 45 days after the Closing Date, be subordinated to the Obligations pursuant to a subordination agreement reasonably satisfactory to Administrative Agent and (ii) the amount of such loans and advances made by Obligors to Subsidiaries that are not Obligors shall be subject to the limitation set forth in clause (b) of this definition;

(h) Promissory notes and other non-cash consideration received in connection with Asset Dispositions permitted by Section 10.2.6;

(i) Investments in the Ordinary Course of Business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;

(j) Any loans or other advances of money made pursuant to the terms of Section 10.2.7;

(k) Investments (including debt obligations and Equity Interests) received in connection with the Insolvency Proceeding of any Person and in settlement of obligations of, or other disputes with, such Persons arising in the Ordinary Course of Business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l) Permitted Acquisitions; and

(m) other Investments so long as, at the time of and after giving effect to any such Investment, (i) Availability is equal to or greater than $100,000,000 and (ii) no Event of Default exists; provided, that in no event shall any additional Acquisition be permitted under this clause (m) unless it constitutes a Permitted Acquisition.

Restrictive Agreement: an agreement (other than a Loan Document) that, if for so long as an Obligor or any Subsidiary is a party thereto, conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any Intercompany Loan.

Revolver Commitment: at any date for any Lender, the obligation of such Lender to make Revolver Loans and to purchase participations in LC Obligations pursuant to the terms and conditions of this Agreement, which shall not exceed the principal amount set forth opposite such Lender’s name under the heading “Revolver Commitment” on Schedule 1.1(a) or as described in the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance; and “Revolver Commitments” means the aggregate principal amount of the Revolver Commitments of all Lenders, the maximum amount of which on any date shall equal the Revolver Facility Amount.

Revolver Exposure: on any date, an amount equal to the sum of the Revolver Loans outstanding on such date plus the LC Obligations on such date.

Revolver Facility Amount: an amount equal to $300,000,000, as such Revolver Facility Amount may be adjusted from time to time in accordance with the provisions of Sections 2.1.5, 2.1.8, and 11.2.

Revolver Loans: loans made by Lenders to Borrowers (including Swingline Loans) pursuant to Section 2.1, which Revolver Loans shall be denominated in Dollars and shall be either a Base Rate Loan or a LIBOR Loan, in each case as selected by Borrowers, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Notes: the promissory notes to be executed by Borrowers on or about the Closing Date in favor of each Lender that requests a promissory note to evidence the Revolver Loans funded from time to time by Lenders (other than Swingline Loans), which shall be in the form of Exhibit A to this Agreement, together with any replacement or successor notes therefor, and shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.

Revolver Termination Date: June 16, 2014.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower, a Subsidiary or other Obligor under a License.

Russell Hobbs: as defined in the introductory paragraph to this Agreement.

Russell Hobbs Contribution: as defined in the recitals to this Agreement.

Russell Hobbs Material Adverse Effect: any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, (i) is materially adverse to the business, results of operations or financial condition of Russell Hobbs and any of its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a “Russell Hobbs Material Adverse Effect” for purposes of Sections 6.2(b) and 9.1.7(d)(i): any event, circumstance, change, development or effect to the extent arising out of or resulting from (A) changes in the United States or global economy or capital, financial, banking, credit or securities markets generally, (B) any act of war or armed hostilities or the occurrence of acts of terrorism or sabotage in each case, in the United States, (C) the announcement of the Merger Agreement or the Transaction (as defined in the Merger Agreement), (D) changes in Applicable Law or in the interpretation thereof, (E) changes in GAAP (or in the interpretation thereof) or accounting principles, practices or policies that are imposed on Russell Hobbs or any of its Subsidiaries, (F) changes in general economic, legal, tax, regulatory or political conditions in the geographic regions in which Russell Hobbs and its subsidiaries operate or the market for Russell Hobbs’s products, (G) any failure of Russell Hobbs to meet financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “Russell Hobbs Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Russell Hobbs Material Adverse Effect), or (H) the matters described in the Indemnity Agreement (as defined in the Merger Agreement); provided, however, that such matters in the case of clauses (A), (B), (D), (E) and (F) shall be taken into account in determining whether there has been or will be a “Russell Hobbs Material Adverse Effect” to the extent, but only to the extent, of any disproportionate impact on Russell Hobbs and its Subsidiaries, taken as a whole, relative to other participants operating in the same industries and the geographic markets of Russell Hobbs and its Subsidiaries, or (ii) would have, or be reasonably likely to have, a material adverse effect on the ability of Russell Hobbs to perform its obligations under the Merger Agreement or to consummate the Transaction (as defined in the Merger Agreement) prior to the Merger Outside Date.

Russell Hobbs Merger: as defined in the recitals to this Agreement.

Russell Hobbs Merger Sub: as defined in the recitals to this Agreement.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

SEC: the Securities and Exchange Commission or any successor thereto.

Secured Bank Product Obligations: Bank Product Debt owing to a Secured Bank Product Provider, up to the maximum amount specified by such provider in writing to Administrative Agent (other than in the case of Bank of America or its Affiliates, which shall not be required to provide any such written notice), which amount may be (i) increased with respect to any existing Noticed Hedge at any time by further written notice to Administrative Agent, or (ii) established or increased with respect to any Secured Bank Product Obligations other than an existing Noticed Hedge by further written notice to Administrative Agent from time to time, as long as, in each case under this subclause (ii): (A) no Default or Event of Default exists, (B) establishment of a Bank Product Reserve for such amount and all other Secured Bank Product Obligations would not result in an Overadvance, and (C) the aggregate amount of Bank Product Debt arising from Bank Products described in clauses (c) and (d) of the definition thereof shall not exceed $50,000,000.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Person that, at the time it agrees to provide a Bank Product, is a Lender or an Affiliate of a Lender (or, in the case of any Person that enters into a Hedging Agreement on June 15, 2010, becomes a Lender or an Affiliate of a Lender on June 16, 2010), provided that the provider delivers written notice to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, by the later of the Closing Date or 10 Business Days following creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.15.

Secured Parties: Administrative Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Securities Laws: the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.

Security Agreement: collectively, this Agreement, together with each other security agreement supplement executed and delivered pursuant to Section 10.1.9.

Security Documents: (a) the Mortgages, (b) the Guaranties, (c) each Insurance Assignment, (d) the Patent Security Agreement, (e) the Trademark Security Agreement, (f) the Pledge Agreements, (g) the Deposit Account Control Agreements, (h) each Security Agreement, and (i) all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

Senior Officer: of any Person shall mean any executive officer, any Financial Officer and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

Senior Secured Notes: those certain 9 1/2% Senior Secured Notes due June 15, 2018 issued pursuant to the Senior Secured Note Indenture.

Senior Secured Note Documents: collectively, the Senior Secured Note Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Secured Notes or providing for any Guarantee or other right in respect thereof.

Senior Secured Note Indenture: that certain Indenture dated as of June 16, 2010, among Spectrum, as issuer, the guarantors party thereto and the Senior Secured Note Indenture Trustee.

Senior Secured Note Indenture Trustee: U.S. Bank, National Association, as trustee in respect of the Senior Secured Notes and any Person acting in a similar capacity under any amendment, restatement, supplement, replacement or refinancing thereof.

Senior Term Lenders: the lenders party to the Senior Term Loan Agreement from time to time.

Senior Term Loan Agreement: that certain Credit Agreement, dated of even date herewith, by and among Spectrum, as borrower, Holdings and certain Subsidiaries, each as a guarantor, Credit Suisse AG, as administrative agent, and the Senior Term Lenders, as the same may be amended, modified, supplemented, restated, replaced or refinanced from time to time in accordance with the terms thereof and of the Intercreditor Agreements.

Senior Term Loan Debt: the Debt incurred by Spectrum under the Senior Term Loan Documents in the aggregate principal amount not to exceed $750,000,000; plus any increase in such principal amount in an amount not to exceed on any date $100,000,000 minus the aggregate amount of any Commitment Increases consummated hereunder on or before such date; minus the aggregate amount of all repayments and prepayments of the principal of the obligations under the Senior Term Loan Agreement (other than prepayments or repayments of such obligations in connection with a refinancing thereof); plus interest, fees, premiums, costs, expenses, indemnities and other amounts in accordance with the Senior Term Loan Documents and the Intercreditor Agreements.

Senior Term Loan Documents: the “Loan Documents” as such term is defined in the Senior Term Loan Agreement.

Settlement Report: a report delivered by Administrative Agent to Lenders summarizing the Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Software: shall mean and include “software” as defined in the UCC, including all computer programs and all supporting information provided in connection with a transaction related to any program.

Solvent: as to any Person, such Person (a) owns Property whose fair saleable value (as defined below) is greater than the amount required to pay all of its Debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair saleable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its Debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair saleable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Dormant Foreign Subsidiary: each of the following Foreign Subsidiaries: Minera Vidaluz S.A. de C.V., Rayovac Foreign Sales Corporation, and Zoephos International N.V., so long as each such Foreign Subsidiary transacts no business and has no operations other than activities required to maintain its existence; provided that no Subsidiary may be a Specified Dormant Foreign Subsidiary if Spectrum or any of its other Subsidiaries provides any credit support thereto or is liable in any respect for the liabilities thereof greater in the aggregate than such Subsidiary’s fair market value.

Specified Representations: (a) the representations made by or on behalf of Spectrum or Russell Hobbs, as the case may be, in the Merger Agreement as are material to the interests of Lenders, but only to the extent that a condition to the obligations of Russell Hobbs or Spectrum, as the case may be, to consummate the transactions contemplated by the Merger Agreement is not, prior to the time that Russell Hobbs or Spectrum, as the case may be, would have the right to terminate the Merger Agreement, satisfied as a result of a breach of such representations in the Merger Agreement and (b) Sections 9.1.1, 9.1.2, 9.1.3, 9.1.5(c), 9.1.7(d)(i), 9.1.7(e), 9.1.17(b), 9.1.22, 9.1.23 and 9.1.24 .

Spectrum: as defined in the introductory paragraph to this Agreement.

Spectrum Contribution: as defined in the recitals to this Agreement.

Spectrum Material Adverse Effect: any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, (i) is materially adverse to the business, results of operations or financial condition of Spectrum and any of its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a “Spectrum Material Adverse Effect” for purposes of Sections 6.2(b) and 9.1.7(d)(i): any event, circumstance, change, development or effect to the extent arising out of or resulting from (A) changes in the market price or trading volume of Spectrum common stock (it being understood that the factors giving rise to or contributing to any such change that are not otherwise excluded from the definition of “Spectrum Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Spectrum Material Adverse Effect), (B) changes in the United States or global economy or capital, financial, banking, credit or securities markets generally, (C) any act of war or armed hostilities or the occurrence of acts of terrorism or sabotage in each case, in the United States, (D) the announcement of the Merger Agreement or the Transaction (as defined in the Merger Agreement), (E) changes in Applicable Law or in the interpretation thereof, (F) changes in GAAP (or in the interpretation thereof) or accounting principles, practices or policies that are imposed on Spectrum or any of its subsidiaries, (G) changes in general economic, legal, tax, regulatory or political conditions in the geographic regions in which Spectrum and its subsidiaries operate or the market for Spectrum’s products, (H) any failure of Spectrum to meet financial projections or forecasts (it being understood that the factors giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “Spectrum Material Adverse Effect” may be deemed to constitute, or be taken into account in determining whether there has been or would be reasonably likely to have been, a Spectrum Material Adverse Effect), or (I) any litigation arising from any alleged breach of fiduciary duty or other violation of law relating to the Merger Agreement or the Transaction (as defined in the Merger Agreement); provided, however, that such matters in the case of clauses (B), (C), (E), (F) and (G) shall be taken into account in determining whether there has been or will be a “Spectrum Material Adverse Effect” to the extent, but only to the extent, of any disproportionate impact on Spectrum and its subsidiaries, taken as a whole, relative to other participants operating in the same industries and the geographic markets of Spectrum and its Subsidiaries, or (ii) would have, or be reasonably likely to have, a material adverse effect on the ability of Spectrum to perform its obligations under the Merger Agreement or to consummate the Transaction (as defined in the Merger Agreement) prior to the Merger Outside Date.

Spectrum Merger: as defined in the recitals to this Agreement.

Spectrum Merger Sub: as defined in the recitals to this Agreement.

Sponsors: (a) each of Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd; (b) any Affiliate or director, trustee, officer, employee, agent and advisor of any Person or such Person’s Affiliates specified in clause (a), other than another portfolio company thereof (which means a company actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company”; and (c) any Person both the Equity Interests of such Person and the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such Person of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (a) and (b).

Subordinated Debt: Debt incurred (or guaranteed) by an Obligor that is expressly subordinate and junior in right of payment to Full Payment of all Obligations pursuant to an agreement reasonably satisfactory to Administrative Agent, and which is on terms (including maturity, interest, fees, repayment, and covenants), taken as a whole, that are reasonably satisfactory to Administrative Agent.

subsidiary: with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

Subsidiary: a direct or indirect subsidiary of Spectrum.

Super Holdco: as defined in the recitals to this Agreement.

Supermajority Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 66% of the aggregate Revolver Commitments, and (b) if the Revolver Commitments have terminated, Revolver Exposure in excess of 66% of all outstanding Revolver Exposure.

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Administrative Agent’s funds, until such Borrowing is settled among Lenders pursuant to Section 4.1.3.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term/Notes Agent: the “Term/Notes Agent” as such term is defined in the ABL Intercreditor Agreement and any Person acting in a similar capacity under any amendment, restatement, supplement or replacement thereof.

Term/Notes Secured Parties: the “Secured Parties” as such term is defined in the Collateral Trust Agreement.

Term/Notes Priority Collateral: as such term is defined in the ABL Intercreditor Agreement.

Trademark Security Agreement: each trademark security agreement pursuant to which an Obligor grants to Administrative Agent, for the benefit of Secured Parties, a Lien on such Obligor’s interests in trademarks and trademark applications, as security for the Obligations.

Transactions: collectively, (a) the execution, delivery and performance by Obligors of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Acquisition, (b) the execution, delivery and performance by Obligors of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (c) the execution, delivery and performance by Holdings, Obligors and Subsidiaries party thereto of the Senior Secured Note Documents and the issuance of the Senior Secured Notes, (d) the execution, delivery and performance by Holdings, Obligors and Subsidiaries party thereto of the Senior Term Loan Documents to which they are party, (e) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Facilities and (f) the payment of related fees and expenses.

Transaction Expenses: fees and expenses payable or otherwise borne by Obligors and Subsidiaries in connection with the Transactions and incurred before, or on or about, the Closing Date, including the costs of legal and financial advisors to Obligors and the agents or trustees under this Agreement, the Senior Term Loan Agreement and the Senior Notes Indenture and prepayment fees and penalties in connection with the prepayment of the existing Debt of Obligors and Subsidiaries on or about the Closing Date.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations, provided that, in no event shall any Obligor, any Affiliate of an Obligor, or any Sponsor constitute a Transferee.

Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period, and which shall be either a LIBOR Loan or a Base Rate Loan.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other state govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such state.

Undrawn Amount: on any date with respect to a particular Letter of Credit, the Dollar amount then available to be drawn under such Letter of Credit.

Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Holdings delivered to Administrative Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Holdings’ certified public accountants concur in such change, the change is disclosed to Administrative Agent, and Section 10.3 is amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Commercial Tort Claim,” “Letter-of-Credit Right” and “Supporting Obligation.”

1.4 Pro Forma Calculations. All pro forma calculations permitted or required to be made by Borrowers or any Subsidiary pursuant to this Agreement (other than for purposes of Section 6.1(q)) shall include only those adjustments that would be (a) permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (i) have been certified by a Financial Officer of the Borrower Agent as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (b) required by the definition of Consolidated EBITDA.

1.5 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Administrative Agent’s Appropriate Notice Office; or (g) discretion of Administrative Agent, Issuing Bank or any Lender shall mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Administrative Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Administrative Agent, Issuing Bank or any Lender under any Loan Documents. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date on which such Default or an Event of Default occurs to the date on which such Default or an Event of Default is waived in writing by Administrative Agent (acting with the consent or at the direction of Lenders or Required Lenders, as applicable) pursuant to this Agreement or cured. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrowers’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates. Any Lien referred to in the Agreement or any of the other Loan Documents as having been created in favor of Administrative Agent, any agreement entered into by Administrative Agent pursuant to the Agreement or any of the other Loan Documents, any payment made by or to, or funds received by, Administrative Agent pursuant to or as contemplated by any of the Loan Documents, or any other act taken or omitted to be taken by Administrative Agent shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted for the benefit or account of Administrative Agent and the other Secured Parties.

SECTION 2. CREDIT FACILITIES

2.1 Revolver Commitment.

2.1.1 Revolver Loans to Borrowers. Each Lender agrees, severally and not jointly with the other Lenders, upon the terms and subject to the conditions set forth herein, to make Revolver Loans to Borrowers on any Business Day during the period from the Closing Date to the Commitment Termination Date, not to exceed in the aggregate principal amount outstanding at any time such Lender’s Revolver Commitment to Borrowers at such time, which Revolver Loans may be repaid and re-borrowed in accordance with the provisions of this Agreement; provided, however, that such Lenders shall have no obligation to Borrowers whatsoever to honor any request for a Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof the aggregate principal amount of all Revolver Loans then outstanding (including Swingline Loans and after giving effect to all pending requests for Revolver Loans) or the Revolver Exposure exceeds, or would exceed after the funding of such Revolver Loan, the Borrowing Base or the aggregate amount of the Revolver Commitments (and such Lenders shall only be obligated to Administrative Agent to do so to the extent they are so required pursuant to the terms of Section 2.1.6). Each Borrowing of Revolver Loans shall be funded by Lenders on a Pro Rata basis in accordance with their respective Revolver Commitments to Borrowers (except for

Bank of America with respect to Swingline Loans). The Revolver Loans shall bear interest as set forth in Section 3.1. Each Revolver Loan shall, at the option of Borrowers, subject to Sections 3.1.2(a) and 3.1.4, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Base Rate Loans or LIBOR Loans. The Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Collateral. Borrowers shall be jointly and severally liable to pay all of the Revolver Loans made to any other Borrower. Each Revolver Loan shall be funded and repaid in Dollars.

2.1.2 Cap on Revolver Exposure. Notwithstanding anything to the contrary contained in Section 2.1.1, in no event shall any Borrower be entitled to receive a Revolver Loan if at the time of the proposed funding of such Revolver Loan (and after giving effect thereto and all pending requests for Revolver Loans), the Revolver Exposure exceeds (or would exceed) the Maximum Revolver Facility Amount.

2.1.3 Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Administrative Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note payable to such Lender (or the assignee of such Lender) in the amount of such Lender’s Revolver Commitment, which shall be executed by Borrowers, completed in conformity with this Agreement and delivered to such Lender. All outstanding principal amounts and accrued interest under the Revolver Notes shall be due and payable as set forth in Section 5.

2.1.4 Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt; (b) to pay the Transaction Expenses; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers; provided that the proceeds of Revolver Loans shall not be used to repay existing Debt of Russell Hobbs and Spectrum and their respective Subsidiaries outstanding as of the Closing Date (including any existing hedging arrangements with the Existing Lenders in connection with the Existing Credit Agreement on the Closing Date) and the Transaction Expenses in an aggregate amount in excess of $100,000,000.

2.1.5 Voluntary Reduction or Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least five (5) Business Days prior written notice to Administrative Agent, Borrowers may, at their option, terminate the Revolver Commitments and this credit facility. Any notice of termination given by Borrowers shall be irrevocable. On the termination date, Borrowers shall make Full Payment of all Obligations.

(b) Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, upon at least three (3) Business Days prior written notice to Administrative Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $10,000,000, or an increment of $5,000,000 in excess thereof.

2.1.6 Overadvances. If at any time the aggregate Revolver Loans outstanding on any date exceed the Borrowing Base on such date or the Revolver Facility Amount (in each case, an “Overadvance”), the excess amount shall be payable by Borrowers to Administrative Agent on demand by Administrative Agent (or if required by the Required Lenders), but all such Revolver Loans shall nevertheless constitute Obligations of Borrowers secured by the Collateral of Obligors and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Administrative Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance (a) when no Event of Default exists (or if an Event of Default exists, when the existence of such Event of Default is not known by Administrative Agent), if and for so long as (i) such Overadvance does not continue for a period of more than thirty (30) consecutive days, following which no Overadvance exists for at least thirty (30) consecutive days before another Overadvance exists, (ii) the amount of the Revolver Exposure outstanding at any time does not exceed the aggregate of the Revolver Commitments at such time, and (iii) the Overadvance is not known by Administrative Agent at the time in question to exceed an amount that is equal to 5% of the lesser of the Borrowing Base and the aggregate amount of the Revolver Commitments at such time; and (b) regardless of whether or not an Event of Default exists, if Administrative Agent discovers the existence of an Overadvance not previously known by it to exist, Lenders shall be obligated to continue making such Revolver Loans as directed by Administrative Agent only (i) if the amount of the Overadvance is not increased by more than an amount that is equal to 2.5% of the lesser of the Borrowing Base and the aggregate amount of the Revolver Commitments at such time above the amount determined by Administrative Agent to exist on the date of discovery thereof and (ii) for a period not to exceed fifteen (15) Business Days; provided, however, that without the consent of all Lenders, the aggregate amount of the Overadvance permitted under this Section 2.1.6 at any time (i) shall not exceed an amount that is equal to 7.5% of the lesser of the Borrowing Base and the aggregate amount of the Revolver Commitments at such time, (ii) together with the aggregate amount of any Protective Advances outstanding under Section 2.1.7, may not exceed an amount that is equal to 10% of the lesser of the Borrowing Base and the aggregate amount of the Revolver Commitments at such time, and (iii) shall not cause the Revolver Exposure to exceed the Revolver Facility Amount at such time. If any Overadvance shall continue to exist at any time after the expiration of the periods set forth in clauses (a) or (b) above, Administrative Agent may (and shall at the request of Required Lenders) demand payment thereof. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section 2.1.6 nor authorized to enforce any of its terms.

2.1.7 Protective Advances. Administrative Agent shall be authorized in its sole and absolute discretion, at any time that a Default or Event of Default exists or any of the conditions precedent set forth in Section 6 hereof have not been satisfied, to make Base Rate Loans (collectively, “Protective Advances”) to Borrowers on behalf of Lenders, provided that, the sum of the amount of Overadvances made pursuant to Section 2.1.6 and Protective Advances made pursuant to this Section 2.1.7 at any time shall not exceed an amount that is equal to 10% of the lesser of the Borrowing Base and the aggregate amount of the Revolver Commitments at such time (and in no event shall any such Protective Advance cause the Revolver Exposure to exceed the Revolver Facility Amount without the consent of all Lenders), but only to the extent that Administrative Agent deems the funding of such Base Rate Loans to be necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the collectibility or repayment of the Obligations or (iii) to pay any other amount chargeable to Obligors pursuant to the terms of this Agreement or the other Loan Documents, including costs, fees and expenses, all of which Base Rate Loans advanced by Administrative Agent shall be deemed part of the Obligations and secured by the Collateral, shall be treated as Swingline Loans and shall be settled and paid by Obligors and Lenders as provided herein for Swingline Loans; provided, however, that Required Lenders may at any time revoke Administrative Agent’s authorization to make any such Loans by written notice to Administrative Agent, which shall become effective upon and after Administrative Agent’s receipt thereof.

2.1.8 Increase of Revolver Commitments.

(a) Subject to the terms and conditions hereof, at any time and from time to time after the Closing Date and up to the Commitment Termination Date, provided that no Default or Event of Default exists and Borrowers are in pro forma compliance with Section 10.3, Borrowers may request one or more increases in the Revolver Commitments for Revolver Loans (each such commitment increase, a “Commitment Increase”) by notifying Administrative Agent (and Administrative Agent shall notify each Lender) of the amount of the proposed Commitment Increase. Notwithstanding anything to the contrary contained in this Agreement, no Commitment Increase shall require the approval of any Lender other than any Lender (if any) providing all or part of the Commitment Increase, no Lender shall be required to provide all or part of any Commitment Increase unless it agrees to do so in its sole discretion, no

Commitment Increase shall be in an amount less than $25,000,000, and the aggregate amount of all Commitment Increases shall not exceed the Maximum Increase Amount. On the date of any Commitment Increase, Borrower Agent shall certify to Administrative Agent in writing that the aggregate amount of Commitment Increases is permitted under the Material Contracts and Applicable Law.

(b) Any Commitment Increase shall be offered by Borrowers to Lenders Pro Rata in accordance with the Revolver Commitments for Revolver Loans of such Lenders on the date that the Commitment Increase is requested. Lenders shall have ten (10) Business Days to respond to any request for a Commitment Increase (by notice to Borrowers and Administrative Agent) and may elect to accept all, a portion or none of their respective Pro Rata shares of the proposed Commitment Increase. Any Lender that fails to respond to a request for a Commitment Increase by the end of such ten (10) Business Day period will be deemed to have declined the request for its Pro Rata share of the requested Commitment Increase. If any portion of a requested Commitment Increase is not provided by a Lender, then Borrowers may offer any such portion to the other Lenders or request that one or more Eligible Assignees provide such Commitment Increase. In any such case, each Person providing a portion of the requested Commitment Increase shall execute and deliver to Administrative Agent and Borrowers all such documentation as may be reasonably required by Administrative Agent to evidence such Commitment Increase.

(c) If any requested Commitment Increase is agreed to in accordance with this Section 2.1.8, Administrative Agent and Borrowers shall determine the effective date of such Commitment Increase (the “Commitment Increase Effective Date”). Administrative Agent, with the consent and approval of Borrowers, shall promptly confirm in writing to Lenders the final allocation of such Commitment Increase and the Commitment Increase Effective Date. On the Commitment Increase Effective Date: (i) Schedule 1.1(a) shall be amended to reflect the re-allocated Revolver Commitments for Revolver Loans; (ii) upon execution of a supplement in form and substance satisfactory to Administrative Agent, each Person added as a new Lender pursuant to a Commitment Increase (a “New Lender”) shall become a Lender hereunder and under the other Loan Documents with a Revolver Commitment for Revolver Loans as set forth on amended Schedule 1.1(a); (iii) the Revolver Commitment for Revolver Loans of each existing Lender that increases its Commitment pursuant to a Commitment Increase (an “Increasing Lender”) shall be increased as reflected on such amended Schedule 1.1(a); and (iv) on the Commitment Increase Effective Date, Lenders will settle with Administrative Agent in accordance with Section 4.1.3(b) such that, after giving effect to such settlement, each Lender (including each New Lender) will hold a Pro Rata portion of the Revolver Loans. Any New Lender shall be required to have a Revolver Commitment of not less than $10,000,000. The increase of the Revolver Commitment for Revolver Loans in accordance with this Section 2.1.8 shall not require any further consent under Section 14.1.1 hereof, and Administrative Agent, Borrowers and Lenders shall execute any amendments to give effect to the terms of this Section 2.1.8 if deemed necessary by Administrative Agent.

(d) As a condition precedent to the effectiveness of any such Commitment Increase, Borrower Agent shall deliver to Administrative Agent a certificate signed by an authorized officer of Borrower Agent upon execution of a supplement in form and substance reasonably satisfactory to Administrative Agent, dated as of the Commitment Increase Effective Date, certifying that as of the Commitment Increase Effective Date no Default or Event of Default exists. Borrowers agree to execute and deliver to Administrative Agent new Notes evidencing such Commitment Increase at Administrative Agent’s request.

(e) With respect to any Commitment Increase under this Agreement, such Commitment Increase shall be subject to the applicable terms and conditions governing the existing Commitments on the Commitment Increase Effective Date; provided that Borrowers hereby agree to pay to Administrative Agent and the New Lenders such arrangement, commitment and other fees and expenses to be agreed between Borrowers and Administrative Agent and the New Lenders in connection with such Commitment Increase.

2.2 Letter of Credit Facility.

2.2.1 Issuance of Letters of Credit. Subject to all of the terms and conditions hereof, the Credit Parties agree to establish a letter of credit facility pursuant to which Administrative Agent shall cause Issuing Bank to (A) issue, amend or renew Letters of Credit previously issued by it, and (B) to honor drafts under the Letters of Credit issued pursuant to this Section 2.2 from time to time until thirty (30) days prior to the Revolver Termination Date (or until the Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three (3) Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Borrower shall have Cash Collateralized such Defaulting Lender’s Pro Rata share of the requested Letter of Credit in accordance with the procedures set forth in Section 2.23, or such Lender or Borrowers have entered into arrangements satisfactory to Administrative Agent and Issuing Bank to eliminate any funding risk associated with the Defaulting Lender. If Issuing Bank receives written notice from a Lender at least five (5) Business Days before the issuance of a Letter of Credit that any LC Condition has not been satisfied, Administrative Agent shall have no obligation to cause Issuing Bank to issue the requested Letter of Credit (or any other), and Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower only (i) to support payment obligations of an Obligor incurred in the Ordinary Course of Business; or (ii) for other purposes as Administrative Agent and Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank. Each Letter of Credit issued by Issuing Bank for the account of an Obligor shall be deemed to have been issued for the joint account of each Borrower whether or not such other Borrowers have executed any LC Documents, and each Borrower shall be jointly and severally liable for the payment of all LC Obligations arising from or related to such Letter of Credit.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, no Credit Party shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Administrative Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. In addition to all of its other rights and remedies under this Agreement and any LC Application, Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected with reasonable care.

2.2.2 Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Issuing Bank shall notify, within a reasonable period of time, the relevant Borrower of such drawing, and such Borrower shall pay to Issuing Bank, in Dollars, on the same day (the “Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, and whether or not Issuing Bank notified the applicable Borrower in accordance with the first sentence of this Section 2.2.2(a), in the event that Borrowers fail to reimburse Issuing Bank on or by the Reimbursement Date, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Revolver Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrowers do not reimburse such payment on the Reimbursement Date, Administrative Agent shall promptly notify Lenders and each Lender shall promptly (within one (1) Business Day) and unconditionally pay to Administrative Agent, for the benefit of Issuing Bank, such Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Administrative Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

2.2.3 Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within twenty (20) Business Days prior to the Revolver Termination Date, then Borrowers shall, at Issuing Bank’s or Administrative Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations (but not to exceed such Lender’s applicable Revolver Commitment). Borrowers shall, on demand by Issuing Bank or Administrative Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Administrative Agent) advance, as Revolver Loans, the amount of the Cash Collateral required (whether or not the Revolver Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied) in the currency in which such Letter of Credit is denominated. Each Borrower hereby pledges to Administrative Agent and grants to Administrative Agent a Lien upon, for the benefit of Administrative Agent in such capacity and for the Pro Rata benefit of Lenders, all Cash Collateral remitted by it and held in the Cash Collateral Account from time to time, and all proceeds thereof, as security for the payment of all Obligations of such Borrower (including LC Obligations), whether or not then due and payable.

2.2.4 Existing Letters of Credit. As of the Closing Date, there exist certain letters of credit issued by Bank of America for the account of one or more Borrowers, as more fully described on Schedule 2.2.4 hereto, not to exceed an aggregate Undrawn Amount, as to all such letters of credit, of $50,000,000 (collectively, the “Existing Letters of Credit”). The parties hereto acknowledge and agree that, concurrently with the making of the initial Loans hereunder, such Existing Letters of Credit shall constitute Letters of Credit hereunder for all purposes as fully as if such Existing Letters of Credit had been issued as Letters of Credit hereunder.

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates and Payment of Interest.

(a) Except as otherwise provided in Section 3.1.5:

(i) each Revolver Loan that is a Base Rate Loan shall bear interest for the period commencing with the funding thereof until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin with respect to the Base Rate for Revolver Loans as in effect from time to time; and

(ii) each Revolver Loan that is a LIBOR Loan shall bear interest for the period commencing with the funding thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to LIBOR determined for such Interest Period plus the Applicable Margin with respect to LIBOR for Revolver Loans as in effect from time to time.

Upon determining LIBOR for any Interest Period requested by Borrower Agent, Administrative Agent shall promptly notify Borrower Agent thereof by telephone and, if so requested by Borrower Agent, confirm the same in writing. Such determination shall, absent manifest error, be final, conclusive and binding on all parties and for all purposes. The applicable rate of interest for all Revolver Loans (or portions thereof) bearing interest based upon the Base Rate shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day on which any such change in the Base Rate becomes effective. Interest on each Loan shall accrue from and include the date on which such Loan is made or converted to a Loan of another Type or continued as a Loan of the same Type to (but excluding) the date of any repayment thereof; provided, however, that, if a Revolver Loan is repaid on the same day made, one day’s interest shall be paid on such Revolver Loan. Interest on the Loans shall be payable in the currency of the underlying Loan.

(b) Notwithstanding anything to the contrary contained herein, during an Insolvency Proceeding with respect to any Obligor, or the liquidation, dissolution, or winding up of any Obligor, or during any other Event of Default if Administrative Agent or Required Lenders in their discretion so elect, the Obligations shall bear interest at the Default Rate as set forth in Section 3.1.5.

(c) Interest accrued on the Loans shall be due and payable as set forth in Section 5.4. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2 Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Administrative Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Administrative Agent a Notice of Conversion/Continuation, no later than 12:00 noon New York time at least three (3) Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Administrative Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the aggregate principal amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loans into Base Rate Loans.

3.1.3 Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrowers shall select an interest period (each an “Interest Period”) to apply, which interest period shall be 30, 60, 90 or 180 days; provided, however, that:

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.1.4 Interest Rate Not Ascertainable. If Administrative Agent shall determine in good faith that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Administrative Agent shall immediately notify Borrower Agent of such determination. Until Administrative Agent notifies Borrower Agent that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.

3.1.5 Default Rate of Interest. Borrowers shall pay interest at a rate per annum equal to the Default Rate (i) with respect to any portion of the principal amount of the Obligations (and, to the extent permitted by Applicable Law, all past due interest thereon) that is not paid on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) until Full Payment thereof; and (ii) with respect to the principal amount of any Overadvance Loans (unless otherwise agreed in writing by Required Lenders), whether or not demand for payment thereof has been made by Administrative Agent. To the fullest extent permitted by Applicable Law, the Default Rate shall apply and accrue on any judgment entered with respect to any of the Obligations and to the unpaid principal amount of the Obligations during any Insolvency Proceeding, or the liquidation, dissolution or winding up of a Borrower. Each Borrower acknowledges that the cost and expense to Administrative Agent and each Lender attendant upon the occurrence of an Event of Default are difficult to ascertain or estimate and that the Default Rate is a fair and reasonable estimate to compensate Administrative Agent and Lenders for such added cost and expense. Interest accrued at the Default Rate shall be due and payable on demand (unless otherwise agreed to by Administrative Agent in writing).

3.2 Fees.

3.2.1 Unused Line Fee. Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of Lenders, (i) if the average daily balance of Revolver Loans and stated amount of Letters of Credit equals or exceeds 50% of the Revolver Commitments during the immediately preceding Fiscal Quarter, a fee equal to 0.50% per annum times the amount by which the Revolver Commitments for Revolver Loans exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during such Fiscal Quarter, and (ii) if the average daily balance of Revolver Loans and stated amount of Letters of Credit is less than 50% of the Revolver Commitments during the immediately preceding Fiscal Quarter, a fee equal to 0.75% per annum times the amount by which the Revolver Commitments exceed the average daily balance of Revolver Loans and stated amount of Letters of Credit during such Fiscal Quarter. Such fees shall be payable in arrears, on the first Business Day of each Fiscal Quarter and on the Commitment Termination Date.

3.2.2 LC Facility Fees. Borrowers shall pay (a) to Administrative Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of Letters of Credit, which fee shall be payable quarterly in arrears, on the first Business Day of each Fiscal Quarter; (b) to Administrative Agent, for its own account, a fronting fee equal to 0.125% of the stated amount of each Letter of Credit, which fee shall be payable upon issuance of the Letter of Credit and on each anniversary date of such issuance, and shall be payable on any increase in stated amount made between any such dates; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fees payable under each clause (a) of this Section 3.2.2 may be increased to reflect the charging of the Default Rate.

3.2.3 Closing Fee. Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of Lenders, a closing fee described in the Fee Letter, which shall be paid concurrently with the funding of the initial Loans hereunder.

3.2.4 Administrative Agent Fees. In consideration of Administrative Agent’s syndication of the Revolver Commitments and service as Administrative Agent hereunder, Borrowers shall pay to Administrative Agent, for its own account, the fees described in the Fee Letter.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of three hundred sixty (360) days in the case of any LIBOR Loan and three hundred and sixty-five (365) days (or three hundred and sixty-six (366) days in a leap year) in the case of any Base Rate Loan. Each determination by Administrative Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate or refund, nor subject to proration except as specifically provided herein. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Sections 3.4, 3.6, 3.7, 3.9 or 5.10, submitted to Borrower Agent by Administrative Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within ten (10) days following receipt of the certificate.

3.4 Reimbursement Obligations. Borrowers shall reimburse Administrative Agent and Lenders for all Extraordinary Expenses. Without duplicating the foregoing, Borrowers shall also reimburse Administrative Agent for all legal, accounting, appraisal, consulting and other fees, costs and expenses incurred by Administrative Agent in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Administrative Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Administrative Agent’s personnel (but excluding compensation paid to such personnel) or a third party. All legal, accounting and consulting fees charged to Borrowers by Administrative Agent’s professionals at their rates shall take into account any reduced or alternative fee billing arrangements that Administrative Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a different Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively, and (A) in the event that a higher Applicable Margin should have been applied, Borrowers shall immediately pay to Administrative Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid, and (B) in the event that a lower Applicable Margin should have been applied, Administrative Agent shall apply an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid to reduce any outstanding amount of Obligations and, if no Obligation is outstanding, promptly remit such amount to an account that Borrower Agent shall specify to Administrative Agent in writing. All amounts payable by Borrowers under this Section shall constitute Obligations secured by the Collateral and shall be due on demand.

3.5 Illegality. Notwithstanding anything to the contrary herein, if (a) any Change in Law has made it unlawful for a Lender to make or maintain a LIBOR Loan or to maintain any Revolver Commitment with respect to a LIBOR Loan or (b) a Lender determines that the making or continuance of a LIBOR Loan has become impracticable as a result of a circumstance that adversely affects the London interbank market, then such Lender shall give notice thereof to Administrative Agent and Borrowers and may (i) declare that LIBOR Loans of the affected Type will not thereafter be made by such Lender, whereupon any request for a LIBOR Loan from such Lender shall be deemed to be a request for a Base Rate Loan or, if applicable a LIBOR Loan of a different Type, unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon cessation of the circumstances described in clause (a) or (b) above); or (ii) require that all outstanding LIBOR Loans of the affected Type made by such Lender be converted to a Base Rate Loan or, if applicable a LIBOR Loan of a different Type, immediately, in which event all outstanding LIBOR Loans of such Lender shall be immediately converted to a Base Rate Loan or, if applicable, a LIBOR Loan of a different Type.

3.6 Increased Costs. If, by reason of (a) any Change in Law (including any change by way of imposition or increase of any statutory reserves or other reserve requirements) or interpretation thereof, or (b) the compliance with any guideline or request from any Governmental Authority or other Person exercising control over banks or financial institutions generally (whether or not having the force of law):

(i) a Lender shall be subject to any Tax (other than Excluded Taxes and Other Taxes) with respect to any LIBOR Loan or Letter of Credit or its obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations, or a change shall result in the basis of taxation of any payment to a Lender (other than Excluded Taxes and Other Taxes) with respect to a Lender’s LIBOR Loans or its obligation to make LIBOR Loans, issue Letters of Credit or participate in LC Obligations; or

(ii) any reserve (including any imposed by the Board of Governors or any other applicable Governmental Authority), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, a Lender or Issuing Bank shall be imposed or deemed applicable, or any other condition affecting a Lender’s LIBOR Loans or obligation to make LIBOR Loans, or participate in LC Obligations, or Issuing Bank’s obligation to issue Letters of Credit, shall be imposed on such Lender or Issuing Bank or the London interbank market;

and as a result there shall be an increase in the cost to such Lender or Issuing Bank of agreeing to make or making, funding or maintaining LIBOR Loans, Letters of Credit or participations in LC Obligations (except to the extent already included in determination of LIBOR for LIBOR Loans), or there shall be a reduction in the amount receivable by such Lender or Issuing Bank, then the Lender or Issuing Bank shall promptly notify Borrowers and Administrative Agent of such event, and Borrowers shall, within five (5) days following demand therefor, pay such Lender or Issuing Bank the amount of such increased costs or reduced amounts.

If a Lender or Issuing Bank determines that, because of circumstances described above or any other circumstances arising hereafter affecting such Lender or Issuing Bank, the London interbank market or the Lender’s or Issuing Bank’s position in such market, LIBOR or its respective Applicable Margin, as applicable, will not adequately and fairly reflect the cost to such Lender of funding LIBOR Loans or participating in LC Obligations, or the cost to Issuing Bank of issuing Letters of Credit, then (A) the Lender or Issuing Bank shall promptly notify Borrowers and Administrative Agent of such event; (B) such Lender’s obligation to make LIBOR Loans or participate in LC Obligations, or Issuing Bank’s obligation to issue Letters of Credit, shall be immediately suspended, until each condition giving rise to such suspension no longer exists; and (C) such Lender shall make a Base Rate Loan as part of any requested Borrowing of LIBOR Loans, which Base Rate Loan shall, for all purposes, be considered part of such Borrowing.

3.7 Capital Adequacy.

3.7.1 Change in Law. If any Change in Law shall (a) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank; or (b) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations; and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers shall pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2 Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Revolver Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrowers shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.8 Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 3 shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.9 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay additional amounts with respect to a Lender under Section 5.10, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.10 Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrowers fail to repay a LIBOR Loan when required hereunder, then such Borrowers with respect to such LIBOR Loan shall pay to Administrative Agent, for the ratable benefit of Lenders, its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, excluding loss of anticipated profits but including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.

3.11 Maximum Interest. In no event shall interest, charges or other amounts that are contracted for, charged or received by Administrative Agent and Lenders pursuant to any Loan Documents and that are deemed interest under Applicable Law (“interest”) exceed the highest rate permissible under Applicable Law (the “maximum rate”). If, in any month, any interest rate, absent the foregoing limitation, would have exceeded the maximum rate, then the interest rate for that month shall be the maximum rate and, if in a future month, that interest rate would otherwise be less than the maximum rate, then the rate shall remain at the maximum rate until the amount of interest actually paid equals the amount of interest which would have accrued if it had not been limited by the maximum rate. If, upon Full Payment of the Obligations, the total amount of interest actually paid under the Loan Documents is less than the total amount of interest that would, but for this Section, have accrued under the Loan Documents, then Borrowers shall, to the extent permitted by Applicable Law, pay to Administrative Agent, for the account of Lenders, the difference of (a) the lesser of (i) the amount of interest that would have been charged if the maximum rate had been in effect at all times, or (ii) the amount of interest that would have accrued had the interest rate otherwise set forth in the Loan Documents been in effect, minus (b) the amount of interest actually paid under the Loan Documents. If a court of competent jurisdiction determines that Administrative Agent or any Lender has received interest in excess of the maximum amount allowed under Applicable Law, such excess shall be deemed received on account of, and shall automatically be applied to reduce, Obligations other than interest (regardless of any erroneous application thereof by Administrative Agent or any Lender), and upon Full Payment of the Obligations, any balance shall be refunded to Borrowers. In determining whether any excess interest has been charged or received by Administrative Agent or any Lender, all interest at any time charged or received from Borrowers in connection with the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Revolver Loans.

4.1.1 Notice of Borrowing.

(a) Whenever Borrowers desire funding of a Borrowing under Section 2.1, Borrower Agent shall give Administrative Agent a Notice of Borrowing, subject to Section 4.1.4. Such notice must be received by Administrative Agent no later than 12:00 noon New York time (prevailing time in the location of the Appropriate Notice Office) (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three (3) Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 12:00 noon New York time (prevailing time in the location of the Appropriate Notice Office) shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be thirty (30) days if not specified), and (E) the currency in which such Loans are to be denominated.

(b) Unless payment is otherwise timely made by Borrowers, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Base Rate Revolver Loans on the due date, in the amount of such Obligations. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Administrative Agent may, at its option, charge such Obligations against any operating, investment or other account of a Borrower maintained with Administrative Agent or any of its Affiliates.

(c) If Borrowers establish a controlled disbursement account with Bank of America or any branch or affiliate of Bank of America, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Revolver Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

(d) Neither Administrative Agent nor any Lender shall have any obligation to Borrowers to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date, when an Overadvance exists or would result therefrom, or when any condition in Section 6 is not satisfied, but may do so in their discretion (or to the extent they are otherwise required to do so by Administrative Agent pursuant to the terms of Section 2.1.6), without being deemed to have waived any Default or Event of Default.

4.1.2 Fundings by Lenders. Each Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Administrative Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon (prevailing time in the location of the Appropriate Notice Office) on the proposed funding date for Base Rate Loans or by 3:00 p.m. (prevailing time in the location of the Appropriate Notice Office) at least two (2) Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Administrative Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Administrative Agent in immediately available funds not later than 2:00 p.m. (prevailing time in the location of the Appropriate Notice Office) on the requested funding date, unless Administrative Agent’s notice is received after the times provided above, in which event each Lender shall fund its Pro Rata share by 11:00 a.m. (prevailing time in the location of the Appropriate Notice Office) on the next Business Day. Subject to its receipt of such amounts from Lenders, Administrative Agent shall disburse the proceeds of the Revolver Loans to Borrowers as directed by Borrower Agent. Unless Administrative Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Administrative Agent may assume that such Lender has deposited or promptly will deposit its share with Administrative Agent, and Administrative Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not in fact received by Administrative Agent, then Borrowers agree to repay to Administrative Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3 Swingline Loans; Settlement.

(a) Administrative Agent may, but shall not be obligated to, advance Swingline Loans to Borrowers upon a Notice of Borrowing from Borrower Agent received by Administrative Agent not later than 12:00 noon New York time on the Business Day on which such Swingline Loan is requested, up to an aggregate outstanding amount of $40,000,000 plus any Overadvance permitted to remain outstanding or any Overadvance Loans made under Section 2.1.6, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Administrative Agent for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Administrative Agent and need not be evidenced by any promissory note.

(b) To facilitate administration of the Revolver Loans, Lenders and Administrative Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Swingline Loans and other Revolver Loans may take place periodically on a date determined from time to time by Administrative Agent, but which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Administrative Agent to Lenders. Between settlement dates, Administrative Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by any Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Administrative Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Revolver Commitments have terminated, an Overadvance exists, or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to or the liquidation, dissolution or winding up of any Borrower, or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Administrative Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Administrative Agent, in immediately available funds, within one (1) Business Day after Administrative Agent’s request therefor.

4.1.4 Notices. Each Borrower authorizes Administrative Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrowers based on telephonic or e-mailed instructions. Borrowers shall confirm each such request by prompt delivery to Administrative Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Administrative Agent or Lenders, the records of Administrative Agent and Lenders shall govern. Neither Administrative Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Administrative Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by such Credit Party to be a person authorized to give such instructions on a Borrower’s behalf.

4.2 Defaulting Lender. Administrative Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by Administrative Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement. The failure of any Lender to fund a Loan, to make any payment in respect of LC Obligations or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. Lenders and Administrative Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured. For the avoidance of doubt, a Defaulting Lender shall be deemed to be a “Lender” for purposes of voting for an increase or an extension of the Revolver Commitments.

4.3 Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made, continued or converted shall be in a minimum amount of $10,000,000, or integral multiples of $5,000,000 in excess thereof. No more than ten (10) Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Administrative Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4 Borrower Agent. Each Borrower hereby designates Spectrum (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications with Administrative Agent, Issuing Bank or any Lender, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Administrative Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Administrative Agent, Issuing Bank and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Administrative Agent, Issuing Bank and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Administrative Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5 One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Loan Document) shall be secured by Administrative Agent’s Lien upon all Collateral; provided, however, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower to such Credit Party.

4.6 Effect of Termination. On the effective date of any termination of the Revolver Commitments, all Obligations shall be immediately due and payable, and any Lender or its Affiliates may terminate its and its Affiliates’ Bank Products. All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Administrative Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Administrative Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Administrative Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Administrative Agent receives (a) a written agreement, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Administrative Agent and Lenders from any such damages; or (b) such Cash Collateral as Administrative Agent, in its discretion, deems necessary to protect against any such damages. Sections 2.2, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2 and this Section 4.6, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 2:00 p.m. New York time on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.10. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans; provided, however, that as long as no Event of Default exists and at any time other than during a Cash Dominion Period, in either case, prepayments of LIBOR Loans may, at the option of Borrowers and Administrative Agent, be held by Administrative Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods. All payments with respect to any Obligations shall be made in Dollars.

5.2 Repayment of Revolver Loans.

(a) Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Any portion of the Revolver Loans consisting of the principal amount of Base Rate Loans shall be paid by such Borrowers to Administrative Agent, for the Pro Rata benefit of Lenders (or, in the case of Swingline Loans, for the sole benefit of Administrative Agent) unless timely converted to a LIBOR Loan in accordance with this Agreement, immediately upon (i) the Commitment Termination Date and (ii) in the case of Swingline Loans, the earlier of Administrative Agent’s demand for payment or on each settlement date with respect to all Swingline Loans outstanding on such date (which payment shall be satisfied by the funding of Revolver Loans pursuant to Section 4.1.3, provided no Insolvency Proceeding or the liquidation, dissolution or winding up of any Borrower, is then pending).

(b) Any portion of the Revolver Loans consisting of the principal amount of LIBOR Loans shall be paid by such Borrowers to Administrative Agent, for the Pro Rata benefit of Lenders, unless continued as a LIBOR Loan or converted to a Revolver Loan of a different Type in accordance with the terms of this Agreement, immediately upon (i) the last day of the Interest Period applicable thereto and (ii) the Commitment Termination Date. Such Borrowers shall be authorized to make a voluntary prepayment with respect to any Revolver Loan outstanding as a LIBOR Loan prior to the last day of the Interest Period applicable thereto; provided that such Borrowers shall pay to Administrative Agent, for the Pro Rata benefit of Lenders funding such LIBOR Loan, concurrently with any prepayment of such LIBOR Loan, any amount due Lenders under Section 3.10 as a consequence of such prepayment. Notwithstanding the foregoing provisions of this Section 5.2(b), if, on any date that Administrative Agent receives proceeds of any of the Accounts or Inventory, there are no Revolver Loans outstanding as Base Rate Loans, Administrative Agent may, at the request of Borrower Agent, either hold such proceeds as cash security for the timely payment of the Obligations or apply such proceeds to any outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date).

(c) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if an Overadvance shall exist, Borrowers shall, on the sooner to occur of Administrative Agent’s demand or the first Business Day after any such Borrower has obtained knowledge of such Overadvance, repay the outstanding Revolver Loans that are Base Rate Loans in an amount sufficient to reduce the aggregate unpaid principal amount of all Revolver Loans to Borrowers by an amount equal to such excess; and, if such payment of Base Rate Loans is not sufficient to eliminate the Overadvance, then Borrowers shall either prepay LIBOR Loans (subject to the payment of any amounts due as a result of such prepayment pursuant to Section 3.10) or immediately deposit with Administrative Agent, for the Pro Rata benefit of Lenders, for application to any outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date) cash in an amount sufficient to eliminate such Overadvance, and Administrative Agent may (i) hold such deposit as cash security pending disbursement of same to Lenders for application to the Obligations, or (ii) if a Default or Event of Default exists, immediately apply such proceeds to the payment of the Obligations, including the Revolver Loans outstanding as LIBOR Loans (in which event Borrowers shall also pay to Administrative Agent for the Pro Rata benefit of Lenders any amounts required by Section 3.10 to be paid by reason of the prepayment of an LIBOR Loan prior to the last day of the Interest Period applicable thereto).

5.3 Mandatory Prepayments.

(a) Except as may be otherwise required under the Senior Secured Note Indenture, the Senior Term Loan Agreement or the PIK Indenture, as applicable, and subject in all events to the terms and conditions of the Intercreditor Agreements, at any time (i) an Event of Default exists or (ii) during a Cash Dominion Period, concurrently with any Permitted Asset Disposition of Non-Current Asset Collateral, Borrowers shall prepay the Loans in an amount equal to the Net Proceeds of such disposition.

(b) Except as may be otherwise required under the Senior Secured Note Indenture, the Senior Term Loan Agreement, or the PIK Indenture, as applicable, and subject in all events to the terms and conditions of the Intercreditor Agreements, at any time (i) an Event of Default exists or (ii) during a Cash Dominion Period, concurrently with the receipt of any proceeds of insurance or condemnation awards paid in respect of any Collateral (other than Current Asset Collateral), Borrowers shall prepay the Loans in an amount equal to such proceeds, subject to Section 8.6.2.

(c) Concurrently with the receipt of any proceeds of insurance or condemnation awards paid in respect of any Current Asset Collateral, Borrowers shall repay the Loans in an amount equal to such proceeds, subject to Section 8.6.2.

(d) On the Commitment Termination Date, Borrowers shall prepay all of the Loans (unless sooner repaid hereunder).

5.4 Payment of Interest. Interest accrued on the outstanding Loans shall be due and payable in arrears on (i) the first day of each Fiscal Quarter (for the immediately preceding Fiscal Quarter), computed through the last day of the preceding Fiscal Quarter, with respect to each Revolver Loan including each Base Rate Loan and each LIBOR Loan, (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid, (iii) on the Commitment Termination Date, and (iv) the last day of the applicable Interest Period in the case of all LIBOR Loans. Accrued interest shall also be paid by Borrowers on the Commitment Termination Date. With respect to any Base Rate Loan converted into a LIBOR Loan pursuant to Section 3.1.2 on a day when interest would not otherwise have been payable with respect to such Base Rate Loan, accrued interest to the date of such conversion on the amount of such Base Rate Loan so converted shall be paid on the conversion date.

5.5 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.6 Marshaling; Payments Set Aside. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Administrative Agent, Issuing Bank or any Lender, or Administrative Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.7 Post-Default Allocation of Payments.

5.7.1 Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(i) first, to Administrative Agent to pay the amount of Extraordinary Expenses that have not been reimbursed to Administrative Agent by Obligors or Lenders, together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans, until Full Payment of all such Obligations;

(ii) second, to Administrative Agent to pay principal and accrued interest on any portion of the Revolver Loans (whether as Protective Advances or otherwise) which Administrative Agent may have advanced on behalf of a Lender and for which Administrative Agent has not been reimbursed by such Lender or by Obligors, until Full Payment of all such Obligations;

(iii) third, to Administrative Agent to pay the principal and accrued interest on any portion of its Swingline Loans outstanding, to be shared with Lenders that have acquired and paid for a participating interest in such Swingline Loans, until Full Payment of all such Obligations;

(iv) fourth, to the extent that Issuing Bank or Administrative Agent has not received from any Lender participating in the LC Obligations with respect to any Letter of Credit a payment as required by Section 2.2.2, to Issuing Bank or Administrative Agent to pay all such required payments from such Lender participating in any LC Obligations with respect to any Letter of Credit, until Full Payment of all such Obligations;

(v) fifth, to Administrative Agent to pay any Claims that have not been paid pursuant to any indemnity of Agent Indemnitees by Obligors, or to pay amounts owing to Agent Indemnitees by Lenders pursuant to Section 12.6, in each case together with interest accrued thereon at the rate applicable to Revolver Loans that are Base Rate Loans, until Full Payment of all such Obligations;

(vi) sixth, to Administrative Agent to pay any fees due and payable to Administrative Agent by Borrowers, until Full Payment of all such Obligations (excluding Secured Bank Product Obligations);

(vii) seventh, to each Lender, ratably, for any Claims that such Lender has paid to Agent Indemnitees pursuant to its indemnity of Agent Indemnitees and any Extraordinary Expenses that such Lender has reimbursed to Administrative Agent or that such Lender has paid or incurred, to the extent that such Lender has not been reimbursed by Obligors, until Full Payment of all such Obligations;

(viii) eighth, to Issuing Bank or Administrative Agent to pay principal and interest with respect to LC Obligations (or to the extent any of such LC Obligations are contingent and an Event of Default then exists, deposited in the Cash Collateral Account to Cash Collateralize such LC Obligations), which payment shall be shared with Lenders participating in any LC Obligations with respect to any Letter of Credit in accordance with Section 2.2.2(c), until Full Payment of such Obligations;

(ix) ninth, to Lenders and providers of Noticed Hedges, on a pro rata basis, in payment of (A) the accrued but unpaid interest in respect of the Loans, and (B) the unpaid principal in respect of the Loans and the termination value of and other unpaid obligations in respect of Noticed Hedges, including the Cash Collateralization of Noticed Hedges (the “Principal and Hedge Amount”), in such order of application between clauses (A) and (B) as shall be designated by Administrative Agent (acting at the direction or with the consent of Required Lenders), until Full Payment of all such Obligations (it being understood and agreed that the Principal and Hedge Amount shall be paid on a pro rata basis in the same order of application of payments); and

(x) tenth, to Administrative Agent to pay all other Obligations, including any Secured Bank Product Obligations (other than Noticed Hedges).

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to Administrative Agent for determining the amount due. Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party holding such Secured Bank Product Obligations. If a Secured Party fails to deliver such calculation within five (5) days following request by Administrative Agent, Administrative Agent may assume the amount to be distributed is no greater than the maximum amount of Secured Bank Product Obligations last reported to Administrative Agent. The allocations set forth in this Section are solely to determine the rights and priorities of Administrative Agent and Secured Parties as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower.

5.7.2 Erroneous Application. Administrative Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.8 Application of Payments. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Cash Dominion Period. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Event of Default or (unless Administrative Agent otherwise provides its written consent) a Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Administrative Agent shall have the continuing, exclusive right to apply and reapply the same against the Obligations, in such manner as Administrative Agent deems advisable, notwithstanding any entry by Administrative Agent in its records.

5.9 Loan Account; Account Stated.

5.9.1 Loan Account. Each Lender shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrowers resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of a Lender to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder to such Lender. Each Lender may maintain a single Loan Account in the name of Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations.

5.9.2 Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Administrative Agent in writing within thirty (30) days after receipt or inspection that specific information is subject to dispute.

5.9.3 The Register. Administrative Agent shall maintain a register (the “Register”), which shall include a master account and a subsidiary account for each Lender and in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of each Loan comprising such Borrowing and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrowers hereunder or under the Notes, and (iv) the amount of any sum received by Administrative Agent from Borrowers or any other Obligor and each Lender’s Pro Rata share thereof. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded herein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by Administrative Agent to Borrowers marked “canceled.” The Register shall be available for inspection by Borrowers or any Lender at the offices of Administrative Agent at any reasonable time and from time to time upon reasonable prior notice. Any failure of Administrative Agent to record in the Register, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder (or under any Note) to pay any amount owing with respect to the Obligations or provide the basis for any claim against Administrative Agent. The Obligations and Letters of Credit are registered obligations and the right, title and interest of Lenders and their assignees in and to such Obligations and Letters of Credit as the case may be, shall be transferable only upon notation of such transfer in the Register and in accordance with this Agreement. Solely for purposes of this Section 5.9.3 and for tax purposes only, Administrative Agent shall be Borrowers’ agent for purposes of maintaining the Register (but Administrative Agent shall have no liability whatsoever to any Borrower or any other Person on account of any inaccuracies contained in the Register). This Section 5.9.3 shall be construed so that the Obligations and Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations or other relevant provisions of Applicable Law).

5.10 Taxes.

5.10.1 Payments Free of Taxes. Except as otherwise required by Applicable Law, all payments by Obligors of Obligations shall be free and clear of and without reduction for any Indemnified Taxes and Other Taxes. If Applicable Law requires any Obligor or Administrative Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.11, and such Obligor and Administrative Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrowers shall be increased so that Administrative Agent, any Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing and without duplication, Borrowers shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.10.2 Payment. Borrowers shall indemnify, hold harmless and reimburse (within ten (10) days after written demand therefor) Administrative Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (without duplication and including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Administrative Agent, or paid by any Obligor, Administrative Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto, as well as any amount that a Lender or Issuing Bank fails to pay indefeasibly to Administrative Agent under Section 5.11. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by Administrative Agent, or by a Lender or Issuing Bank (with a copy to Administrative Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by a Borrower, Borrower Agent shall deliver to Administrative Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Administrative Agent.

5.10.3 Refunds and Tax Benefits. If Administrative Agent, a Lender or Issuing Bank determines, in its sole discretion, that it has received a refund or a permanent net tax benefit in respect of any Indemnified Taxes or Other Taxes (without duplication) as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 5.10, it shall within thirty (30) days from the date of such receipt pay over the amount of such refund or permanent net tax benefit (but only to the extent of indemnity payments made or additional amounts paid by Borrowers under this Section 5.10.3 with respect to Indemnified Taxes or Other Taxes giving rise to such refund or permanent net tax benefit) to Borrowers, net of all reasonable out-of-pocket expenses (including any Taxes imposed with respect to such refund) of such Administrative Agent, a Lender or Issuing Bank and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, that, Borrowers, upon the request of such Administrative Agent, a Lender or Issuing Bank, agree to repay the amount paid over to Borrowers (plus penalties, interest or other charges) to such Administrative Agent, a Lender or Issuing Bank in the event such Administrative Agent, a Lender or Issuing Bank is required to repay such refund to such Governmental Authority or loses such permanent net tax benefit.

5.11 Lender Information; Foreign Lenders.

5.11.1 Status of Lenders. Each Lender shall deliver documentation and information to Administrative Agent and Borrower Agent and, if necessary, the IRS or other Governmental Authority, at the times and in form required by Applicable Law or reasonably requested by Administrative Agent or Borrower Agent, sufficient to permit Administrative Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction.

5.11.2 Exemption. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which an Obligor is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to Administrative Agent and Borrower Agent and, if necessary, the IRS or other Governmental Authority, at the time or times prescribed by Applicable Law or as reasonably requested by Administrative Agent or Borrower Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Administrative Agent or Borrower Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Administrative Agent or Borrower Agent as will enable Administrative Agent and Borrower Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

5.11.3 Documentation. Without limiting the generality of the foregoing, if a Borrower is resident for United States federal income tax purposes in the United States, a Foreign Lender shall deliver to Administrative Agent and Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time promptly upon the request of Administrative Agent or Borrower Agent or the obsolescence, expiration, or invalidity of any form previously delivered by such Foreign Lender, but only if such Foreign Lender is legally entitled to do so), (a) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party or IRS Form

W-8ECI (or any successors thereto); (b) duly completed copies of IRS Form W-8ECI; (c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (i) a certificate signed under penalties of perjury (such certificate, a “U.S. Tax Compliance Certificate”) to the effect that such Foreign Lender (A) is the sole record and beneficial owner of the loans or the obligations evidenced by the Notes in respect of which it is providing such certificate, (B) is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, (C) is not a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, (D) is not a “controlled foreign corporation” related to any Obligor within the meaning of section 864(d)(4) of the Code, and (E) agrees that (I) if the information provided on such certificate changes, such Foreign Lender shall so inform Administrative Agent and Borrower Agent in writing within thirty (30) days of such change and (II) such Foreign Lender shall furnish Administrative Agent and Borrower Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by Borrowers to such Foreign Lender, or in either of the three calendar years preceding such payment, and (ii) duly completed copies of IRS Form W-8BEN; or (d) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers to determine the withholding or deduction required to be made. To the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), the Foreign Lender shall deliver to Administrative Agent and Borrower Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and promptly upon the obsolescence, expiration, or invalidity of any form previously delivered by such Foreign Lender, but only if such Foreign Lender is legally entitled to do so) duly completed copies of IRS Form W-8IMY, accompanied by duly completed IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9 or other required documentation from each beneficial owner, as applicable (together with, if applicable, duly completed copies of IRS Form W-8IMY of any upper-tier non-beneficial owner of such Foreign Lender).

5.11.4 FATCA Withholding. Without limiting the generality of the foregoing, if, under Sections 1471-1474 of the Code, any Lender is required to provide forms or certifications in addition to those described in Sections 5.11.2 and 5.11.3 to Administrative Agent, Borrower Agent, the IRS or any other Governmental Authority to establish that such Lender is exempt from United States federal withholding tax under Sections 1471-1474 of the Code with respect to payments under any Loan Document, such Lender shall deliver any such forms or certifications to Administrative Agent, Borrower Agent, the IRS or any other Governmental Authority, as the case may be.

5.11.5 Lender Obligations. Each Lender and Issuing Bank shall promptly notify Administrative Agent and Borrower Agent and, if applicable, the IRS or other Governmental Authority, of any change in circumstances that would change any claimed exemption from or reduction of any withholding tax or if such Lender is no longer legally entitled to deliver the documentation described in Sections 5.11.2, 5.11.3 and 5.11.4. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within ten (10) days after demand therefor) Borrowers, Borrower Agent and Administrative Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower, Borrower Agent or Administrative Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section 5.11. Each Lender and Issuing Bank authorizes Administrative Agent to set off any amounts due to Administrative Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.

5.12 Nature and Extent of Each Borrower’s Liability.

5.12.1 Joint and Several Liability

(a) Each Borrower shall be liable for, on a joint and several basis, and hereby guarantees the timely payment by all other Borrowers of all of the Obligations, regardless of which Borrower actually may have received the proceeds of any Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which any Credit Party accounts for such Loans or other extensions of credit on its books and records, it being acknowledged and agreed that Loans to any Borrower inure to the mutual benefit of all Borrowers and that each Credit Party is relying on the joint and several liability of all Borrowers in extending the Loans and other financial accommodations hereunder to Borrowers. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Obligations owed by a Borrower, such Borrower shall forthwith pay the same, without notice or demand.

(b) Each Borrower’s joint and several liability hereunder with respect to, and guaranty of, the Obligations, shall, to the fullest extent permitted by Applicable Law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of such Obligations or of any promissory note or other document evidencing all or any part of such Obligations, (ii) the absence of any attempt to collect any of such Obligations from any other Obligor or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by any Credit Party with respect to any provision of any instrument evidencing or securing the payment of any of such Obligations, or any other agreement now or hereafter executed by any other Borrower and delivered to any Credit Party, (iv) the failure by Administrative Agent to take any steps to perfect or maintain the perfected status of its security interest in or other Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of such Obligations or Administrative Agent’s release of any Collateral or of its Liens upon any Collateral, (v) any Credit Party’s election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor or debtor-in-possession under any insolvency law (including Section 364 of the Bankruptcy Code), (vii) the release or compromise, in whole or in part, of the liability of any Obligor for the payment of any of such Obligations, (viii) any amendment or modification of any of the Loan Documents or any waiver of an applicable Default or an Event of Default, (ix) any increase in the amount of such Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (x) the disallowance of all or any portion of any Credit Party’s claims against any other Obligor for the repayment of any of such Obligations under any insolvency law (including Section 502 of the Bankruptcy Code), or (xi) to the fullest extent permitted by law, any other circumstance that might constitute a legal or equitable discharge or defense of any Obligor. After the occurrence and during the continuance of any Event of Default, Administrative Agent may proceed directly and at once, without notice to any Obligor, against any or all of Obligors to collect and recover all or any part of the Obligations owing by Obligors (whether or not then due or payable), without first proceeding against any other Obligor or against any Collateral or other security for the payment or performance of any of such Obligations, and to the fullest extent permitted by law, each Borrower waives any provision under Applicable Law that might otherwise require Administrative Agent to pursue or exhaust its remedies against any Collateral or Obligor before pursuing another Obligor.

(c) No payment or payments made by any Obligor or received or collected by any Credit Party or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, release or otherwise affect the liability of any Borrower under this Agreement for any remaining Obligations, each of whom shall remain jointly and severally liable for the payment and performance of all of its Obligations until Full Payment of the Obligations.

5.12.2 Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Administrative Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each Borrower, Administrative Agent and Lenders that the provisions of this Section 5.12 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Administrative Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its joint and several liability and waiver pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Administrative Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.12. If, in taking any action in connection with the exercise of any rights or remedies, Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Administrative Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Administrative Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.12, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.12.3 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.12 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.12 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.12 without rendering such payment voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.12 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Administrative Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.12.4 Joint Enterprise. Each Borrower has requested that Administrative Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with Lenders, all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Administrative Agent’s and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.12.5 Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, as well as all defenses available to a surety, guarantor or accommodation co-obligor, that it may have at any time against any other Obligor, and any successor or assign of any other Obligor, including any creditor representative or debtor in possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the Full Payment of all Obligations.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan or otherwise extend credit to any Borrower, nor shall Issuing Bank or Administrative Agent have any obligation to issue any Letter of Credit for the account of any Borrower, until the date (the “Closing Date”) that each of the following conditions has been satisfied:

(a) Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Note at least three (3) Business Days prior to the Closing Date. Each of this Agreement, each Security Document, each Intercreditor Agreement and any Other Agreement required by Administrative Agent shall have been duly executed by parties thereto and shall be in full force and effect on the Closing Date, and the executed counterparts (originals or facsimiles) of such agreements or documents have been delivered to Administrative Agent by each of the signatories thereto.

(b) Administrative Agent shall have received (i)(A) acknowledgments of those filings or recordations necessary to perfect its Liens on the Collateral or (B) documents and instruments (including UCC financing statements) required by Applicable Law or reasonably requested by Administrative Agent to be filed, registered or recorded to create the Liens intended to be crated by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents; (ii) UCC and Lien searches and other evidence satisfactory to Administrative Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens; and (iii) a Perfection Certificate with respect to Obligors dated the Closing Date and duly executed by a Senior Officer of Holdings and each Obligor, respectively.

(c) Administrative Agent shall have received the Related Real Estate Documents for all Mortgaged Properties.

(d) Borrowers shall have established Dominion Accounts and related lockboxes with financial institutions satisfactory to Administrative Agent, and, other than the delivery requirements of Section 8.2.4, Administrative Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, reasonably satisfactory to Administrative Agent.

(e) Administrative Agent shall have received certificates, in form and substance reasonably satisfactory to it, from the chief financial officer of Holdings, certifying that, after giving effect to the Transactions to occur on the Closing Date, (i) Holdings and its subsidiaries, on a consolidated basis, are Solvent; (ii) no Default or Event of Default exists; and (iii) each Borrower has complied with all agreements and conditions to be satisfied by it on or by the Closing Date under the Loan Documents.

(f) Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of each Obligor dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of the such Obligor’s Organic Documents as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Obligor authorizing the execution, delivery and performance of the Loan Documents to which such Obligor is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Organic Documents of such Obligor have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (h), and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Obligor; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as Administrative Agent may reasonably request.

(g) Administrative Agent shall have received, on behalf of itself and Lenders, a favorable written opinion of (i) Sutherland Asbill & Brennan LLP, counsel for Holdings and Borrowers, substantially to the effect set forth in Exhibit G, and (ii) each local counsel listed on Schedule 6.1(g), substantially to the effect set forth in Exhibit H, in each case (A) dated the Closing Date and (B) addressed to Administrative Agent and Lenders.

(h) Administrative Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Administrative Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(i) Administrative Agent shall have received copies of policies or a certificate of insurance for the insurance policies required by Sections 8.6.2 and 10.1.7 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name Administrative Agent as additional insured, in form and substance reasonably satisfactory to Administrative Agent.

(j) Administrative Agent and the Lead Arrangers shall have received from Borrowers a Borrowing Base Certificate as of the last day of the Fiscal Month ending on or about May 31, 2010;

(k) Borrowers shall have paid all Transaction Expenses due and payable on or prior to the Closing Date.

(l) The Hobbs/Spectrum Acquisition shall have been, or substantially simultaneously with the initial funding of the Loan on the Closing Date shall be, consummated in accordance with Applicable Law and on the terms described in the Merger Agreement, without giving effect to any amendments thereto or waivers or consents that, in any such case, are materially adverse to the Lenders without the consent of Lead Arrangers (such consent not to be unreasonably withheld or delayed). Administrative Agent shall have received copies of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto) and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as being complete and correct.

(m) Spectrum shall have received gross cash proceeds of not less than $750,000,000 upon the execution of the Senior Term Loan Documents. The terms and conditions of the Senior Term Loan Documents and the provisions of the Senior Term Loan Documents, to the extent not consistent with the terms of the Commitment Letter dated as of February 9, 2010, shall be satisfactory to Administrative Agent and Lead Arrangers, and Administrative Agent shall have received copies of the Senior Term Loan Documents, certified by a Financial Officer as being complete and correct. Spectrum shall have received gross cash proceeds of not less than $750,000,000 from the issuance of the Senior Secured Notes. The terms and conditions of the Senior Secured Notes and the provisions of the Senior Secured Note Documents, to the extent not consistent with the terms of the Commitment Letter dated as of February 9, 2010, shall be satisfactory to Administrative Agent and Lead Arrangers, and Administrative Agent shall have received copies of the Senior Secured Note Documents, certified by a Financial Officer as being complete and correct.

(n) All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Facilities shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Obligors and their Subsidiaries shall have outstanding no Debt or preferred stock other than (i) Debt outstanding under this Agreement, (ii) the Senior Secured Notes, (iii) Debt outstanding under the Term Loan Agreement, (iv) the PIK Notes and (v) other Debt set forth in Schedule 10.2.1.

(o) Lenders shall have received the financial statements and opinion referred to in, and prepared in accordance with, Section 9.1.7, none of which shall demonstrate a material adverse change in the financial condition of Borrowers from (and shall not otherwise be materially inconsistent with) the financial statements or forecasts previously provided to Lenders.

(p) Reserved.

(q) Administrative Agent and the Lead Arrangers shall be satisfied that the ratio of (i) the Consolidated Total Debt (excluding (A) the principal amount of the PIK Notes outstanding on the Closing Date and (B) the lesser of (1) $50,000,000 and (2) the aggregate amount of unrestricted cash and Cash Equivalents that are included in the consolidated balance sheet of Borrowers and Subsidiaries as of such date) to (ii) Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended prior to the Closing Date (prepared in form and substance reasonably satisfactory to the Administrative Agent and the Lead Arrangers, and with such further adjustments as set forth in a schedule previously agreed to by Administrative Agent, Lead Arrangers and Borrowers, in each case to give pro forma effect to the Transactions as if they had occurred at the beginning of such four-fiscal quarter period), shall be no more than 3.8 to 1.0.

(r) Reserved.

(s) All requisite Governmental Authorities and third parties (including any applicable debt holders) shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(t) Reserved.

(u) Administrative Agent shall have received, at least five (5) days prior to the Closing Date, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(v) Upon giving effect to the initial funding of the Loans and the issuance of Letters of Credit (including the Existing Letters of Credit) under this facility and the payment by Borrowers of all Transaction Expenses, the Closing Date Availability Condition shall be satisfied.

6.2 Conditions Precedent to All Credit Extensions. No Credit Party shall be required to fund any Loan or otherwise extend any credit to or for the benefit of Borrowers, nor shall Issuing Bank or Administrative Agent have any obligation to issue any Letter of Credit for the account of any Borrower, unless and until each of the following conditions has been and continues to be satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant.

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date), provided, that, for purposes of satisfying the condition precedent set forth in this clause (b) with respect to Loans made and Letters of Credit issued on the Closing Date, such condition precedent shall only apply to the Specified Representations.

(c) Borrower Agent shall have certified to Administrative Agent in the most recent Borrowing Base Certificate (or such other certificate reasonably requested by Administrative Agent) that (i) such Loan or Letter of Credit, and the repayment or reimbursement thereof, as applicable, is permitted under and does not violate the PIK Indenture (to the extent then still in effect), and (ii) no default of event of default otherwise exists under the PIK Indenture (to the extent then still in effect) on such date.

(d) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrowers for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Administrative Agent shall have received such other information, documents, instruments and agreements as it deems reasonably appropriate in connection therewith.

6.3 Limited Waiver of Conditions Precedent. If Administrative Agent, Issuing Bank or Lenders fund any Loans, arrange for issuance of any Letters of Credit pursuant to this Agreement or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Administrative Agent, Issuing Bank and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance or grant, or (b) any Default or Event of Default due to such failure of conditions or otherwise.

SECTION 7. COLLATERAL

7.1 Grant of Security Interest. (a) To secure the prompt payment and performance of all Obligations (including all Guaranteed Obligations of each Guarantor), each Obligor hereby grants to Administrative Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all personal Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(i) all Accounts;

(ii) all Chattel Paper, including Electronic Chattel Paper;

(iii) all Commercial Tort Claims;

(iv) all Deposit Accounts;

(v) all Documents;

(vi) all General Intangibles, including Intellectual Property;

(vii) all Goods, including Inventory, Equipment and fixtures;

(viii) all Instruments;

(ix) all Investment Property;

(x) all Letter-of-Credit Rights;

(xi) all Supporting Obligations;

(xii) all monies, whether or not in the possession or under the control of Administrative Agent, a Lender, or a bailee or Affiliate of Administrative Agent or a Lender, including any Cash Collateral;

(xiii) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(xiv) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

Notwithstanding the foregoing or anything herein to the contrary, in no event shall the “Collateral” include, or the security interest attach to, any Excluded Assets; provided, however, the security interests and Liens granted hereunder shall attach to, and the “Collateral” shall automatically include, any Property of an Obligor that ceases to be Excluded Assets, without further action by Obligors or any Secured Party.

(b) Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Administrative Agent pursuant to this Agreement and (ii) the exercise of any right or remedy by the Administrative Agent hereunder or the application of proceeds (including insurance proceeds and condemnation proceeds) of any Collateral, are subject to the provisions of the ABL Intercreditor Agreement (as amended, restated, supplemented or otherwise modified from time to time pursuant to any agreement executed by Administrative Agent). In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Administrative Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all of such Obligor’s right, title and interest in and to each Deposit Account and any deposits or other sums at any time credited to any such Deposit Account, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Administrative Agent, upon request, all balances in any Deposit Account maintained by such Obligor, (other than funds in any Exempted Deposit Account, an aggregate balance of $5,000,000 maintained in Exempted Disbursement Accounts and an aggregate balance of $250,000 maintained in Exempted Disaster Deposit Accounts) without inquiry into the authority or right of Administrative Agent to make such request; provided that Administrative Agent shall not instruct any such depository to deliver such amounts to Administrative Agent at any time that is not during a Cash Dominion Period and provided, further that accounts with balances of less than $1,000,000 individually on a daily basis or $5,000,000 in the aggregate with respect to all such accounts on a daily basis shall not be subject to Deposit Account Control Agreements unless the balances in such accounts exceed $1,000,000 individually or $5,000,000 in the aggregate. Each Obligor irrevocably appoints Administrative Agent as such Obligor’s attorney-in-fact to collect such balances to the extent any such delivery is not so made.

7.2.2 Cash Collateral. Any Cash Collateral may be invested, at Administrative Agent’s discretion, in Cash Equivalents, but Administrative Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. Each Obligor hereby grants to Administrative Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Administrative Agent may apply Cash Collateral to the payment of any Obligations, in such order as Administrative Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Administrative Agent. No Obligor or other Person claiming through or on behalf of any Obligor shall have any right to any Cash Collateral, until Full Payment of all Obligations.

7.3 Real Estate. The Obligations shall also be secured by Mortgages upon all Real Estate owned by Obligors that constitutes part of the Term/Notes Priority Collateral. The Mortgages shall be duly recorded, at Obligors’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby. Without limiting the generality of Section 7.4.3, if any Obligor acquires Real Estate hereafter with respect to which a mortgage shall be granted to Term/Notes Agent for the benefit of Term/Notes Secured Parties pursuant to Section 5.12 of the Senior Term Loan Agreement, Obligors shall, substantially contemporaneously with the execution, delivery and recordation of such mortgage, execute, deliver and submit for recordation a Mortgage sufficient to create, pursuant to the terms of the ABL Intercreditor Agreement, a second priority Lien in favor of Administrative Agent for the benefit of Secured Parties on such Real Estate, and shall deliver all Related Real Estate Documents.

7.4 Other Collateral.

7.4.1 Commercial Tort Claims. Obligors shall promptly notify Administrative Agent in writing if any Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $5,000,000) and shall promptly execute such documents and take such actions as Administrative Agent deems appropriate to confer upon Administrative Agent (for the benefit of Secured Parties) a duly perfected, second priority Lien upon such claim.

7.4.2 Certain After-Acquired Collateral. Obligors shall promptly notify Administrative Agent in writing on a quarterly basis (or otherwise at the reasonable request of Administrative Agent) if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights (subject to Section 7.6 below) and, upon Administrative Agent’s request, shall promptly execute such documents and take such actions as Administrative Agent reasonably deems appropriate, including obtaining any appropriate possession or control or bailee agreements, to effect Administrative Agent’s duly perfected, first priority Lien upon such Collateral (except to the extent constituting Non-Current Asset Collateral, a second priority Lien), and shall use commercially reasonable efforts to obtain any necessary Lien Waivers (without prejudice to Administrative Agent’s discretion in accordance with this Agreement to determine eligibility of related Collateral or to impose Availability Reserves). Except to the extent otherwise provided in this Agreement, if any Collateral is in the possession of a third party (other than a certificated security evidencing Investment Property that is in the possession of the Collateral Trustee and Goods (other than Eligible In-Transit Inventory) covered by a Document), at Administrative Agent’s request, Obligors shall use commercially reasonable efforts to obtain an acknowledgment that such third party holds the Collateral for the benefit of Administrative Agent, subject in any event to Administrative Agent’s discretion, as provided in this Agreement, to determine eligibility of related Collateral or to impose Availability Reserves. Obligors agree to provide Administrative Agent with prompt written notice if, after using commercially reasonable efforts in accordance with this Section 7.4.2, they are unable to obtain any Lien Waiver or acknowledgment required hereby.

7.4.3 Collateral in Which a Lien is Granted to any Term/Notes Secured Parties. Without limiting the generality of Section 7.3 or Section 7.6, if at any time a Term/Notes Secured Party is granted a Lien in any Property of any Obligor in which Administrative Agent has not been granted a Lien pursuant to the Security Documents, the applicable Obligor shall promptly deliver to Administrative Agent written notice of the granting of such Lien and, promptly upon Administrative Agent’s request therefor, shall execute and deliver to Administrative Agent such security agreements, pledges or other agreements reasonably requested by Administrative Agent to obtain a Lien in the same Property to secure the Obligations.

7.5 No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Administrative Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.

7.6 Further Assurances. To the extent not otherwise specifically provided for herein, promptly upon request, Obligors shall deliver such instruments, assignments, motor vehicle title certificates, or other documents or agreements, and shall take such actions, as Administrative Agent deems appropriate under Applicable Law to evidence or perfect (or continue its perfection of) its Lien on any Collateral (other than those Commercial Tort Claims which are not required to be added to Schedule 7.1(iii) pursuant to Section 7.4.1), or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Administrative Agent to file any financing statement that indicates the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Administrative Agent before the Closing Date to effect or perfect its Lien on any Collateral; notwithstanding anything to the contrary contained in this Section 7, (A) an Obligor will not be obligated to comply with the provisions of this Section 7 at any time with respect to (i) any voting Equity Interest in a Foreign Subsidiary if and to the extent (but only to the extent) that such voting Equity Interest is an Excluded Asset at such time and (ii) any Equity Interest in a Specified Dormant Foreign Subsidiary so long as it meets the requirements contained in the definition of “Specified Dormant Foreign Subsidiary”; and (B) each Obligor shall only be required to use commercially reasonable efforts to obtain from other Persons agreements evidencing “Control” (as specified in UCC Section 9-107) of Administrative Agent over any Collateral that are Letter-of-Credit Rights in excess of $5,000,000 individually where confirmation of such Control of Administrative Agent over the particular Letter-of-Credit Rights is required in order to perfect a security interest therein.

SECTION 8. COLLATERAL ADMINISTRATION

8.1 Borrowing Base Certificates. By the 15th day of each Fiscal Month (or on such more frequent basis as Administrative Agent may request during a Cash Dominion Period), Borrowers shall deliver to Administrative Agent (and Administrative Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate prepared as of the close of business of the previous Fiscal Month (or at such other intervals as Administrative Agent may request during a Cash Dominion Period). All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer, provided that Administrative Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of changes in eligibility of any Collateral in accordance with this Agreement; (b) to adjust advance rates in accordance with this Agreement (other than this Section 8.1(b)) solely as a result of any adjustment to the NOLV Percentage with respect to any Eligible Inventory in connection with Administrative Agent’s receipt of additional or updated appraisals in accordance with this Agreement; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve established by Administrative Agent in accordance with this Agreement. Each Borrowing Base Certificate shall be sent to Administrative Agent and shall set forth the calculation of the Borrowing Base in Dollars. In no event shall the Borrowing Base on any date be deemed to exceed the amounts shown on the Borrowing Base Certificate last received by Administrative Agent prior to such date, as the calculation in such Borrowing Base Certificate may be adjusted from time to time by Administrative Agent as herein authorized.

8.2 Administration of Accounts.

8.2.1 Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Administrative Agent upon reasonable request, a sales, collection and reconciliation report in form reasonably satisfactory to Administrative Agent (which form shall be substantially consistent with forms required by Administrative Agent from its other borrowers in the same or similar business as Obligors, except for necessary modifications due to Obligors’ specific business operations). Each Obligor shall also provide to Administrative Agent, on or before the 15th day of each Fiscal Month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name, amount, invoice date and due date, and shall provide such other information as Administrative Agent may reasonably request from time to time, including Account Debtor contact information and any discount, allowance, credit, authorized return or dispute, and such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information. If Accounts of an Obligor having an aggregate face amount of $2,000,000 or more cease to be Eligible Accounts, Borrower Agent shall notify Administrative Agent of such occurrence promptly (and in any event within two (2) Business Days) after any Obligor has knowledge thereof.

8.2.2 Taxes. If an Account of any Obligor includes a charge for any Taxes, Administrative Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge such Obligor; provided, however, that neither Administrative Agent nor Lenders shall be liable for any Taxes that may be due from such Obligor or with respect to any Collateral.

8.2.3 Account Verification. Whether or not a Default or Event of Default exists, Administrative Agent shall have the right at reasonable times, in the name of Administrative Agent, any designee of Administrative Agent or any Obligor, to verify in a reasonable manner the validity, amount or any other matter relating to any Accounts of any Obligor by mail, telephone or otherwise. Obligors shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4 Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Administrative Agent (except to the extent otherwise provided in Section 7.2.1). Within forty-five (45) days after the Closing Date (or such later date as may be agreed upon by Administrative Agent in writing), Obligors shall obtain an agreement (in form and substance reasonably satisfactory to Administrative Agent) from each lockbox servicer and Dominion Account bank, establishing Administrative Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Administrative Agent during any Cash Dominion Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account during any Cash Dominion Period, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Administrative Agent may, during any Cash Dominion Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Administrative Agent and Lenders assume no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5 Proceeds of Collateral. Upon the commencement and during the continuance of any Cash Dominion Period, Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Obligor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Administrative Agent and, during any Cash Dominion Period, shall promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3 Administration of Inventory.

8.3.1 Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, including costs, and shall submit to Administrative Agent inventory and reconciliation reports in form reasonably satisfactory to Administrative Agent (which form shall be substantially consistent with forms required by Administrative Agent from its other borrowers in the same or similar business as Obligors, except for necessary modifications due to Obligors’ specific business operations), on such periodic basis as Administrative Agent may reasonably request. Each Obligor shall conduct periodic cycle counts consistent with historical practices, and shall provide to Administrative Agent reports based on such cycle counts upon request, together with such supporting information as Administrative Agent may reasonable request. Administrative Agent may participate in and observe Borrowers’ cycle count process.

8.3.2 Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person that has a Value in excess of $1,000,000, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Administrative Agent is promptly notified if the aggregate Value of all Inventory so returned in any month exceeds $2,000,000; and (d) any cash payment received by a Obligor for a return is promptly remitted to Administrative Agent for application to the Obligations.

8.3.3 Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory on consignment or approval, and shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. No Obligor shall sell any Eligible Inventory on consignment or approval or any other basis under which the customer may return or require a Obligor to repurchase such Inventory, except in the Ordinary Course of Business and provided that the applicable Obligor has booked appropriate return reserves against the Accounts arising therefrom and an appropriate Availability Reserve not to exceed the aggregate amount of such return reserves has been established, in each case, as reasonably required by Administrative Agent. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4 Administration of Equipment.

8.4.1 Records and Schedules of Equipment. Each Obligor shall keep accurate and complete records of its Equipment consistent with historical practice, and shall submit to Administrative Agent a current schedule thereof and evidence of their ownership or interests in any Equipment that, in each case, in the same form and at the same time as such schedule or ownership evidence, as applicable, is provided to Term/Notes Agent upon reasonable request thereof.

8.4.2 Dispositions of Equipment. No Obligor shall sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Equipment except as otherwise permitted by this Agreement, the other Security Documents, the Senior Term Loan Documents, and the Senior Secured Note Documents, or if an Event of Default shall have occurred and be continuing and either (a) Administrative Agent shall have notified such Obligor that its right to do so is terminated, suspended or otherwise limited or (b) the maturity of any or all of the Obligations shall have been accelerated. Concurrently with any sale, lease or other disposition (except a sale or disposition to another Obligor or Subsidiary thereof or a lease) permitted by the foregoing proviso, Administrative Agent’s Liens on the assets sold or disposed of (but not in any Proceeds arising from such sale or disposition) will cease immediately without any action by Administrative Agent or any other Lender. Administrative Agent shall, at Obligors’ expense, execute and deliver to the relevant Obligor such documents as such Obligor shall reasonably request to evidence the fact that any asset so sold or disposed of is no longer subject to Administrative Agent’s Liens.

8.4.3 Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Obligor shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.

8.5 Administration of Deposit Accounts. Schedule 13 of the Perfection Certificate sets forth all Deposit Accounts maintained by Obligors, including all Dominion Accounts. Each Obligor shall take all actions necessary to establish Administrative Agent’s control of each such Deposit Account (other than any Exempted Deposit Account). Each Obligor shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Administrative Agent) to have control over a Deposit Account or any Property deposited therein. Each Obligor shall promptly notify Administrative Agent of any opening or closing of a Deposit Account and, with the consent of Administrative Agent, will amend Schedule 13 of the Perfection Certificate to reflect the same.

8.6 General Provisions.

8.6.1 Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Section 8.6.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location in the United States not specified in Schedule 8.6.1; provided that at least ten (10) Business Days’ prior written notice shall have been provided to Administrative Agent with respect to any Collateral so moved that has an aggregate value greater than $10,000,000, and so long as there have been filed, registered or published any Required Perfection Documents and, with respect to locations not owned by any Obligor, applicable Lien Waivers (or the imposition of a Rent and Charges Reserve with respect to such location if no Lien Waiver has been obtained), with respect to Administrative Agent’s Liens upon such Collateral.

8.6.2 Insurance of Collateral; Condemnation Proceeds.

(a) Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other property damage perils, in amounts and with coverages and deductibles as are customary for companies similarly situated, with insurers rated by A.M. Best Co. as “A-VII” or higher. Subject to the terms of the ABL Intercreditor Agreement and pursuant to the lender’s loss payee endorsement required under clause (i) of this Section 8.6.2(a) and the terms of Sections 8.6.2(b) and (c), all proceeds under each such policy shall be payable to Administrative Agent. From time to time upon reasonable request, Obligors shall deliver to Administrative Agent the originals or certified copies of its insurance policies or certificates of insurance reasonably acceptable to Administrative Agent. Subject to the terms of the ABL Intercreditor Agreement, unless Administrative Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Administrative Agent as loss payee; (ii) requiring thirty (30) days’ prior written notice to Administrative Agent in the event of cancellation of the policy for any reason whatsoever except for cancellation resulting from the failure to pay insurance premium, in which case ten (10) day’s prior notice is required; and (iii) specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any such insurance (whether or not an Event of Default has occurred under Section 11.1(c) as a result of such failure), Administrative Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Administrative Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Administrative Agent. If an Event of Default exists, only Administrative Agent shall be authorized to settle, adjust and compromise such claims.

(b) With respect to any proceeds of insurance required to be maintained under Section 8.6.2 and any awards arising from condemnation, (i) such proceeds or rewards relating to Current Asset Collateral shall be paid to Administrative Agent for application to the Obligations, including the Revolver Loans or reinvested to the extent permitted under this Agreement; and (ii) such proceeds or awards relating to Equipment or Real Estate shall be applied pursuant to the terms of the ABL Intercreditor Agreement.

8.6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Administrative Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Administrative Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for failing to exercise reasonable care while Collateral is in Administrative Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4 Defense of Title to Collateral. Each Obligor shall at all times defend its title to any material items of Collateral and Administrative Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7 Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Administrative Agent, or Administrative Agent’s designee, may, without notice and in either its or a Obligor’s name, but at the cost and expense of Obligors:

(a) Endorse a Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Administrative Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Administrative Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Obligor, and notify postal authorities to deliver any such mail to an address designated by Administrative Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use a Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Obligor is a beneficiary; and (xii) take all other actions as Administrative Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Administrative Agent and Lenders to enter into this Agreement and to make available the Revolver Commitments, Loans and Letters of Credit, each Obligor represents and warrants to the Credit Parties that:

9.1.1 Organization and Qualification. Each Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where such qualification is required, except where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2 Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its obligations under each Loan Document to which it is a party, and the execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate any Applicable Law or cause a default under any Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3 Enforceability. Each Loan Document to which an Obligor is a party is a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4 Capital Structure. Section 7 of the Perfection Certificate shows, for each Obligor, its name, its jurisdiction of organization, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Except as disclosed on Section 7 of the Perfection Certificate or in connection with the Transactions, in the five years preceding the Closing Date, no Obligor has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Administrative Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary.

9.1.5 Title to Properties; Priority of Liens. (a) Each Obligor has good and marketable title to (or valid leasehold interests in) all of its material Real Estate except for minor defects in title that do not interfere with its ability to conduct its business in substantially the same manner as currently conducted or to utilize such Real Estate for their intended purposes, and good title to all of its material personal Property, including all material Property reflected in any financial statements delivered to Administrative Agent or Lenders, in each case free of Liens except Permitted Liens. (b) Each Obligor has paid and discharged or is being contested in good faith all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. (c) All Liens of Administrative Agent on the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are allowed to have priority over Administrative Agent’s Liens pursuant to Section 10.2.2 and the terms of the ABL Intercreditor Agreement.

9.1.6 Accounts. Administrative Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by each Obligor with respect thereto. Obligors warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Administrative Agent on request;

(d) it is not subject to any offset, Lien (other than Administrative Agent’s Lien and Permitted Liens that are junior to the Liens of Administrative Agent therein), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Administrative Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Administrative Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Obligor is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Administrative Agent hereunder; and

(g) to Obligors’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Obligor’s customary credit standards, is Solvent and not contemplating or subject to an Insolvency Proceeding (unless such Account Debtor has been authorized, pursuant to a court order reasonably satisfactory to Administrative Agent to and is in fact continuing to pay, in cash, Accounts owed to the applicable Borrower), and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.7 Financial Statements

(a) Spectrum has heretofore furnished to Lenders the consolidated (and, to the extent available, consolidating) statements of financial position, operations and shareholders equity and comprehensive income of Spectrum (i) as of and for the Fiscal Year ended September 30, 2009, the Fiscal Year ended September 30, 2008 and the Fiscal Year ended September 30, 2007, in each case (other than in respect of any consolidating financial statements) audited by and accompanied by the opinion of KPMG LLP, independent public accountants and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended April 4, 2010, certified by its chief financial officer. Such financial statements present fairly the financial condition and results of operations and cash flows of Spectrum and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Spectrum and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b) Russell Hobbs has heretofore furnished to the Lenders the consolidated (and, to the extent available, consolidating) balance sheets and related statements of income, stockholder’s equity and cash flows of Russell Hobbs (i) as of and for the Fiscal Year ended June 30, 2009, the Fiscal Year ended June 30, 2008 and the Fiscal Year ended June 30, 2007, in each case (other than in respect of any consolidating financial statements) audited by and accompanied by the opinion of Grant Thornton LLP, independent public accountants and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended March 31, 2010, certified by its chief financial officer. Such financial statements present fairly the financial condition and results of operations and cash flows of Russell Hobbs and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Russell Hobbs and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(c) Spectrum has heretofore delivered to Lenders its unaudited pro forma consolidated balance sheet and related pro forma statements of income, stockholder’s equity and cash flows as of and for the 12-month period ended April 4, 2010, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by Spectrum, are based on the best information available to Spectrum as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of Spectrum and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

(d)(i) Since June 30, 2009 and on or prior to the Closing Date, no Russell Hobbs Material Adverse Effect has occurred, and since September 30, 2009 and on or prior to the Closing Date, no Spectrum Material Adverse Effect has occurred. (ii) Since April 4, 2010, there has been no change in the condition, financial or otherwise, of any Obligor or any Subsidiary, taken as a whole, that could reasonably be expected to have a Material Adverse Effect.

(e) Holdings and its Subsidiaries, on a consolidated basis, are Solvent.

9.1.8 Surety Obligations. No Obligor is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder or as specified in Schedule 9.1.8.

9.1.9 Taxes. Each Obligor and each of its subsidiaries has filed or caused to be filed all material federal, state and local tax returns and other reports that it is required by law to file, and has paid or caused to be paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are shown to be due and payable on such returns, except to the extent being Properly Contested. Each Obligor and Subsidiary has, in all material respects, withheld all employee and other withholdings and made all employer contributions and other remittances required to be made under Applicable Law.

9.1.10 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11 Intellectual Property. Each Obligor and each of its subsidiaries owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the conduct of such Obligor’s and its subsidiaries’ business does not conflict with any Intellectual Property rights of others; and (ii) there is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor, any of its subsidiaries or any of their Property (including any Intellectual Property). All material Intellectual Property owned by any Obligor or any of its subsidiaries that is the subject of a registration or pending application for registration is shown in Schedule 11 of the Perfection Certificate.

9.1.12 Governmental Approvals. Each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties; all import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect; and Obligors and Subsidiaries have complied with all foreign and domestic Applicable Laws with respect to the shipment and importation of any goods or other Collateral, except in each case under this Section 9.1.12, where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13 Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law that could reasonably be expected to have a Material Adverse Effect. To the Borrowers’ best knowledge, no Inventory has been produced in violation of the FLSA except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.14 Compliance with Environmental Laws. (a) Except as disclosed on Schedule 9.1.14, and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Obligors or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 9.1.14 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

9.1.15 Burdensome Contracts. No Obligor or any of its subsidiaries is party or subject to any Restrictive Agreement, except as shown in Schedule 9.1.15, none of which prohibits the execution or delivery of, or the performance of its obligations under, any Loan Document by such Obligor.

9.1.16 Litigation. Except as shown in Schedule 9.1.16(a), there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Obligors, threatened against or affecting any Obligor or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as shown in Schedule 9.1.16(b), no Obligor has a Commercial Tort Claim (other than a Commercial Tort Claim for less than $5,000,000). No Obligor or any of its subsidiaries is in default with respect to any order, injunction or judgment of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

9.1.17 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default by an Obligor (a) under any Material Contract (b) under the Senior Term Loan Agreement, the Senior Secured Note Indenture or the PIK Indenture, or (c) in the payment of any Borrowed Money that constitutes Material Debt.

9.1.18 ERISA. Except as disclosed on Schedule 9.1.18:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code except for non-compliances which, in the aggregate, would not have a Material Adverse Effect. No ERISA Event has occurred within the past five (5) years or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.

(b) Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except for non-compliances which, in the aggregate, would not have a Material Adverse Effect. With respect to each Foreign Pension Plan, none of Obligors, their Affiliates, their Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject Obligors or any Subsidiary, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. As of the Closing Date, the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $75,000,000 the fair market value of the assets of all such Foreign Pension Plans.

9.1.19 Trade Relations. There exists no condition or circumstance with respect to any customer or supplier of an Obligor or Subsidiary that could reasonably be expected to impair in any material respect the ability of any Obligor or Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date or as modified after the Closing Date in accordance with the terms hereof.

9.1.20 Labor Relations. Except as described on Schedule 9.1.20, the consummation of the Transactions or the transactions contemplated by this Agreement and the other Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Obligors or any Subsidiary is bound. Except as could not reasonably be expected to result in a Material Adverse Effect, there are no grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.21 Reserved.

9.1.22 Investment Company Act. No Obligor is or is required to be registered as (a) an “investment company” as defined in, or subject to the regulation under, the Investment Company Act of 1940.

9.1.23 Margin Stock. No Obligor or any of its subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.

9.1.24 Other Debt. The provisions of the Intercreditor Agreements are and will be enforceable against the Term Lenders and the holders of the Senior Secured Notes. Subject to the terms of the Intercreditor Agreements, all Obligations, including those to pay the principal of and interest on the Loans and fees and expenses in connection therewith, constitute “ABL Obligations” (as defined in the ABL Intercreditor Agreement), and such Obligations are entitled to the benefits of the provisions created therein. Obligors acknowledge that Administrative Agent and Lenders are entering into this Agreement, and extending their Revolver Commitments, in reliance upon the provisions in the ABL Intercreditor Agreement and in this Section 9.1.24. The Obligations constitute “Senior Debt” under and as defined in the PIK Indenture.

9.1.25 Corporate Names; Locations. During the five years preceding the Closing Date, except as shown on Schedule 1 of the Perfection Certificate, no Obligor has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger, amalgamation or combination, or has acquired any substantial part of the assets of any Person. The chief executive office (if it has more than one place of business) and the location of business (if it has only one) of each Obligor are shown on Schedule 8.6.1. During the five years preceding the Closing Date, no Obligor has had any other office or place of business.

9.1.26 Merger Agreement. Neither any Obligor nor any Subsidiary nor, to the knowledge of each Obligor and each Subsidiary, any other Person party thereto is in default in the performance or compliance with any material provisions of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto). The Merger Agreement complies in all material respects with all Applicable Laws.

9.1.27 Foreign Corrupt Practices Act. Each Obligor and its Subsidiaries and their respective directors, officers, agents, employees, and any person acting for or on behalf of Obligors and their Subsidiaries has complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time, or any other applicable anti-bribery or anti-corruption law, and it and they have not made, offered, promised, or authorized, and will not make, offer, promise or authorize, whether directly or indirectly, any payment of anything of value to: (a) an executive, official, employee or agent of a governmental department. agency or instrumentality, (b) a director, officer. employee or agent of a wholly or partially government-owned or -controlled company or business, (c) a political party or official thereof, or candidate for political office or (d) an executive, official. employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (each a “Government Official”) while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (i) influencing any act. decision or failure to act by a Government Official in his or her official capacity. (ii) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity or (iii) securing an improper advantage; in order to obtain, retain. or direct business.

9.2 Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading, in each case, in light of the facts and circumstances existing at the time any such statement is made. Additionally, none of the reports, financial statements, certificates or other information (other than any projections, pro formas, budgets and general market information) concerning the Obligors furnished by or at the direction of any Obligor to any Credit Party in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which such statements were made.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. As long as there are any Revolver Commitments outstanding and thereafter until Full Payment of the Obligations thereunder, each Obligor shall, and shall cause each of its Subsidiaries to:

10.1.1 Inspections; Appraisals.

(a) Permit Administrative Agent from time to time, subject to reasonable notice (except when an Event of Default exists) and at reasonable times during normal business hours, to visit and inspect the Properties of any Obligor or its Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Administrative Agent nor any Lender shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Administrative Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b) Reimburse Administrative Agent for all charges, costs and expenses of Administrative Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Administrative Agent deems appropriate, up to two (2) times per Loan

Year unless a Cash Dominion Period exists, and then up to three (3) times per Loan Year; and (ii) appraisals of Inventory up to two (2) times per Loan Year unless a Cash Dominion Period exists and up to three (3) times per Loan Year if a Cash Dominion Period exists; provided that Administrative Agent shall provide Borrower Agent with a reasonably detailed accounting of all such charges, costs and expenses and provided, further, that (x) Administrative Agent may conduct no more than one (1) such appraisal and field examination per Loan Year at the expense of Obligators if no Revolving Loans are outstanding at any time during such Loan Year and Availability at all times during such Loan Year is equal to or greater than the amount that is 50% of the lesser of the aggregate Revolver Commitments and the Formula Amount; provided, however, that Administrative Agent may conduct as many appraisals and field examinations at the expense of Obligors as it deems reasonable during an Event of Default. This Section shall not be construed to limit Administrative Agent’s right to conduct examinations or to obtain appraisals at any time that it may reasonably require at its own expense, nor to use third parties for such purposes at Administrative Agent’s expense; provided that such examination in each case shall be subject to reasonable notice (except when an Event of Default exists) and be conducted at reasonable times during normal business hours.

10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Administrative Agent and Lenders:

(a) within the later of (i) ninety (90) days after the end of each Fiscal Year and (ii) by the date on which the following statements would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available under Rule 12b-25 of the Securities Exchange Act of 1934 for the filing of such statements), its statements of financial position, operations and shareholders equity and comprehensive income showing the financial condition of Spectrum and its consolidated Subsidiaries as of the close of such Fiscal Year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding Fiscal Year, all audited by KPMG, LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Spectrum and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;

(b) within the later of (i) forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year and (ii) by the date on which the following statements would have been required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available under Rule 12b-25 of the Securities Exchange Act of 1934 for the filing of such statements (provided, however, that notwithstanding the foregoing, if a Cash Dominion Period exists, the following statements shall be delivered to Administrative Agent within 30 days after the end of each Fiscal Month), its consolidated statements of financial position, operations and shareholders equity and comprehensive income showing the financial condition of Spectrum and its consolidated Subsidiaries as of the close of such Fiscal Quarter (or such Fiscal Month, as applicable) and the results of its operations and the operations of such Subsidiaries during such Fiscal Quarter (or such Fiscal Month, as applicable) and the then elapsed portion of the Fiscal Year, and, other than with respect to quarterly (or monthly, as applicable) reports during the remainder of the first Fiscal Year after the Closing Date, comparative figures for the same periods in the immediately preceding Fiscal Year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of Spectrum and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision;

(c) concurrently with delivery of financial statements under clauses (a) and (b) above, a Compliance Certificate executed by the chief financial officer of Borrower Agent (with such Compliance Certificates to contain a calculation of (i) the Fixed Charge Coverage Ratio under Section 10.3.1 and (ii) Consolidated EBITDA for the immediately preceding twelve-month period ending on the last day of the applicable year or month, in each case, regardless of whether a Financial Covenant Trigger Event exists;

(d) promptly after the receipt thereof by Obligors or any Subsidiary, a copy of any final “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(e) within ninety (90) days after the beginning of each Fiscal Year of Spectrum, a detailed consolidated budget for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows and Availability as of the end of and for such Fiscal Year and setting forth the assumptions used for purposes of preparing such budget; and, on or before the first day of each Fiscal Year (beginning with Fiscal Year 2012), an update of Schedule 1.1(e) listing the dates of each Fiscal Month in such Fiscal Year;

(f) during a Cash Dominion Period, at Administrative Agent’s request, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Administrative Agent;

(g) promptly after the same become publicly available, copies of, or links to copies of, all periodic and other reports, proxy statements and other materials filed by Super Holdco, Obligors or any Subsidiary with the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be; and

(h) such other reports and information (financial or otherwise) as Administrative Agent may reasonably request from time to time in connection with any Collateral or the financial condition or business or any Obligor or Subsidiary.

Documents required to be delivered pursuant to this Section 10.1.2 may be delivered electronically and, if so delivered, shall be deemed to have been delivered to Administrative Agent and Lenders on the date on which (i) Spectrum posts such documents, or provides a link thereto, on its principal publicly accessible website or (ii) such documents are posted on Spectrum’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (which may be a commercial or a third party website or a website sponsored by Administrative Agent; provided that Spectrum shall notify Administrative Agent of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions of such documents.

10.1.3 Notices. Notify Administrative Agent (and Administrative Agent will notify Lenders) in writing, promptly after an Obligor’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the occurrence of any Default, (b) the occurrence of any “Default” under and as defined in each of the Senior Term Loan Agreement, the Senior Secured Note Indenture and the PIK Indenture, (c) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, (d) the occurrence of a Financial Covenant Trigger Event, (e) the occurrence of any material fraud that involves management employees who have a significant role in the internal controls over financial reporting of Obligors, in each case of clause (e) as described in Securities Laws, and (f) an Event of Default under Section 10.3.1. Each notice pursuant to this Section 10.1.3 shall be accompanied by a statement of a Senior Officer of Borrower Agent setting forth details of the occurrence referred to therein and stating what action Obligors have taken and propose to take with respect thereto. Each notice pursuant to clause (a) above shall describe with particularity any and all provisions of this Agreement and any other Loan Documents in respect of which a Default exists. Each notice pursuant to the foregoing clause (f) shall include a calculation setting out in reasonable detail the Fixed Charge Coverage Ratio upon the occurrence of such Event of Default.

10.1.4 Landlord and Storage Agreements. Upon reasonable request, provide Administrative Agent with copies of (a) all existing agreements and (b) all future agreements promptly after execution thereof, in each case, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, and Anti-Terrorism Laws, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary, it shall act promptly and diligently to investigate and report to Administrative Agent and all appropriate Governmental Authorities the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6 Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a rating by A.M. Best Co. as “A-VII” or higher, unless otherwise approved by Administrative Agent) reasonably satisfactory to Administrative Agent, with respect to product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation, flood insurance (to the extent applicable with respect to any Mortgaged Properties) and business interruption insurance, in each case, with coverages and deductibles as are customary for companies similarly situated.

10.1.8 Licenses. Keep each material License affecting any Eligible Inventory (including the manufacture, distribution or disposition of Eligible Inventory) in full force and effect (provided that the failure to keep any such License in full force and effect shall not constitute an Event of Default, but any Eligible Inventory relating thereto may, in Administrative Agent’s discretion, be deemed ineligible); promptly notify Administrative Agent of any proposed modification to any such material License, or entry into any new material License affecting any Eligible Inventory, within ninety (90) days after its effective date (provided that, to the extent such modification or new License results in Inventory no longer being Eligible Inventory, the next Borrowing Base Certificate delivered by Borrowers after the date of such modification or new License shall accurately reflect the status of such Inventory as ineligible); pay all Royalties when due; and notify Administrative Agent of any material default or breach asserted by any Person to have occurred under any such License (after giving effect to any applicable grace or cure periods).

10.1.9 Future Subsidiaries. Promptly notify Administrative Agent upon any Person becoming a Subsidiary and, with respect to any wholly-owned, Domestic Subsidiary, cause it to become a Borrower (or, if Administrative Agent so consents, a Guarantor) by executing and delivering to Administrative Agent a joinder agreement with respect to this Agreement (if such Subsidiary is to become a Borrower) or a Guaranty, and to execute and deliver such documents, instruments and agreements and to take such other actions as Administrative Agent shall reasonably require to evidence and perfect a Lien in favor of Administrative Agent (for the benefit of Secured Parties) on all assets of such Person, including delivery of such legal opinions, in form and substance reasonably satisfactory to Administrative Agent, as it shall deem appropriate. In addition, each Obligor shall, or shall cause the applicable Obligor to, pursuant to documentation reasonably acceptable to Administrative Agent, pledge to Administrative

Agent (for the benefit of Secured Parties), all of the outstanding Equity Interests of each new Subsidiary owned directly by such Obligor or other Obligor, along with undated stock powers for such certificates, executed in blank (or, if any such Equity Interests are uncertificated, confirmation and evidence reasonably satisfactory to Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by Administrative Agent, for the benefit of Secured Parties, in accordance with Sections 8-106 and 9-106 of the UCC or any other Applicable Law).

10.2 Negative Covenants. As long as there are any Revolver Commitments outstanding and thereafter until Full Payment of the Obligations thereunder, each Obligor shall not, and shall cause each of its Subsidiaries not to:

10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) Debt existing on the date hereof and set forth in Schedule 10.2.1(a) and any refinancing thereof pursuant to the Refinancing Conditions set forth in this Agreement;

(b) Debt created hereunder and under the other Loan Documents;

(c) Senior Term Loan Debt and any refinancing thereof pursuant to the Refinancing Conditions set forth in this Agreement;

(d) Debt under the Senior Secured Note Indenture in the aggregate principal amount not to exceed $750,000,000 at any time, and any refinancing thereof pursuant to the Refinancing Conditions set forth in this Agreement;

(e) Intercompany Debt of Borrowers and Subsidiaries to the extent permitted by Section 10.2.5 so long as such Debt is subordinated to the Obligations pursuant to a subordination agreement satisfactory to Administrative Agent;

(f) (i) Debt of any Obligor or any Subsidiary incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof; except by an amount equal to any unpaid accrued interest and premium (including applicable prepayment premium) thereon, plus fees and expenses reasonably incurred in connection with such refinancing, renewal or extension, and (ii) Debt arising out of sales and lease back transactions; provided that (i) such Debt is incurred prior to or within one hundred and eighty (180) days after such acquisition or the completion of such construction, repair, replacement or improvement and (ii) the aggregate principal amount of Debt permitted by this Section 10.2.1(f), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 10.2.1(g), shall not exceed $40,000,000 at any time outstanding;

(g) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Debt incurred pursuant to Section 10.2.1(f), not in excess of $40,000,000 at any time outstanding;

(h) Debt in respect of surety, stay, customs and appeal bonds, under performance bonds or with respect to workers’ compensation claims, in each case incurred in the Ordinary Course of Business;

(i) Debt incurred by Foreign Subsidiaries in an aggregate principal amount not exceeding $75,000,000 at any time outstanding;

(j) Debt of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Debt exists at the time such Persons becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) immediately before and after such Person becomes a Subsidiary, no Default or Event of Default shall have occurred and be continuing;

(k) Debt in respect of those Hedging Agreements incurred in the Ordinary Course of Business and consistent with prudent business practice;

(l) Debt in respect of netting services, overdraft protections and similar arrangements in connection with Bank Products;

(m) Debt consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the Ordinary Course of Business and, in the case of clause (ii), not to exceed $100,000,000 in the aggregate;

(n) Debt constituting indemnification obligations or obligations in respect of purchase price or others similar adjustments in connection with acquisitions and dispositions permitted under this Agreement;

(o) Debt in respect of letters of credit, bank guarantees, bankers’ acceptance or similar instruments issued or created in the Ordinary Course of Business; provided that any such documentary letter of creditor other similar instrument may be secured only by Liens attaching to the related documents of title and not the Inventory represented thereby;

(p) Debt representing deferred compensation or equity based compensation to current or former officers, directors, consultants advisors or employees of Obligors, any of their Subsidiaries or any of their respective Affiliates incurred in the Ordinary Course of Business and (ii) Debt consisting of obligations of Obligors or any of their Subsidiaries under deferred compensation or other similar arrangements incurred in connection with any Investments or Permitted Distributions in an aggregate outstanding amount for this Section 10.2.1(p) not to exceed $15,000,000;

(q) Debt issued by Obligors or any of their Subsidiaries to current and former officers, directors, consultants, advisors and employees of Obligors, any of their Subsidiaries or any of their respective Affiliates, in lieu of or combined with cash payments to finance the purchase of Equity Interests of Obligors, any of their Subsidiaries or any of their respective Affiliates, in each case, to the extent such purchase is otherwise permitted hereunder and in an aggregate amount not to exceed $5,000,000 in any Fiscal Year;

(r) Guarantees of Debt of Borrowers or any of the Subsidiaries; provided such Debt is permitted by another subsection of this Section 10.2.1;

(s) Guarantees resulting from endorsement of negotiable instruments in the Ordinary Course of Business;

(t) any Permitted Specified Refinancing of the PIK Notes in accordance with Section 10.2.8(a);

(u) Debt incurred by Borrowers or any Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the Ordinary Course of Business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, other Debt with respect to reimbursement-type obligations regarding workers compensation claims and other Debt in respect of bankers’ acceptance, letter of credit, warehouse receipts or similar facilities entered into in the Ordinary Course of Business; provided that, upon the drawing of such letters of credit or the incurrence of such Debt, such obligations are reimbursed within five (5) Business Days following such drawing or incurrence;

(v) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u) above; and

(w) Other Debt of any Obligor or any Subsidiary in an aggregate principal amount not exceeding $50,000,000 at any time outstanding.

10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of any Obligor or any Subsidiary existing on the date hereof and set forth in Schedule 10.2.2(a); provided that such Liens shall secure only those obligations which they secure on the date hereof and any refinancing thereof pursuant to the Refinancing Conditions set forth in this Agreement;

(b) Any Lien created under the Loan Documents;

(c) Liens securing Debt incurred pursuant to Sections 10.2.1(c) and 10.2.1(d), subject to the terms and conditions of the Intercreditor Agreements;

(d) Any Lien existing on any property or asset prior to the acquisition thereof by any Obligor or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of Obligors or any Subsidiary and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(e) Liens for Taxes not yet due or which are being contested in compliance with Section 9.1.9;

(f) Liens of landlords, laborers and employees arising by operation of law and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business and securing obligations that are (i) not overdue for a period of more than thirty (30) days or (ii) being Properly Contested;

(g) pledges and deposits made in the Ordinary Course of Business (i) in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations, (ii) securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to Borrowers or any Subsidiaries or (iii) pledges that may be required under applicable foreign laws relating to claims by terminated employees and other employee claims;

(h) Deposits to secure the performance of bids, trade contracts (other than for Debt), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(i) Intellectual Property licenses entered into in the Ordinary Course of Business;

(j) survey exceptions or encumbrances, zoning restrictions, easements or other reservations, rights of others’ utilities or other similar purposes, rights-of-way, restrictions on use of Real Estate and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, do not materially interfere with the ordinary conduct of the business of Obligors or any Subsidiary;

(k) Liens securing Debt permitted under Section 10.2.1(f); provided that (i) such Liens attach concurrently with or within one hundred and eighty (180) days after the acquisition or the completion of construction, repair, replacement or improvement, (ii) the Debt secured thereby does not exceed the lesser of the cost or the fair market value of such fixed or capital assets at the time of such acquisition, construction, repair, replacement or improvement, and (iii) such Liens do not apply to any other property or assets of any other Obligor or any other Subsidiary, except that individual financings of property provided by one lender may be cross collateralized to other financings of property provided by such lender;

(l) judgment Liens securing judgments not constituting an Event of Default under Section 11;

(m) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of any Obligor or any Subsidiaries, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Debt incurred by such Foreign Subsidiary pursuant to Section 10.2.1(i);

(n) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit or commodity trading or brokerage accounts or other funds maintained with a creditor depository institution, provided that such accounts and funds are not primarily intended by Holding, any Borrower or any Subsidiary to provide collateral to the depository institution or the commodity intermediary;

(o) Liens that are contractual rights of set-off under agreements entered into with customers of Borrowers or any Subsidiary in the Ordinary Course of Business;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(q) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases entered into by any Borrower or any of its Subsidiaries and Liens in favor of Qualified Factors on Factoring Transaction Assets owing by Qualified Account Debtors to secure obligations in connection with Permitted Factoring Transactions;

(r) Liens on Goods or Inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of a Borrower or any of its Subsidiaries; provided that such Lien attaches only to the applicable Goods or Inventory (and no Eligible Inventory or Eligible In-Transit Inventory), and such Lien secures only the obligations of such Borrower or such Subsidiary in respect of such letter of credit to the extent permitted under Section 10.2.1;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by a Borrower or any of its Subsidiaries in the Ordinary Course of Business;

(t) leases, licenses, subleases and sublicenses granted in the Ordinary Course of Business and that do not (i) interfere in any material respect with the business of any Borrower or any of its material Subsidiaries or (ii) secure any Debt with respect to Borrowed Money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by a Borrower or any of its Subsidiaries, or by Applicable Law to terminate any such lease, license, franchise, grant or permit or to require annual or periodic payments as a condition to the continuance thereof;

(u) in the case of leased Real Estate, Liens on which the fee interest (or any superior interest) on such property is subject and, in the case of Mortgaged Properties, “Permitted Encumbrances” (as such term is defined in the applicable Mortgage); and

(v) Other Liens securing Debt or other obligations permitted hereunder in an aggregate amount not to exceed $50,000,000 at any time outstanding, provided however that any such Liens that extend to or cover any Current Asset Collateral shall not secure Debt or other obligations in an aggregate principal amount at any time outstanding in excess of $15,000,000.

10.2.3 Reserved.

10.2.4 Distributions; Upstream Payments. Declare or make any Distributions, except:

(a) Permitted Distributions;

(b) Any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(c) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, Borrowers may, or Borrowers may make Distributions to Holdings (and Holdings may in turn make distributions to Super Holdco) so that Holdings (or Super Holdco) may, repurchase its Equity Interests owned by current and former officers, directors, consultants, advisors or employees of Holdings, Borrowers or Subsidiaries or make payments to current and former officers, directors, consultants, advisors or employees of Holdings, Borrowers or Subsidiaries (x) in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to any management incentive plan, equity based compensation plan, equity subscription agreement, equity award agreement, shareholders’ or members’ agreement or other similar agreement, plan or arrangement, or (y) in connection with the retention, promotion, separation from service, death or disability of such individuals, in an aggregate amount for this clause (c) not to exceed $5,000,000 in any Fiscal Year;

(d) Borrowers may make Distributions to Holdings (and Holdings may in turn make Restricted Payments to Super Holdco) in order to allow Holdings and/or Super Holdco to (x) pay Holdings and/or Super Holdco’s administrative expenses and corporate overhead, franchise fees, public company costs (including SEC fees and auditing fees) and customary director fees in an aggregate amount not to exceed $2,000,000 in any calendar year, (y) pay premiums and deductibles in respect of directors and officers insurance policies and excess liability policies obtained from third-party insurers, (z) pay Tax liabilities attributable to Holdings and its subsidiaries in an amount not to exceed the amount of such Taxes that would be payable by Spectrum and its Subsidiaries on a stand-alone basis (if Holdings were a corporation and parent of a consolidated group including its Subsidiaries); provided that (i) any payments made pursuant to this clause (z) in any period that are not otherwise deducted in calculating Consolidated Net Income shall be deducted in calculating Consolidated Net Income for such period and (ii) all Distributions made to Super Holdco or Holdings pursuant to this clause (d) shall be used by Super Holdco or Holdings, as the case may be, for the purposes specified herein within twenty (20) days of the receipt thereof;

(e) Spectrum and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(f) Spectrum and each Subsidiary may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issuance of new common Equity Interests of such Person (other than any such issuance to such Borrower or Subsidiary);

(g) Spectrum may make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Spectrum or Subsidiaries so long as no Event of Default exists or would result therefrom; and

(h) Spectrum may make other payments to Holdings otherwise restricted by this Section 10.2.4 (and Holdings may in turn make such Distributions to Super Holdco) in an aggregate amount not to exceed $40,000,000 in any Fiscal Year, provided that, at the time of such payment, (x) Availability is not less than the greater of (i) $100,000,000 and (ii) the amount that is equal to 33% of the aggregate Revolver Commitments at such time and (y) no Event of Default exists at the time of such payment or would result therefrom.

10.2.5 Restricted Investments. Make any Restricted Investment.

10.2.6 Disposition of Assets. Make any Asset Disposition, except (a) Asset Dispositions specified in Schedule 10.2.6 or (b) a Permitted Asset Disposition. Notwithstanding the foregoing, neither any Obligor nor any Subsidiary may enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (x) the sale or transfer of such property is otherwise permitted by this Section 10.2.6 and (y) any obligations arising under any Capital Leases or Liens arising in connection therewith are permitted by Sections 10.2.1 and 10.2.2, as the case may be.

10.2.7 Loans. Make any loans or other advances of money to any Person, except (a) loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) Intercompany Loans and (e) loans which are not Restricted Investments.

10.2.8 Restrictions on Payment of Certain Debt.

(a) Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to (i) any Subordinated Debt (other than Debt among Holdings, the Borrowers and Subsidiaries, so long as no Event of Default has occurred and is continuing), except (A) regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt, (B) refinancing of Debt permitted under Section 10.2.1, (C) any Permitted Specified Refinancing of the PIK Notes or (D) payments made in the Ordinary Course of Business with respect to intercompany debt consisting of trade payables arising from the sale of Inventory in a transaction not violative of Section 10.2.17; provided that in each case of clauses (B) and (C), at the time of such transaction after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and (ii) if a Default exists or would result therefrom, any Debt, other than (A) the payment of the Debt created hereunder and under the Senior Term Loan Agreement or the Senior Secured Note Indenture and (B) the payment of secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt.

(b) Prepay, redeem, retire or defease any other Borrowed Money (other than the Obligations), including Senior Term Loan Debt, Debt arising under the Senior Secured Notes, prior to its regularly scheduled payment, amortization or maturity date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the consent of Administrative Agent or otherwise in accordance with the Intercreditor Agreements, provided that (i) the consent of Administrative Agent to such amendment shall not be required if such amendment is not materially adverse to the interests of Administrative Agent and Lenders under this Agreement and the other Loan Documents (it being understood that amendments to increase interest rates or shorten regularly scheduled payment, amortization or maturity dates, in each case, shall be considered materially adverse to the interests of Administrative Agent and Lenders)) except to the extent constituting a Permitted Debt Prepayment; (ii) that any mandatory prepayments (including pursuant to mandatory offers to purchase) of the Senior Term Loan Debt and the Debt arising under the Senior Secured Notes as required in the Senior Term Loan Agreement or the Senior Secured Note Indenture (as such agreements are in effect on the Closing Date), as applicable, shall not be prohibited under this Section 10.2.8; and (iii) any payment of Debt that constitute a Permitted Debt Prepayment shall not be prohibited under this Section 10.2.8.

10.2.9 Fundamental Changes. (a) Merge, combine or consolidate with and into any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations of (i) a wholly-owned Subsidiary with another wholly-owned Subsidiary, (ii) an Obligor with an Obligor, (iii) an Obligor with and into a Borrower in a transaction in which such Borrower is the surviving Person of (iv) in connection with a Permitted Acquisition; or (b) change (i) its name or conduct business under any fictitious name, (ii) its tax, charter or other organizational identification number or (iii) its form or jurisdiction of organization, except for each case of clause (b) in connection with a transaction permitted under clause (a) of this Section 10.2.9.

10.2.10 Subsidiaries. (a) Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or (b) permit any existing Subsidiary that is an Obligor to issue any additional Equity Interests other than Equity Interests to current and former officers, directors, consultants, advisors or employees of such Person or to a Borrower or a Subsidiary.

10.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date, except for (a) changes in connection with transactions permitted under Section 10.2.9 and (b) changes that do not affect in any adverse way such Obligor’s or any subsidiary’s rights and obligations to enter into and perform the Loan Documents to which it is a party or to pay all of the Obligations, that do not affect or impair the perfection, priority or enforceability of any Liens granted by such Obligor or such Subsidiary pursuant to any Loan Documents, and that would not reasonably be expected to have a Material Adverse Effect.

10.2.12 Reserved.

10.2.13 Accounting Changes. (a) Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2, or (b) change its Fiscal Year.

10.2.14 Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) imposed by law or any Loan Document, any Secured Term Loan Document, any Senior Secured Note Document or any PIK Document, or relating to secured Debt permitted hereunder as long as the restrictions apply only to collateral for such Debt; (c) constituting customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; (d) constituting restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Debt of such Foreign Subsidiary permitted to be incurred hereunder; or (e) constituting customary restrictions on assignment in leases and other contracts.

10.2.15 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16 Reserved.

10.2.17 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by or permitted under the Loan Documents; (b) expense reimbursement, indemnities, salaries and other compensation to current and former officers, directors, consultants, advisors and employees, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Obligors; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Administrative Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; (g) entering into employment, service, retention, bonus, change in control, severance, or other compensation or employee benefit arrangements between any Obligor or any of the Subsidiaries and their respective current and former officers, directors, consultants, advisors and employees, as determined in good faith by the board of directors (or a committee thereof) or senior management of the relevant entity; or (h) transactions listed on Schedule 10.2.17.

10.2.18 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19 Amendments to Certain Documents. Amend, supplement or otherwise modify the PIK Indenture, the Senior Term Loan Agreement, the Senior Secured Note Indenture or any other document, instrument or agreement relating to any Material Debt without the prior written approval of Administrative Agent, except either (a) to the extent any of the foregoing is not adverse to the interests of Lenders under the Loan Documents or any party (other than an Obligor or a Subsidiary) to a Hedging Agreement in any material respect, (b) in connection with any refinancing, refunding, renewal or extension of any Debt permitted under Section 10.2.1, or (c) as otherwise provided in Section 10.2.8.

10.2.20 Conduct of Business.

(a) With respect to Holdings, (i) engage in any material activities or hold any material assets or liabilities other than its ownership of the Equity Interests of Spectrum and those activities incidental thereto and (ii) incur any material liabilities other than pursuant to any Loan Documents, the Senior Term Loan Documents or the Senior Secured Note Documents to which it is a party and any other obligations or liabilities incidental to its activities as a holding company or expressly permitted hereunder.

(b) With respect to Spectrum and Subsidiaries, engage at any time in any business or business activity other than business conducted or proposed to be conducted by Spectrum and Subsidiaries on the Closing Date and other businesses complementary, similar or reasonably related, ancillary or incidental thereto or reasonable extensions thereof.

10.2.21 Amendment to Indemnification Agreement. Permit any waiver, supplement, modification or amendment of that certain indemnification agreement dated as of February 9, 2010 between Russell Hobbs and Harbinger Capital Partners Master Fund I, Ltd., in each case to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.

10.3 Financial Covenants. As long as any Revolver Commitments or Obligations are outstanding, Spectrum and Subsidiaries shall:

10.3.1 Fixed Charge Coverage Ratio: Upon and after the occurrence of a Financial Covenant Trigger Event and until a Financial Covenant Trigger Event Deactivation Date, maintain (a) as of the last day of the Fiscal Month ending immediately prior to the date on which a Financial Covenant Trigger Event occurs, and (b) as of the last day of each Fiscal Month thereafter, a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 for the period of 12 months then ending. Immediately upon the occurrence of a Financial Covenant Trigger Event, Obligors shall deliver to Administrative Agent a Compliance Certificate demonstrating its compliance or non-compliance with the provisions of Section 10.3.1 based upon the financial statements and calculation of the Fixed Charge Coverage Ratio most recently delivered pursuant to Section 10.1.2.

10.3.2 Availability. Maintain at all times a minimum Availability equal to the greater of: (a) 7.5% of the lesser of (i) the Formula Amount or (ii) the aggregate Revolver Commitments, or (b) $20,000,000.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) (i) The Borrowers fail to pay (i) any principal amount of any of the Obligations when due (whether at stated maturity, on demand, upon acceleration thereof or otherwise); or (ii) any interest on any of the Obligations when due (whether at stated maturity, on demand, upon acceleration thereof or otherwise) and such default and such default under this clause (a)(ii) shall continue unremedied for a period of three (3) Business Days; or (iii) any expenses or any other Obligations (to the extent not covered by the foregoing clauses (a)(i) and (a)(ii)) when due (whether at stated maturity, on demand, upon acceleration thereof or otherwise) and such default under this clause (a)(iii) shall continue unremedied for a period of three (3) Business Days;

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given or deemed given;

(c) An Obligor breaches or fails to perform (i) any covenant contained in Sections 7.2, 7.6, 8.1, 8.2.4, 8.2.5, 10.1.1, 10.1.2, 10.1.3(a), 10.2 or 10.3, or (ii) Sections 7.3, 7.4, or 10.1.3 (other than Section 10.1.3(a)) and, in the case of this clause (ii) (but only if no Cash Dominion Period then exists) any such breach shall continue unremedied for a period of fifteen (15) consecutive days;

(d) An Obligor breaches or fails to perform any covenant contained in any Loan Documents (other than those specified in clauses (a) and (c) above), and such breach or failure is not cured within thirty (30) days after the earlier of (i) notice thereof from Administrative Agent to Borrower Agent (which notice shall also be given at the request of any Lender) and (ii) knowledge thereof of Obligors;

(e) (i) A Guarantor repudiates, revokes or attempts to revoke its Guaranty (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents); (ii) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Obligor not to be, a valid, perfected, first priority security interest in the Collateral covered thereby, except (A) as otherwise expressly provided in this Agreement, the ABL Intercreditor Agreement or such Security Document, (B) to the extent that any such loss of perfection or priority is pursuant to the terms hereunder of thereunder, or results from the failure of Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Loan Documents or to file UCC continuation statements, or results from the filing of any UCC termination statement by Administrative Agent, and (C) as to Collateral consisting of Real Estate to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage; or (iii) any material portion of any Loan Document ceases to be in full force or effect for any reason (other than pursuant to the terms hereunder or thereunder, or by virtue of a waiver or release by Administrative Agent and Lenders);

(f) Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Material Debt (other than the Obligations), if the maturity of or prepayment, redemption, repurchase or defeasance of such Material Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, either individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $25,000,000 (to the extent not covered by insurance), unless such judgment or order is discharged within a period of forty-five (45) consecutive days or a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise; provided that no such Lien securing any such judgment may be senior to Administrative Agent’s Liens in any Current Asset Collateral, and if Holdings, Spectrum or the relevant Subsidiary shall not have received notice or been served in connection with the legal proceeding or proceedings resulting in any such judgment, such 45-consecutive-day period shall be measured from the date on which Holdings, Spectrum or the relevant Subsidiary has knowledge of such judgment;

(h) Reserved;

(i) Reserved;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and the Obligor consents to the institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within thirty (30) days after filing, or an order for relief is entered in the proceeding (it being understood that no Inactive Subsidiary shall be deemed an Obligor for purposes of this Section 11.1(j));

(k) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

(l) Reserved;

(m) A Change of Control occurs;

(n) If the Obligations shall cease to be “Senior Debt” (or any comparable terms) for purposes of the PIK Indenture, or any Obligor shall so assert in writing; and

(o) (i) Any “Event of Default” occurs under (and as defined in) the Senior Term Loan Agreement or the Senior Secured Note Indenture, or (ii) Administrative Agent shall receive from any of the Term/Notes Secured Parties any notice pursuant to Section 3.1 of the ABL Intercreditor Agreement, or any of the Term/Notes Secured Parties shall commence any lien enforcement remedies with respect to any Collateral.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Revolver Commitments shall terminate, without any action by Administrative Agent or notice of any kind. In addition, or if any other Event of Default exists, Administrative Agent may in its discretion (and shall upon written direction of Required Lenders), do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;

(b) terminate, reduce or condition any Revolver Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or other Applicable Laws. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Administrative Agent at a place designated by Administrative Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Administrative Agent, in its discretion, deems advisable. Each Obligor agrees that ten (10) days notice of any proposed sale or other disposition of Collateral by Administrative Agent shall be reasonable. Administrative Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Administrative Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Administrative Agent may purchase any Collateral at public or, if permitted by Applicable Law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3 License. During such time as an Event of Default exists, Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Obligor), subject to the terms of the ABL Intercreditor Agreement, any or all Intellectual Property of Obligors, including computer hardware and software, trade secrets, brochures, customer lists, and such Intellectual Property embodied in promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. The foregoing license shall be subject to the terms of any agreements between the Obligors and any Licensor or licensee of such Intellectual Property and, in the case of trademarks, shall be further subjected to the requirement that such trademarks be used in connection with goods and services that are of a quality that is substantially consistent with the quality of goods and services provided by the Obligors under such trademarks prior to the exercise of rights and remedies by the Administrative Agent hereunder.

11.4 Setoff. At any time during an Event of Default, Administrative Agent (and subject to Administrative Agent’s consent, Issuing Bank or Lenders), and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law and subject to the terms of the ABL Intercreditor Agreement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Administrative Agent, Issuing Bank, such Lender or such Affiliate to, or for the credit or the account of, an Obligor against any Obligations, irrespective of whether or not Administrative Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Administrative Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Administrative Agent (and subject to Administrative Agent’s consent, Issuing Bank or Lenders), and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1 Cumulative Rights. All covenants, conditions, provisions, agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation or substitution of each other. The rights and remedies of Administrative Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies that Administrative Agent and Lenders may have, whether under any agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Administrative Agent or any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Administrative Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENTS

12.1 Appointment, Authority and Duties of Agents.

12.1.1 Appointment and Authority of Administrative Agent. Each Secured Party appoints and designates Bank of America as Administrative Agent under all Loan Documents. Administrative Agent may, and each Lender authorizes Administrative Agent to, enter into all Loan Documents to which Administrative Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by Administrative

Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Administrative Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Administrative Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Administrative Agent each Loan Document, including any intercreditor or subordination agreement (including the ABL Intercreditor Agreement), and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; provided that Administrative Agent hereby appoints, authorizes and directs each Lender to act as a collateral sub-agent for Administrative Agent and the other Lenders for purposes of the perfection of all Liens with respect to a Borrower’s Deposit Accounts maintained with, and all cash and Cash Equivalents held by, such Lender; (d) manage, supervise or otherwise deal with the Collateral of Borrowers; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Administrative Agent shall be ministerial and administrative in nature, and Administrative Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Administrative Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts, Eligible In-Transit Inventory or Eligible Inventory or whether to impose or release any reserve, and to exercise its discretion in connection therewith, which determinations and judgments, if exercised in good faith, shall exonerate Administrative Agent from liability to any Lender or other Person for any error in judgment.

12.1.2 Duties. Administrative Agent (which term, as used in this sentence, shall include reference to Administrative Agent’s officers, directors, employees, attorneys, agents and affiliates and to the officers, directors, employees, attorneys and agents of Administrative Agent’s affiliates) shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Administrative Agent of any right shall not imply a duty on Administrative Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement. The duties of Administrative Agent shall be ministerial and administrative in nature, and Administrative Agent shall not have by reason of this Agreement or any of the other Loan Documents a fiduciary or trust relationship with any Credit Party or any Participants.

12.1.3 Agent Professionals. Administrative Agent may perform its duties through agents and employees. Administrative Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Administrative Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Administrative Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Administrative Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by Administrative Agent in connection with any act. Administrative Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Administrative Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of Secured Parties shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Administrative Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Revolver Commitments of one Lender without terminating the Revolver Commitments of all Lenders. In no event shall Administrative Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2 Agreements Regarding Collateral and Field Examination Reports.

12.2.1 Lien Releases; Care of Collateral. Secured Parties authorize Administrative Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Administrative Agent is a Permitted Asset Disposition or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Administrative Agent’s Liens (and Administrative Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) with the written consent of all Lenders. Administrative Agent shall not have any obligation whatsoever to any Secured Party to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that Administrative Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2 Possession of Collateral. Administrative Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Administrative Agent thereof and, promptly upon Administrative Agent’s request, deliver such Collateral to Administrative Agent or otherwise deal with such Collateral in accordance with Administrative Agent’s instructions.

12.2.3 Reports. Administrative Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Administrative Agent with respect to any Obligor or Collateral (each a “Report”). Each Lender agrees (a) that neither Bank of America nor Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Administrative Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Borrowers’ books and records as well as upon representations of Borrowers’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Administrative Agent furnishing a Report to such Lender.

12.3 Reliance By Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals. As to any matters not expressly provided for by this Agreement or any of the other Loan Documents, Administrative Agent shall in all cases be fully protected in acting or refraining from acting hereunder and thereunder in accordance with the instructions of Lenders or Required Lenders, as applicable, and such instructions and any action taken or failure to act pursuant thereto shall be binding upon Credit Parties.

12.4 Action Upon Default. Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Administrative Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Administrative Agent and Required Lenders, it will not take any Enforcement Action, accelerate its Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral. Notwithstanding the foregoing, however, a Secured Party may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Secured Party, including the filing of proofs of claim in an Insolvency Proceeding.

12.5 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.7.1, as applicable, such Lender shall forthwith purchase from Administrative Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.7.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Dominion Account without the prior consent of Administrative Agent.

12.6 Indemnification of Agent Indemnitees.

12.6.1 Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AN AGENT (IN ITS CAPACITY AS AN AGENT) (BUT EXCLUDING ANY CLAIM ARISING SOLELY FROM AN AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A NON-APPEALABLE JUDGMENT FROM A COURT OF COMPETENT JURISDICTION). In Administrative Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Administrative Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Administrative Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Administrative Agent by Lenders to the extent of each Lender’s Pro Rata share.

12.6.2 Proceedings. Without limiting the generality of the foregoing, if at any time (whether prior to or after the Commitment Termination Date) any proceeding is brought against any Agent Indemnitees by an Obligor, or any Person claiming through an Obligor, to recover damages for any act taken or omitted by Administrative Agent in connection with any Obligations, Collateral, Loan Documents or matters relating thereto, or otherwise to obtain any other relief of any kind on account of any transaction relating to any Loan Documents, each Lender agrees to indemnify and hold harmless Agent Indemnitees with respect thereto and to pay to Agent Indemnitees such Lender’s Pro Rata share of any amount that any Agent Indemnitee is required to pay under any judgment or other order entered in such proceeding or by reason of any settlement, including all interest, costs and expenses (including attorneys’ fees) incurred in defending same. In Administrative Agent’s discretion, Administrative Agent may reserve for any such proceeding, and may satisfy any judgment, order or settlement, from proceeds of Collateral prior to making any distributions of Collateral proceeds to Lenders.

12.7 Limitation on Responsibilities of Administrative Agent. Administrative Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Administrative Agent’s gross negligence or willful misconduct. Administrative Agent assumes no responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Administrative Agent does not make to Secured Parties any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agents and Co-Agents.

12.8.1 Resignation; Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, Administrative Agent may resign at any time by giving at least thirty (30) days written notice thereof to Lenders and Borrowers. Upon receipt of such notice, Required Lenders shall have the right, with the consent of Borrower Agent (so long as no Default or Event of Default exists), to appoint a successor Administrative Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000. If no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, then Administrative Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Administrative Agent of an appointment to serve as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder but shall continue to enjoy the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding Administrative Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Administrative Agent. Any successor by merger or acquisition of the stock or assets of Bank of America shall continue to be Administrative Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2 Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Administrative Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Administrative Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Administrative Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Administrative Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Administrative Agent. Secured Parties shall execute and deliver such documents as Administrative Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Administrative Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Administrative Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, the Collateral and each Obligor. Each Secured Party further acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Administrative Agent shall not have any duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Administrative Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Administrative Agent or any of Administrative Agent’s Affiliates.

12.10 Reserved.

12.11 Replacement of Certain Lenders. If (a) a Lender (i) is a Defaulting Lender, (ii) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (iii) delivers a certificate requesting compensation pursuant to Section 3.6 or 3.7 or a notice described in Section 3.5, or (b) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.10, then, in addition to any other rights and remedies that any Person may have, Administrative Agent may, by notice to such Lender within one hundred and twenty (120) days of such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Administrative Agent, pursuant to appropriate Assignment and Acceptance(s) and within twenty (20) days after Administrative Agent’s notice. Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge or any assignment fee).

12.12 Remittance of Payments and Collections.

12.12.1 Remittances Generally. All payments by any Lender to Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Administrative Agent and request for payment is made by Administrative Agent by 11:00 a.m. (prevailing time in the location of the Appropriate Notice Office) on a Business Day, payment shall be made by Lender not later than 2:00 p.m. (prevailing time in the location of the Appropriate Notice Office) on such day, and if request is made after 11:00 a.m. (prevailing time in the location of the Appropriate Notice Office) , then payment shall be made by 11:00 a.m. (prevailing time in the location of the Appropriate Notice Office) on the next Business Day. Payment by Administrative Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Administrative Agent. Any such payment shall be subject to Administrative Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.12.2 Failure to Pay. If any Secured Party fails to pay any amount when due by it to Administrative Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Administrative Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Secured Party to Administrative Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Administrative Agent pursuant to Section 4.2.

12.12.3 Recovery of Payments. If Administrative Agent pays any amount to a Secured Party in the expectation that a related payment will be received by Administrative Agent from an Obligor and such related payment is not received, then Administrative Agent may recover such amount from each Secured Party that received it. If Administrative Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Administrative Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Administrative Agent to any Obligations are later required to be returned by Administrative Agent pursuant to Applicable Law, each Lender shall pay to Administrative Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.13 Agent in Its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Secured Parties, if acquired in such individual capacity and not as Administrative Agent hereunder.

12.14 Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.15 Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Administrative Agent of a Bank Product, agrees to be bound by Section 5.7 and this Section 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee attributable to such provider’s Secured Bank Product Obligations; provided that such indemnity shall not, as to any Agent Indemnitee, be available to the extent such Claims are determined by a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Agent Indemnitee.

12.16 No Third Party Beneficiaries. This Section 12 is an agreement solely among Lenders and Administrative Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.

12.17 Co-Syndication Agents and Co-Documentation Agent. For avoidance of doubt, it is expressly acknowledged and agreed by Administrative Agent and each Lender for the benefit of each Co-Syndication Agent and Co-Documentation Agent that, other than any rights or obligations explicitly reserved to or imposed upon such Co-Syndication Agents or Co-Documentation Agents under this Agreement, neither any Co-Syndication Agents, in such capacity, or any Co-Documentation Agent, in such capacity, has any rights or obligations hereunder, nor shall any Co-Syndication Agent, in such capacity, or any Co-Documentation Agent, in such capacity, be responsible or accountable to any other party hereto for any action or failure to act hereunder, other than in connection with such explicitly reserved rights or such obligations and then only for claims, damages, losses (other than consequential losses) and other liabilities arising out of any Co-Syndication Agent’s or Co-Documentation Agent’s own gross negligence or willful misconduct.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Administrative Agent, Lenders, Secured Parties and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents, and (b) any assignment by a Lender must be made in compliance with Section 13.3. Administrative Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Revolver Commitments for all purposes, all amounts payable by Borrowers shall be determined as if such Lender had not sold such participating interests, and Borrowers and Administrative Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Administrative Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant shall not be entitled to the benefits of Section 5.10 unless (a) Borrowers agree otherwise in writing and (b) such Participant shall have complied with the requirements of Section 5.11 including, without limitation, Sections 5.11.2, 5.11.3 and 5.11.4, provided, that, no such Participant shall be entitled to receive any greater amount pursuant to Section 5.10 than the Lender would have been entitled to receive in respect of the amount of the participation transferred by such Lender to such Participant had no such transfer occurred.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which increases the Revolver Commitment of such Participant, forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Revolver Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Revolver Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3 Benefit of Set-Off. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to any Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Administrative Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Revolver Commitments retained by the transferor Lender be at least $5,000,000 (unless otherwise agreed by Administrative Agent in its discretion); (c) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording, an Assignment and Acceptance; and (d) prior written consent of Administrative Agent (not to be unreasonably withheld or delayed) and, prior written consent of the Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two (2) Business Days after notice of the proposed assignment and provided, that such approval shall not be required during the initial syndication of the Loans until a successful syndication is achieved (as defined in the Fee Letter) or at any time that an Event of Default exists) shall have been obtained by the assigning Lender; provided, that the consent of Administrative Agent and Borrower Agent shall not be required for assignments between Lenders. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrowers to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrowers’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2 Effect; Effective Date. Upon delivery to Administrative Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Administrative Agent in its discretion), such assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From the effective date of such assignment, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Administrative Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable, provided, that, no transferee Lender (including a transferee Lender that is already a Lender hereunder at the time of the assignment) shall be entitled to receive any greater amount pursuant to Section 5.10 than that to which the transferor Lender would have been entitled to receive had no such assignment occurred. The transferee Lender shall comply with Section 5.11 and deliver, upon request, an administrative questionnaire satisfactory to Administrative Agent.

SECTION 14. MISCELLANEOUS

14.1 Consents, Amendments and Waivers.

14.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Administrative Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Administrative Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Administrative Agent;

(b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.2;

(c) without the prior written consent of each Lender directly and adversely affected thereby, no modification shall be effective that would (i) increase or extend the maturity of any Revolver Commitment of such Lender; (ii) amend the definition of “Revolver Termination Date”; or (iii) reduce the amount of, or waive or delay payment of, any principal, interest (other than Default Rate) or fees payable to such Lender;

(d) without the prior written consent of the Supermajority Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would amend the definition of “Borrowing Base” (and the defined terms used in such definition, including the definitions of “Eligible Accounts”, “Eligible In-Transit Inventory”, “Eligible Inventory”, “Accounts Formula Amount” and “Inventory Formula Amount”), that would have the effect of increasing Availability;

(e) without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) alter Sections 5.7, 7.1 (except to add Collateral, provided that, for the avoidance of doubt, Administrative Agent may enter into any amendment to the ABL Intercreditor Agreement with the consent of the Required Lenders), or 14.1.1; (ii) amend the definitions of “Pro Rata”, “Required Lenders” or “Supermajority Lenders”; (iii) increase any advance rate or increase total Revolver Commitments; (iv) release all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral; (v) alter the time or amount of repayment of any of the Loans or waive any Event of Default resulting from nonpayment of the Loans on the due date thereof (or within any applicable period of grace); (vi) forgive any of the Obligations, except any portion of the Obligations held by a Lender who consents in writing to such forgiveness; (vii) increase the Maximum Revolver Facility Amount other than pursuant to Section 2.1.8; or (viii) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release;

(f) Required Lenders may waive any Default or an Event of Default, except where the written consent of all Lenders is required pursuant to clause (e) of this Section 14.1.1; and

(g) without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects (i) such Secured Bank Product Provider’s relative payment priority under Section 5.7, (ii) the rights of such Secured Bank Product Provider hereunder more adversely than it affects the comparable rights of Lenders hereunder or (iii) any provision in a Loan Document that relates to any duties or obligations of such Secured Bank Product Provider.

14.1.2 Limitations. The agreement of Obligor shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Administrative Agent, Lenders, or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and no Affiliate of a Lender that is party to a Bank Product agreement shall have any other right to consent to or participate in any manner in modification of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, nor to establish a course of dealing. Any waiver or consent granted by Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given.

14.1.3 Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2 Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3 Notices and Communications.

14.3.1 Notice Address. Subject to Section 4.1.4, all notices, requests, and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof (with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of The Americas, New York, New York 10019, Attention: Eric Goodison, Esq., Telecopy: (212) 757-3990), and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice, request, or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three (3) Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery or nationally recognized overnight courier, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Administrative Agent pursuant to Sections 2.1.5, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Administrative Agent such notice is required to be sent. Any written notice, request, or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2 Electronic Communications; Voice Mail. Except as provided in Section 4.1.4, electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Administrative Agent and the other Credit Parties make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3 Non-Conforming Communications. Administrative Agent and the other Credit Parties may rely upon any notices (including telephonic communications) purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of an Obligor.

14.4 Performance of Borrowers’ Obligations. Administrative Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Administrative Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Administrative Agent under this Section shall be reimbursed to Administrative Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Each Obligor hereby authorizes Administrative Agent and the other Credit Parties (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Administrative Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

14.9 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Revolver Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Administrative Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Administrative Agent, any Lender or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Administrative Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Borrower.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Administrative Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and such Person;

(ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Administrative Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Obligors, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Administrative Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Administrative Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.

14.12 Confidentiality. Each of Administrative Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Administrative Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors. Notwithstanding the foregoing, Administrative Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Obligors and a general description of Obligors’ businesses, and may use Obligors’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” shall mean all information received from Obligors and related to Obligors or their business, other than any such information that was available to Administrative Agent, Collateral Trustee or any Lender on a nonconfidential basis prior to its disclosure by any Obligor. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Administrative Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.

14.13 Reserved.

14.14 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS) (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS); PROVIDED HOWEVER THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

14.15 Consent to Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Administrative Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Administrative Agent of any judgment or order obtained in any forum or jurisdiction.

14.16 Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Administrative Agent and each other Credit Party hereby also waives) in any proceeding, claim, counterclaim, or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent on which an Obligor may in any way be liable, and hereby ratifies anything Administrative Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Administrative Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Administrative Agent or any other Credit Party, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Administrative Agent and the other Credit Parties entering into this Agreement and that Administrative Agent and the other Credit Parties are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17 PATRIOT Act Notice. Administrative Agent and the other Credit Parties hereby notify Obligors that pursuant to the requirements of the PATRIOT Act, Administrative Agent and the other Credit Parties are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Administrative Agent and the other Credit Parties to identify it in accordance with the PATRIOT Act. Administrative Agent and the other Credit Parties will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

SPECTRUM BRANDS, INC.

By:	/s/ John T. Wilson
Name:	John T. Wilson
Title:	Senior Vice President, Secretary and General Counsel

Address:
601 Rayovac Drive Madison, WI 53711

DB ONLINE, LLC,
ROVCAL, INC.,
SPECTRUM JUNGLE LABS CORPORATION,
SPECTRUM NEPTUNE US HOLDCO CORPORATION
TETRA HOLDING (US), INC.
UNITED PET GROUP, INC.

By:	/s/ John T. Wilson
Name:	John T. Wilson
Title:	Vice President and Secretary

Address:
601 Rayovac Drive Madison, WI 53711

ROV HOLDING, INC.

By:	/s/ John T. Wilson
Name:	John T. Wilson
Title:	Secretary

Address:
601 Rayovac Drive Madison, WI 53711

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SCHULTZ COMPANY, UNITED INDUSTRIES CORPORATION

By:	/s/ John T. Wilson
Name:	John T. Wilson
Title:	Vice President and Assistant Secretary

Address:
601 Rayovac Drive Madison, WI 53711

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APN HOLDING COMPANY, INC.
APPLICA AMERICAS, INC.
APPLICA CONSUMER PRODUCTS, INC.,
APPLICA MEXICO HOLDINGS, INC.,
HOME CREATIONS DIRECT, LTD.,
HP DELAWARE, INC.,
HPG LLC,
RUSSELL HOBBS, INC.,
SALTON HOLDINGS, INC.,
TOASTMASTER INC.

By:	/s/ Lisa Carstarphen
Name:	Lisa Carstarphen
Title:	Vice President and Secretary

Address:
3633 S Flamingo Road Mirimar, FL 33027

GUARANTORS:

SB/RH HOLDINGS, LLC

By:	/s/ Lisa Carstarphen
Name:	Lisa Carstarphen
Title:	Vice President and Secretary

Address:
3633 S Flamingo Road Mirimar, FL 33027

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AGENTS AND LENDERS:

BANK OF AMERICA, N.A., as Administrative Agent and Lender

By:	/s/ Lisa Freeman
Name:	Lisa Freeman
Title:	SVP

Address:
200 Glastonbury Boulevard Glastonbury, CT 06033 Attn: Spectrum Brands Loan Administration Telecopy: (860) 368-6029

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CREDIT SUISSE SECURITIES (USA) LLC, as Co-Syndication Agent

By:	/s/ Joseph Kieffe
Name:	Joseph Kieffe
Title:	Director

Address:
Eleven Madison Avenue New York, NY 10010 Attn: John Toronto Telecopy: (212) 743-2144

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DEUTSCHE BANK SECURITIES INC., as Co-Syndication Agent

By:	/s/ Frank Fazio
Name:	Frank Fazio
Title:	Managing Director

By:	/s/ Philip Saliba
Name:	Philip Saliba
Title:	Director

Address:
60 Wall Street New York, NY 10005

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CREDIT SUISSE AG, CAYMANS ISLANDS BRANCH, as a Lender

By:	/s/ John D. Toronto
Name:	John D. Toronto
Title:	Director

By:	/s/ John D. Toronto
Name:	Vipul Dhadda
Title:	Associate

Address:
Eleven Madison Avenue New York, NY 10010 Attn: John Toronto Telecopy: (212) 743-2144

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DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Scottye Lindsey
Name:	Scottye Lindsey
Title:	Director

By:	/s/ Erin Morrissey
Name:	Erin Morrissey
Title:	Vice President

Address:
Deutsche Bank 60 Wall Street New York, NY 10005 Attn: Scottye D. Lindsey Telecopy: (646) 736-7095

REGIONS BANK, as Lender

By:	/s/ Curtis J. Correa
Name:	Curtis J. Correa
Title:	Senior Vice President

Address:
191 Peachtree Street, Suite 3800 Atlanta, GA 30303 Attn: Legal Administration/ Lisa Washington Telecopy: 404-221-4361

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SUNTRUST BANK, as Co-Documentation Agent and Lender

By:	/s/ Jerra Fortner
Name:	Jerra Fortner
Title:	Vice President

Address:
303 Peachtree Street, NE MC: GA-Atlanta-1981 Atlanta, GA 30303 Attn: Earl Garris Telecopy: (404) 813-5890

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WELLS FARGO CAPITAL FINANCE, LLC, as Lender

By:	/s/ Jeff Royston
Name:	Jeff Royston
Title:	Vice President

Address: 2450 Colorado Ave STE 3000W Santa Monica, CA 90404

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GENERAL ELECTRIC CAPITAL CORPORATION, as Lender

By:	/s/ Steven Flowers
Name:	Steven Flowers
Title:	Duly Authorized Signatory

Address:
GE Capital Corp. 299 Park Ave., 3rd Floor New York, NY 10171 Attn: Spectrum Brands Account Manager Telecopy: (646) 428-7094

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HARRIS N.A., as Co-Documentation Agent and Lender

By:	/s/ Craig Thistlethwaite
Name:	Craig Thistlethwaite

Title:	Director

Address:
111 West Monroe Street 20th Floor East Chicago, IL 60603 Attn: Asset Based Lending Telecopy: 312-765-1641

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RBS ASSET FINANCE, INC. through its division RBS Business Capital, as a Lender

By:	/s/ Patrick Aarons
Name:	Patrick Aarons
Title:	Senior Vice President

Address:
100 Galleria Parkway, Suite 1100 Atlanta, Georgia 30339 Attn: Portfolio Manager Telecopy: 770-850-4895